Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

among

MILLROSE PROPERTIES, INC.,

and

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of March 25, 2026

JPMORGAN CHASE BANK, N.A.,

CITIBANK, N.A.,

GOLDMAN SACHS BANK,

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

MIZUHO BANK, LTD., and

CITIZENS BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

CITIBANK, N.A. and

GOLDMAN SACHS BANK,

as Co-Syndication Agents,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A.,

MIZUHO BANK, LTD., and

CITIZENS BANK, N.A.,

as Co-Documentation Agents

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS		1

1.1.	Defined Terms	1
1.2.	Other Interpretative Provisions.	41
1.3.	Accounting Terms	41
1.4.	References to Agreements and Laws	42
1.5.	Time References	42
1.6.	Letter of Credit Amounts	42
1.7.	Disclaimer and Exculpation With Respect to any Rate	42
1.8.	Rollover/Exchange.	43
1.9.	Amendment and Restatement.	43

ARTICLE II
THE CREDITS		44

2.1.	The Credit Facilities.	44
2.2.	Advances.	45
2.3.	[Reserved].	46
2.4.	Undrawn Fee; Commitment Fee; Ticking Fee; Reductions in Aggregate Revolving Commitment or Aggregate Term Commitment.	47
2.5.	Minimum Amount of Each Advance; Maximum Number of Advances	47
2.6.	Prepayments	47
2.7.	Funding	49
2.8.	Interest Rates.	48
2.9.	Rates Applicable After Default	48
2.10.	Method and Allocation of Payments.	50
2.11.	Noteless Agreement; Evidence of Indebtedness.	49
2.12.	Repayment of Term Loans	50
2.13.	Interest Payment Dates; Interest and Fee Basis	50
2.14.	Notification of Advances, Interest Rates, Prepayments and Aggregate Commitment Reductions	51
2.15.	Lending Installations	51
2.16.	Non-Receipt of Funds by the Administrative Agent	51
2.17.	[Reserved].	51
2.18.	Facility Increase.	51
2.19.	[Reserved].	53
2.20.	Mitigation Obligations; Replacement of a Lender.	53
2.21.	[Reserved]	54
2.22.	Defaulting Lenders	55

ARTICLE III
INCREASED COSTS; TAXES		57

3.1.	Increased Costs Generally	57
3.2.	Capital Adequacy	57
3.3.	Certificates for Reimbursement	58

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3.4.	Delay in Requests	58
3.5.	Alternate Rate of Interest	58
3.6.	Funding Indemnification	60
3.7.	Taxes.	60
3.8.	Illegality	63

ARTICLE IV
THE LETTER OF CREDIT FACILITY		63

4.1.	Letters of Credit	63
4.2.	Limitations	63
4.3.	Conditions	65
4.4.	Procedure for Issuance of Letters of Credit.	65
4.5.	Duties of Issuing Bank	66
4.6.	Participation; Reimbursement.	66
4.7.	Compensation for Letters of Credit.	68
4.8.	Issuing Bank Reporting Requirements	69
4.9.	Indemnification; Nature of Issuing Bank’s Duties.	69
4.10.	Cash Collateralization.	70
4.11.	No Obligation	71
4.12.	[Reserved]	71
4.13.	Additional Provisions Regarding Issuance and Amendment of Letters of Credit	71
4.14.	Applicability of ISP	71
4.15.	Letters of Credit Issued for Subsidiaries	72

ARTICLE V
CONDITIONS PRECEDENT		72

5.1.	Closing Conditions	72
5.2.	Each Advance	73

ARTICLE VI
REPRESENTATIONS AND WARRANTIES		74

6.1.	Existence and Standing	74
6.2.	Authorization and Validity	74
6.3.	No Conflict; Consents	74
6.4.	Financial Statements	75
6.5.	Material Adverse Change	75
6.6.	Taxes	75
6.7.	Litigation	75
6.8.	Subsidiaries	75
6.9.	Accuracy of Information	75
6.10.	Regulation U	76
6.11.	Material Agreements	76
6.12.	Compliance with Laws	76
6.13.	Ownership of Inventory	76
6.14.	ERISA	76
6.15.	Investment Company Act	77
6.16.	Insurance	78

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6.17.	Affected Financial Institutions	78
6.18.	Environmental Matters	78
6.19.	Senior Debt Status	78
6.20.	Anti-Corruption Laws and Sanctions	78
6.21.	PATRIOT Act	78
6.22.	[Reserved]	79
6.23.	REIT Status	79

ARTICLE VII COVENANTS		79

7.1.	Financial Reporting	79
7.2.	Use of Proceeds	81
7.3.	Notice of Default	81
7.4.	Conduct of Business; REIT Status	82
7.5.	Taxes	82
7.6.	Insurance	82
7.7.	Compliance with Laws	82
7.8.	Maintenance of Properties	82
7.9.	Lines of Business	82
7.10.	Mergers; Consolidations; Dissolutions.	82
7.11.	Restricted Payments.	84
7.12.	Disposition of Assets	85
7.13.	Transactions with Affiliates	86
7.14.	Investments	86
7.15.	Liens	88
7.16.	Additional Guarantors	88
7.17.	Release of a Guarantor.	89
7.18.	Inspection and Appraisal	89
7.19.	Negative Pledges	90
7.20.	Designation of Subsidiaries	90
7.21.	Subsidiary Indebtedness	91
7.22.	Plans and Benefit Arrangements	91
7.23.	Material Counterparties Matters	92
7.24.	Compliance with Environmental Matters	92
7.25.	[Reserved]	92
7.26.	Senior Debt Status	92
7.27.	Financial Covenants.	93
7.28.	Financial Contracts	93
7.29.	Ownership of Subsidiaries	93

ARTICLE VIII
EVENTS OF DEFAULT		93

ARTICLE IX
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		96

9.1.	Remedies.	96
9.2.	Amendments.	97
9.3.	Preservation of Rights	99

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ARTICLE X
GENERAL PROVISIONS		99

10.1.	Survival of Representations	99
10.2.	Governmental Regulation	99
10.3.	Headings	100
10.4.	Entire Agreement	100
10.5.	Subordination of Intercompany Debt	100
10.6.	Several Obligations Benefits of This Agreement	100
10.7.	Expenses; Indemnification; Limitation of Liability.	100
10.8.	Numbers of Documents	102
10.9.	[Reserved].	102
10.10.	Severability of Provisions	102
10.11.	Nonliability of Lenders.	102
10.12.	Confidentiality	103
10.13.	Nonreliance	104
10.14.	USA PATRIOT Act	104
10.15.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	105
10.16.	Acknowledgement Regarding Any Supported QFCs	105

ARTICLE XI
THE ADMINISTRATIVE AGENT		106

11.1.	Appointment and Authority	106
11.2.	Rights as a Lender	107
11.3.	Exculpatory Provisions	107
11.4.	Reliance by Administrative Agent	108
11.5.	Delegation of Duties	108
11.6.	Resignation of Administrative Agent.	108
11.7.	Acknowledgements of Lenders and Issuing Banks.	109
11.8.	No Other Duties, Etc	111
11.9.	Administrative Agent May File Proofs of Claim	112
11.10.	Withholding Tax	112
11.11.	Notice of Default	112
11.12.	Administrative Agent’s Fee	113
11.13.	Delegation to Affiliates	113
11.14.	Arranger’s Responsibilities and Duties	113
11.15.	Certain ERISA Matters	113
11.16.	Borrower Communications.	114

ARTICLE XII
SETOFF; RATABLE PAYMENTS		115

12.1.	Setoff	115
12.2.	Ratable Payments	115

ARTICLE XIII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		116

13.1.	Participations.	116

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13.2.	Assignments.	117
13.3.	Dissemination of Information	120

ARTICLE XIV
NOTICES		120

14.1.	Notices.	120
14.2.	Change of Address	121

ARTICLE XV
COUNTERPARTS		121

15.1.	Counterparts; Integration; Effectiveness	121

ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		123

16.1.	GOVERNING LAW	123
16.2.	CONSENT TO JURISDICTION	123
16.3.	WAIVER OF JURY TRIAL	123
16.4.	WAIVER OF VENUE	124
16.5.	SERVICE OF PROCESS	124

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EXHIBITS AND SCHEDULES

Pricing Schedule

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Term Note
Exhibit B	Form of Letter of Credit Application
Exhibit C	Form of Commitment and Acceptance
Exhibit D	Form of Assignment and Assumption
Exhibit E-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F	Form of Borrowing Notice
Exhibit G	Form of Rate Option Notice
Exhibit H	Form of Guaranty Agreement
Exhibit I	Form of Compliance Certificate
Exhibit J	Form of Borrowing Base Certificate

Schedule 1	Lenders and Commitments
Schedule 2	Existing Liens
Schedule 3	Litigation
Schedule 4	Subsidiaries
Schedule 5	TRS Entities
Schedule 6	Environmental Matters
Schedule 7	Existing Investments
Schedule 8	Existing Letters of Credit

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AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of March 25, 2026, is among Millrose Properties, Inc., a Maryland corporation, the Lenders party hereto, the Issuing Banks party hereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

AGREEMENT

The Borrower, various lenders, and JPMorgan Chase Bank, N.A., as administrative agent for such lenders are parties to that certain Credit Agreement, dated as of February 7, 2025 (as amended, supplemented or otherwise modified through the date hereof, the “Existing Credit Agreement”). The Administrative Agent, the Borrower and the undersigned Lenders, being all of the Lenders directly affected by this Agreement and constituting in excess of the Required Lenders to amend the Existing Credit Agreement, now desire to amend and restate the Existing Credit Agreement in its entirety in accordance with the terms and provisions contained herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree, as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR Advance” means an Advance consisting of ABR Loans.

“ABR Loan” means a Loan that bears interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Appraisal” means, with respect to each property securing a Mortgage Loan Made, the most recent appraisal of such property received by the Administrative Agent in accordance with Section 7.1(xii) (a) from an appraisal company reasonably satisfactory to the Administrative Agent and (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are reasonably satisfactory to the Administrative Agent. Acceptable Appraisals may be shared with any Lender.

“Acquisition” means any transaction, or any series of related transactions, by which the Borrower, any Borrowing Base Party or Guarantor (i) acquires all or substantially all of the assets of another Person or any material line of business, business unit or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes or by percentage of voting power) of the Voting Stock of another Person.

“Additional Lender” means a New Lender (approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed) or an existing Lender that elects, upon request by the Borrower, to issue a Revolving Commitment or to increase its existing Revolving Commitment or provide an Additional Term Loan Commitment or make an Additional Term Loan, pursuant to Section 2.18.

“Additional Term Loan Commitment” means, for each Additional Lender, the obligation of such Additional Lender to make Additional Term Loans, in an aggregate amount not exceeding the amount set forth in any Commitment and Acceptance that has become effective pursuant to Section 2.18 of this Agreement, as such amount may be decreased from time to time pursuant to the terms hereof.

“Additional Term Loans” is defined in Section 2.18(a).

“Adjusted Term SOFR Rate” means the Term SOFR Rate. Notwithstanding anything to the contrary set forth above, in the event the rate determined pursuant to the preceding sentence shall be less than zero, then (for the avoidance of doubt) the Adjusted Term SOFR Rate shall be deemed to be zero for purposes of this Agreement.

“Administrative Agent” means JPMorgan, in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Advance or a Term Loan Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent Parties” is defined in Section 14.1(b).

“Aggregate Commitment” means, collectively, the Aggregate Revolving Commitment and the Aggregate Term Loan Commitment.

“Aggregate Credit Facility Limit” means $2,500,000,000.

“Aggregate Facilities Amount” means from time to time the sum of the Aggregate Revolving Commitment and the aggregate principal amount of Term Loan Commitments and Term Loans outstanding.

“Aggregate L/C Limit” means $200,000,000. The Aggregate L/C Limit is part of, and not in addition to, the Aggregate Revolving Commitment.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all the Revolving Lenders, in each case as increased or reduced from time to time pursuant to the terms hereof. As of the Closing Date, the Aggregate Revolving Commitment is $1,335,000,000.

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Term Lenders, in each case as increased or reduced from time to time pursuant to the terms hereof. As of the Closing Date, the Aggregate Term Loan Commitment is $500,000,000.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% and (iii) the Adjusted Term SOFR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means, at any time, all laws, rules, and regulations of any Governmental Authority to whose jurisdiction a Loan Party is subject at such time concerning or relating to bribery or corruption.

“Applicable Base Rate Margin” means, with respect to ABR Loans at any time, the percentage rate per annum specified as the “Applicable Base Rate Margin” at such time, as determined pursuant to the Pricing Schedule.

“Applicable Fee Rate” means, at any time, the percentage rate per annum specified as the “Applicable Fee Rate” at such time, as determined pursuant to the Pricing Schedule.

“Applicable Law” means, with respect to any Person, all laws and provisions of constitutions, statutes, rules, regulations, official administrative pronouncements, and orders of governmental bodies or regulatory agencies applicable to such Person, including all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Letter of Credit Rate” means, at any time, the Applicable SOFR Margin at such time as determined pursuant to the Pricing Schedule.

“Applicable Rate” means the Applicable SOFR Margin, the Applicable Base Rate Margin or the Applicable Fee Rate, as applicable.

“Applicable SOFR Margin” means, with respect to any SOFR Loans at any time, the percentage rate per annum specified as the “Applicable SOFR Margin” at such time, as determined pursuant to the Pricing Schedule.

“Application” means an application requesting the Issuing Bank to issue a Letter of Credit, substantially in the form of Exhibit B attached hereto or in such other form as the Issuing Bank and Borrower may agree upon from time to time.

“Approved Borrower Portal” is defined in Section 11.16(a).

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arranger” means (i) each institution named as a Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent, Co-Arranger or Documentation Agent on the cover page of this Agreement and (ii) the successors and assigns of the foregoing.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.2), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Assumed Purchase Money Loans” means at any time (a) the outstanding amount of all loans secured by assets purchased by any Restricted Subsidiary and assumed or entered into by such Restricted Subsidiary within 180 days after the date of purchase, provided that (i) the amount of any such loan does not exceed the purchase price of the applicable asset and (ii) such loan may only be secured by a security interest on such asset and improvements constructed thereon in the normal course of the Restricted Subsidiaries’ business, as well as additions and accessions thereto and products and proceeds of the foregoing and (b) any amendment, modification, extension or refinancing of such loans, provided that, with respect to the loans as amended, modified, extended, or refinanced, (A) the aggregate amount thereof shall not exceed the purchase price of the applicable asset plus accrued and unpaid interest and fees, costs and premiums associated with any such amendment, modification, extension or refinancing and (B) such loans and refinancings shall not be secured by any assets of any Restricted Subsidiary other than those initially purchased by the applicable Restricted Subsidiary, and improvements constructed thereon in the normal course of the Restricted Subsidiaries’ business, as well as additions and accessions thereto and products and proceeds of the foregoing.

“Authorized Officers” means those Persons designated by written notice to the Administrative Agent from the applicable Loan Party, authorized to execute notices, reports and other documents required hereunder. The Loan Parties may amend such list of Persons from time to time by giving written notice of such amendment to the Administrative Agent.

“Available Revolving Commitment” means, at any time, the amount by which (a) the Aggregate Revolving Commitment exceeds (b) the Revolving Outstanding Amount.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.5(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.5(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative rate set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) in the case of a replacement for Term SOFR, Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, if such Benchmark Replacement as so determined pursuant to clause (1) or (2) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement,” the formula, methodology or convention for applying the successor floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.5 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.5.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by the Borrower or any Subsidiary.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” means The Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Book Value” means, with respect to any asset, the net book value thereof as included in the Borrower’s most recent consolidated financial statements delivered pursuant to Section 7.1 or, in the case of any assets acquired subsequent to the period for which such financial statements were delivered, the net book value thereof determined on a basis substantially consistent with the Borrower’s most recent consolidated financial statements delivered pursuant to Section 7.1 and as set forth in any Borrowing Base Certificate or Pro Forma Borrowing Base Certificate delivered in accordance with the terms hereof.

“Borrower” means Millrose Properties, Inc., a Maryland corporation, and its successors.

“Borrower Communications” means, collectively, any Borrowing Notice, Rate Option Notice, notice of prepayment, Application or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrower Security Documents” means any security document, pledge agreement, mortgage, instrument or document utilized to pledge or grant or purport to pledge or grant a security interest or Lien on any property as collateral in favor of the Borrower as security for the obligations under any Intercompany Note.

“Borrowing Base” means at any time the sum (without duplication) of the following as calculated in the Borrowing Base Certificate or Pro Forma Borrowing Base Certificate most recently delivered hereunder:

(i) 100% of Unrestricted Cash and Cash Equivalents in excess of $25,000,000;

(ii) 75% of the sum of the Book Value of all Single-Family Lots Under Contract;

(iii) 70% of the sum of the Book Value of all Single-Family Lots Not Under Contract;

(iv) 65% of the sum of the Book Value of all Land Under Development;

(v) 50% of the sum of the Book Value of all Land Held for Future Development;

(vi) 60% of the sum of the Book Value of all Commercial/Clubhouse Lots Under Contract;

(vii) 40% of the sum of the Book Value of all Commercial/Clubhouse Lots Not Under Contract; and

(viii) 50% of the sum of the Book Value of all Mortgage Loans Made;

provided that (a) [reserved], (b) the advance rate for any Single-Family Lot Not Under Contract that has been a Single-Family Lot Not Under Contract for 18 months or more shall decrease to 65%; provided that the measurement period for such 18 months shall not begin prior to the Closing Date, (c) to the extent the sum of the items in clause (v) above, together with the sum of all Mortgage Loans Made secured by Land Held for Future Development that are included pursuant to clause (viii) above, would exceed 40% of the Borrowing Base, such excess shall be disregarded in the calculation of the Borrowing Base, (d) no asset that is not wholly-owned by a Borrowing Base Party shall be included in the Borrowing Base, (e) no asset that is subject to any Lien (other than Liens described in clause (i), (ii), (iii), (iv), (v), (vii), (viii), (x), (xvi), (xx), (xxii), (xxiii) or (xxvi) of the definition of “Permitted Liens”) shall be included in the Borrowing Base, (f) to the extent the sum of the items in clause (viii) above would exceed 5% of the Borrowing Base, such excess shall be disregarded in the calculation of the Borrowing Base, (g) to the extent (v) no Acceptable Appraisal has been delivered with respect to the Mortgage Loan Made, (w) the Loan-to-Value Ratio of any Mortgage Loan Made is in excess of 0.75 to 1.00, (x) the property securing a Mortgage Loan Made is subject to a Lien (other than Liens in favor of a Loan Party or Liens similar or analogous to those described in clause (i), (ii), (iii), (iv), (v), (vii), (viii), (x), (xvi), (xx), (xxii), (xxiii) or (xxvi) of the definition of “Permitted Liens”), (y) the counterparty to a Mortgage Loan Made is an Affiliate of any Borrowing Base Party or any employee, officer, director or agent of any Borrowing Base Party or any of their respective Affiliates, or (z) the counterparty to a Mortgage Loan Made is in default with respect to such Mortgage Loan Made such that the Loan Party party thereto has the right to exercise remedies, in each case, such Mortgage Loan Made shall be disregarded in the calculation of the Borrowing Base, (h) to the extent the sum of the items in clauses (vi) and (vii) of the Borrowing Base definition would exceed 5% of the Borrowing Base, such excess shall be disregarded in the calculation of the Borrowing Base, (i) for purposes of the calculation of the Borrowing Base in any Borrowing Base Certificate or Pro Forma Borrowing Base Certificate, any reference to the Borrowing Base Parties in the definition of any defined term used in this definition shall be deemed to include any Restricted Subsidiary that has become a Guarantor or a Borrowing Base Party on or prior to the date such Borrowing Base Certificate or Pro Forma Borrowing Base Certificate is delivered pursuant to this Agreement, even if such Restricted Subsidiary had not become a Guarantor or otherwise become a Borrowing Base Party, as applicable, on or prior to the date the Borrowing Base in such certificate is calculated for, and (j) any Property or asset that is pledged for the benefit of, or otherwise identified as collateral therefor in the instruments securing any Nonrecourse Indebtedness shall not be eligible for inclusion in the Borrowing Base.

“Borrowing Base Availability” means, as of any date, the lesser of (a)(i) the Aggregate Revolving Commitment minus (ii) the Revolving Outstanding Amount on such date and (b)(i) the Borrowing Base calculated in the Borrowing Base Certificate or Pro Forma Borrowing Base Certificate most recently delivered hereunder minus (ii) the Borrowing Base Debt on such date.

“Borrowing Base Certificate” means a certificate duly executed by the chief executive officer, chief financial officer, controller, chief accounting officer, or other officer that has similar responsibilities of the Borrower substantially in the form of Exhibit J.

“Borrowing Base Debt” means, as of any date, the sum of (a) the aggregate outstanding principal amount of Senior Indebtedness, excluding Nonrecourse Indebtedness and Permitted Purchase Money Loans; provided, that, to the extent that any Loan Party or any other Restricted Subsidiary provides a guarantee in respect of, or is otherwise liable for, any Indebtedness that is structured as Nonrecourse Indebtedness (and such guarantee or liability would not constitute Permitted Recourse), the amount of such Nonrecourse Indebtedness shall be included in the calculation of Borrowing Base Debt to the extent (and only to the extent) to which such Indebtedness is recourse to such Person in excess of Permitted Recourse and (b) any Cure Amount.

“Borrowing Base Party” means, collectively, (x) each Loan Party and (y) each Restricted Subsidiary.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.2(3).

“Budget” means an annual budget for the applicable fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, in relation to SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any SOFR Loans or any other dealings of SOFR Loans, the term “Business Day” shall exclude any such day that is not a U.S. Government Securities Business Day.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of any Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP; provided; that all leases of any Person that are or would have been characterized as operating leases in accordance with GAAP on December 31, 2020 (whether or not such operating leases were in effect on such date) shall be accounted for as operating leases (and not as Capitalized Leases) for purposes of this Agreement regardless of any change in GAAP following December 31, 2020 that would otherwise require such leases to be recharacterized as Capitalized Leases.

“Cash Collateralize” means to pledge subject to an exclusive perfected security interest, and deposit with or deliver to, the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances, in each case in amounts (not in excess of 103% of the amount of such Letter of Credit Obligations) and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) cash and cash equivalents, as defined under GAAP, and (b) whether or not constituting cash or cash equivalents as defined under GAAP, investments referred to in clause (ii) of the definition of “Marketable Securities” which mature within one year from the date of acquisition thereof.

“Change in Law” means the occurrence, after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 3.2, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change in Status” means the occurrence of any of the following events with respect to a Subsidiary that, immediately prior to such event, is a Guarantor: (a) all or substantially all of the assets of such Subsidiary are sold or otherwise disposed of in a transaction in compliance with the terms of this Agreement; (b) all of the Capital Stock of such Subsidiary (or of a parent entity of such Subsidiary) held by the Borrower or any Restricted Subsidiary is sold or otherwise disposed of (including by merger) to any Person other than the Borrower or a Restricted Subsidiary in a transaction in compliance with the terms of this Agreement; (c) such Subsidiary is designated an Unrestricted Subsidiary (or merges into an Unrestricted Subsidiary) in compliance with the terms of this Agreement; (d) such Subsidiary becomes a Taxable REIT Subsidiary; (e) the Borrower certifies to the Administrative Agent that such Subsidiary constitutes an Immaterial Subsidiary and the Borrower requests that a Change in Status occur with respect to such Subsidiary; or (f) the Borrower certifies to the Administrative Agent that such Subsidiary no longer constitutes a Wholly-Owned Subsidiary as a result of a transaction entered into by such Subsidiary or the parent of such Subsidiary in good faith for a bona fide business purpose with a non-affiliate (and not for the purpose of evading the guaranty requirements hereunder), no Event of Default exists at such time or would exist after giving effect to such transaction and the Borrower requests that a Change in Status occur with respect to such Subsidiary.

“Change of Control” means the occurrence of any one or more of the following events:

(i) any sale, lease, or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Borrower to any Person (other than (x) any such sale, lease or other transfer to any Subsidiary of the Borrower and (y) any sale, lease or other transfer (in one transaction or a series of transactions) pursuant to any Program Agreement); provided that a transaction or series of transactions where the holders of all classes of Voting Stock of Borrower immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 35% of the voting power of all the Voting Stock of such Person immediately after such transaction shall not be a Change of Control;

(ii) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than the Borrower)) publicly discloses, including by filing a Schedule 13D or Schedule TO, or the Borrower or any of its Subsidiaries publicly discloses, including by filing any other schedule, form or report under the Exchange Act (including a Current Report on Form 8-K), facts indicating that such person or group has become the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock of the Borrower representing 50% or more of the voting power of the Voting Stock of the Borrower; or

(iii) the stockholders of Borrower approve any plan or proposal for the liquidation or dissolution of Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term Loan Commitments, Revolving Commitments or Additional Term Loan Commitments, in each case not designated part of another existing Class and (c) when used with respect to Loans or an Advance, refers to whether such Loans, or the Loans comprising such Advance, are Term Loans or Revolving Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class. The Initial Term Loans shall constitute a single Class of Term Loans for all purposes under this Agreement.

“Closing Date” means March 25, 2026, the Business Day on which the conditions set forth in Section 5.1 were satisfied or waived.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator selected by the Administrative Agent in its reasonable discretion).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial/Clubhouse Lots Not Under Contract” means parcels of land wholly owned by any Borrowing Base Party and zoned for commercial or clubhouse development which are not Commercial/Clubhouse Lots Under Contract.

“Commercial/Clubhouse Lots Under Contract” means parcels of land wholly owned by a Borrowing Base Party and zoned for commercial or clubhouse development and upon which development activities have commenced and are proceeding or have been completed, with respect to which the applicable Borrowing Base Party has entered into (i) a bona fide contract of sale with any other Person that is not an Affiliate of the Borrower, in a form customarily employed by the Borrowing Base Parties with a Person who is not a Subsidiary or Affiliate of the Borrower, or (ii) a bona fide option to purchase agreement with a Counterparty or any of its subsidiaries; provided, that for the avoidance of doubt, the determination as to whether development activities have commenced with respect to a parcel of land shall be made on a project-by-project basis in accordance with GAAP.

“Commitment” means a Revolving Commitment and/or Term Loan Commitment, as applicable.

“Commitment and Acceptance” is defined in Section 2.18(b).

“Communications” is defined in Section 14.1(b).

“Compliance Certificate” means a Compliance Certificate, in substantially the form of Exhibit I, required to be delivered pursuant to Section 7.1.

“Conforming Changes” means, with respect to the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means for any period, (a) Consolidated Net Income plus (b) to the extent deducted from revenues in determining Consolidated Net Income: (i) interest expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) non-cash (including impairment) charges, expenses, and losses, (vi) extraordinary, exceptional, unusual, or non-recurring charges, expenses, or losses, and (vii) loss (gain) on early extinguishment of indebtedness, minus (c) to the extent added to revenues in determining Consolidated Net Income, (i) non-cash gains and extraordinary gains (including for the avoidance of doubt, gains relating to the release of any tax asset valuation reserves), (ii) interest income and (iii) benefit for income taxes. For purposes of Section 7.27(b), Consolidated EBITDA for the twelve month period ending December 31, 2025, shall be the sum of Consolidated EBITDA for the fiscal quarters ending June 30, 2025, September 30, 2025 and December 31, 2025 multiplied by four-thirds.

“Consolidated Interest Incurred” means for any period, the aggregate amount (without duplication and determined in each case in accordance with the Borrower’s GAAP financial statements) of interest incurred (whether expensed or capitalized, paid, or scheduled to have been paid or accrued, during such period) by any Loan Party or any Restricted Subsidiary during such period, including (a) the interest portion of all deferred payment obligations and (b) all commissions, discounts, and other fees and charges (excluding premiums) owed with respect to bankers’ acceptances and letter of credit financings (including, letter of credit fees) and hedging obligations minus interest income of the Loan Parties and their respective Restricted Subsidiaries, in each case to the extent attributable to such period; provided that interest owed by any Loan Party or any Restricted Subsidiary to another Loan Party or Restricted Subsidiary shall be excluded.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP. For the avoidance of doubt, “Consolidated Net Income” shall not include the net income of Unrestricted Subsidiaries.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP. For the avoidance of doubt, “Consolidated Net Worth” shall not include changes to the stockholders’ equity after December 31, 2025 attributable to Unrestricted Subsidiaries.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Counterparty” means any Person that is not an Affiliate of the Borrower that is party to Program Agreements with respect to Property of any Borrowing Base Party.

“Covered Entity” is defined in Section 10.16.

“Covered Party” is defined in Section 10.16(a).

“Cure Amount” means any amount paid by a third party builder exercising its right to cure any default or potential default by a Borrowing Base Party under any Intercompany Note; provided that such amount shall be reduced on a dollar-for-dollar basis by any credits actually provided by such Borrowing Base Party to such builder.

“Daily Simple SOFR” means, with respect to any applicable determination date (a “SOFR Rate Day”), SOFR published on the fifth (5th) U.S. Government Securities Business Day preceding such day by the SOFR Administrator on the SOFR Administrator’s Website (such day, a “SOFR Determination Day”); provided, however, that if such day is not a U.S. Government Securities Business Day, then Daily Simple SOFR means such rate so published on the fifth (5th) U.S. Government Securities Business Day preceding the first (1st) U.S. Government Securities Business Day immediately prior thereto. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event that but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means a rate equal to 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Disposition” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) of any property by any Person (including any sale leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, (i) leases of Property (other than sale and leaseback transactions) entered into in the ordinary course of business and (ii) issuances of Capital Stock of the Borrower shall be deemed not to be Dispositions.

“Disqualified Equity Interests” means any equity interest that, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable at the election of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Repayment in Full), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness, in each case prior to the date that is ninety-one (91) days after the latest Termination Date with respect to any Commitments or Loans hereunder at the time such Disqualified Equity Interests are issued; provided that if such equity interests are issued pursuant to a plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such equity interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or the Subsidiaries pursuant to such plan.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway or any other member state of the European Economic Area.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any of (i) a Lender or an Affiliate of a Lender; (ii) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 (or an equivalent amount in any other currency) and (y) a combined capital and surplus of at least $250,000,000 (or an equivalent amount in any other currency); provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iv) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000 (or an equivalent amount in any other currency); or (v) a nationally or internationally recognized investment banking company or other financial institution in the business of making, investing in or purchasing loans, or an Affiliate thereof organized under the laws of any State of the United States or any other country which is a member of OECD, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 (or an equivalent amount in any other currency) and (2) a net worth of at least $250,000,000 (or an equivalent amount in any other currency). Notwithstanding the foregoing, (a) in no event shall a Defaulting Lender be deemed to be an Eligible Assignee, (b) “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates, and (c) “Eligible Assignee” shall not include (1) any Sanctioned Person or (2) any other Person if such assignment or participation by such Person would cause a violation of Sanctions or Applicable Laws by any Person (including the Borrower or any of the Borrower’s Affiliates or Subsidiaries).

“Environment” means ambient air, indoor air and any workplace, surface water, groundwater, drinking water, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, permit or license conditions, ordinances, judgments, orders, decrees and other applicable requirements of law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the Environment, to the Release or threatened Release of Regulated Substances or to human health and safety with regard to exposure to Regulated Substances.

“Environmental Liability” means any liability, obligation, loss, claim, damage, action, order or cost, contingent or otherwise, of the Borrower and its Subsidiaries, resulting from or based upon (a) any actual or alleged violation of Environmental Law, (b) exposure to any Regulated Substances, (c) the Release or threatened Release of any Regulated Substances or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing clauses (a) through (c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means an event described in Article VIII.

“Evergreen Letter of Credit” is defined in Section 4.4(d).

“Excess Land Under Development” is defined in the definition of “Land Under Development.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Obligations” means contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, the Administrative Agent, any Lender, any Issuing Bank, or any other recipient of any payment made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on or measured by such recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office, located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed by any jurisdiction as a result of any other present or former connection between the recipient and such jurisdiction (other than a connection resulting from such recipient executing, delivering, becoming a party to or performing its obligations or receiving a payment under, receiving or perfecting a security interest under, engaging in any other transaction pursuant to or enforcing, any Loan Document, or selling or assigning an interest in any Loan or Loan Document), (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires its applicable interest in the applicable Commitment or, in the case of a Loan such Lender did not fund pursuant to a prior Commitment, acquired such interest in the applicable Loan (other than pursuant to an assignment request by the Borrower pursuant to Section 2.20(b)), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Commitment or Loan or to such Lender immediately before it changed its lending office, (c) any Taxes attributable to such recipient’s failure to comply with Section 3.7(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means those Letters of Credit identified in Schedule 8 hereto heretofore issued pursuant to the Existing Credit Agreement by the Issuing Banks identified in Schedule 8 and outstanding as of the Closing Date.

“Facility Increase” means a Revolving Facility Increase and/or a Term Loan Facility Increase.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement, treaty or convention among Governmental Authorities (and related laws, regulations or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means that certain amended and restated fee letter agreement dated March 25, 2026 between the Borrower and JPMorgan.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, and (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, but excluding in each case any accelerated share repurchase contract or similar instrument, in each case which does not represent a liability on the Borrower’s balance sheet under GAAP, with respect to a repurchase by the Borrower of its common stock that is permitted under this Agreement.

“Finished Lots” means parcels of land wholly owned by any Borrowing Base Party that (i) are duly recorded and platted for the construction of Single-Family units, (ii) the development/site improvements with respect to which are complete and are suitable for construction and (iii) with respect to which requisite zoning requirements and land use requirements have been satisfied, and requisite approvals have been obtained from all applicable Governmental Authorities other than approvals that are simply ministerial and non-discretionary in nature and otherwise not material.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which (a) with respect to the covenants contained in Section 7.27 (and, to the extent used in or relating to such covenants, any defined terms) are in effect on the date hereof, unless amended pursuant to Section 1.3, and (b) for all other purposes hereunder, are applicable from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantors” means any Subsidiary of the Borrower that has executed the Guaranty Agreement and has not been released therefrom in accordance therewith.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of August 1, 2025, by the Guarantors party thereto from time to time, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by any Supplemental Guaranty, in substantially the form of Exhibit H hereto. This Agreement amends and restates the Existing Credit Agreement and therefore constitutes “the Credit Agreement” under the Guaranty Agreement.

“Hedging Obligations” means, of a Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), (a) under any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities, or exchange transaction, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that is not a Material Subsidiary.

“Increase Date” means a Revolving Facility Increase Date or a Term Loan Facility Increase Date, as applicable.

“Indebtedness” means (without duplication), for any Person, the sum of the following: (a) all liabilities, obligations, and indebtedness of such Person for money borrowed; (b) all liabilities, obligations, and indebtedness of such Person that are evidenced by bonds, notes, debentures, or other similar instruments, or that constitute Capitalized Leases; (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (but excluding accrued expenses and trade accounts payable arising in the ordinary course of business and any obligation to pay a contingent purchase price as long as such obligation remains contingent or is paid within 10 days after it becomes due and payable); (d) the face amount of all drawn letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn and unpaid thereunder; (e) all Disqualified Equity Interests; (f) all net obligations under all Financial Contracts determined in accordance with GAAP; and (g) all obligations of the type referred to in clauses (a) through (f) preceding of other Persons that are either (i) guaranteed in any manner by such Person or (ii) secured by any Lien on any property or asset of such Person (but only to the extent of the value of such property or asset if such obligations have not been assumed by such Person). In no event shall Indebtedness include Indebtedness owed (x) by one Loan Party to another Loan Party or (y) by one Taxable REIT Subsidiary to another Taxable REIT Subsidiary.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” is defined in Section 10.7(b).

“Initial Term Lender” means, as of any date of determination, a Lender having an Initial Term Loan Commitment.

“Initial Term Loan” means a loan made by an Initial Term Lender pursuant to Section 2.1(3)(a) (or any conversion or continuation thereof).

“Initial Term Loan Commitment” means, for each Initial Term Lender, the obligation of such Initial Term Lender to make Initial Term Loans, in an aggregate amount not exceeding the amount set forth in Schedule 1 under the caption “Initial Term Loan Commitment” for such Initial Term Lender or as set forth in any Assignment and Assumption that has become effective pursuant to Section 13.2(b)(iv), as such amount may be decreased from time to time pursuant to the terms hereof. The Initial Term Loan Commitment of each Initial Term Lender as of the Closing Date is set forth on Schedule 1 under the caption “Initial Term Loan Commitment.”

“Initial Term Loan Commitment Period” means the period from and including the Closing Date to and including the Initial Term Loan Commitment Termination Date.

“Initial Term Loan Commitment Scheduled Termination Date” means March 25, 2027.

“Initial Term Loan Commitment Termination Date” means the earliest to occur (i) the Initial Term Loan Commitment Scheduled Termination Date, (ii) the date the Initial Term Loan Commitments are permanently reduced to zero pursuant to Section 2.4 and (iii) the date of the acceleration of the Loans in accordance with the terms hereof.

“Initial Term Loan Facility” means, at any time, the aggregate Initial Term Loan Commitment of all Initial Term Lenders outstanding at such time, or, if the Initial Term Loan Commitments have been reduced to zero at such time, the aggregate principal amount of Initial Term Loans of all Initial Term Lenders outstanding at such time.

“Intercompany Notes” means (x) any intercompany promissory notes that are (i) made by any one or more Taxable REIT Subsidiaries exclusively payable to the Borrower and (ii) related to Properties subject to Program Agreements, and (y) any note purchase agreements (and each note document or similar term used thereunder and all promissory notes issued in connection therewith) that are (i) entered into or made by one or more Taxable REIT Subsidiaries and exclusively payable to the Borrower and (ii) related to Properties subject to Program Agreements. For the avoidance of doubt, any Intercompany Note shall be deemed to not be a Mortgage Loan Made.

“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Incurred.

“Interest Period” means, with respect to a Term SOFR Advance, a period of one, three or six months, in each case commencing on a Business Day selected by the Borrower pursuant to this Agreement. With respect to a Term SOFR Advance, such Interest Period shall end on the day which corresponds numerically to such date one, three or six months thereafter, as applicable, provided, however, that any Interest Period of one month or longer that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. For the avoidance of doubt, any tenor may be removed from this definition in accordance with Section 3.5(f).

“Inventory” means all Single-Family Lots Under Contract, Single-Family Lots Not Under Contract, Land Under Development, Land Held for Future Development, Commercial/Clubhouse Lots Under Contract, and Commercial/Clubhouse Lots Not Under Contract and all real and personal property, improvements, and fixtures wholly-owned by a Borrowing Base Party related thereto (but excluding any of the foregoing that is not owned by a Borrowing Base Party but is under a purchase option in favor of a Borrowing Base Party).

“Investment” by a Person means any loan, advance (other than salary, wages, commissions, bonus, travel and similar advances to officers, consultants and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) to another Person or contribution of capital by such Person to another Person; the acquisition by such Person of stocks, bonds, partnership interests, notes, debentures or other securities of another Person; any deposit accounts and certificate of deposit acquired by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts of another Person acquired by such Person.

“Investment Manager” means, so long as the Borrower is externally managed, any Person serving as the Borrower’s investment manager which, on the Closing Date, is Kennedy Lewis.

“IRS” means the Internal Revenue Service.

“Issuance Date” means the date on which a Letter of Credit is issued, amended or extended (as applicable).

“Issuing Bank” means each Lender (or its applicable Affiliate) identified on Schedule 1 under the caption “Letter of Credit Commitment” as an Issuing Bank in its capacity as an issuer of one or more Letters of Credit and any other Revolving Lender approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned, or delayed) and the Borrower that has agreed in writing in its sole discretion to act as an “Issuing Lender” hereunder.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Kennedy Lewis” means Kennedy Lewis Land and Residential Advisors LLC, a Delaware limited liability company.

“KL Management Agreement” means the Management Agreement between the Borrower and Kennedy Lewis, dated as of February 7, 2025, as amended, amended and restated, supplemented or otherwise modified from time to time.

“KL Management Fee” means all compensation, fees, and any other amounts payable or reimbursable to Kennedy Lewis under the KL Management Agreement as in effect from time to time (but without giving effect to amendments or other modifications that increase the “Management Fee” (as defined in the KL Management Agreement) or “Reimbursable Expenses” (as defined in the KL Management Agreement), or other amounts payable to Kennedy Lewis, in each case without the consent of the Administrative Agent), including the “Management Fee” (as defined in the KL Management Agreement) and the “Reimbursable Expenses” (as defined in the KL Management Agreement).

“L/C Limit” means, with respect to any Issuing Bank at any time, an amount equal to the amount set forth on Schedule 1 under the caption “Letter of Credit Commitment” for such Issuing Bank , or such higher or lower amount as may be agreed in writing by such Issuing Bank at the request of the Borrower. Such Issuing Bank shall notify the Administrative Agent in writing of any such change in such Issuing Bank’s L/C Limit.

“Land Held for Future Development” means (1) parcels of land wholly-owned by any Borrowing Base Party that are, as of the date of determination, held for future development or disposition, and with respect to which requisite zoning requirements and land use requirements have been satisfied, and requisite approvals have been obtained from all applicable Governmental Authorities (other than approvals that are simply ministerial and non-discretionary in nature), in order to develop the parcel as a (i) commercial or clubhouse development or (ii) residential housing project and construct Single-Family dwellings thereon and (2) Excess Land Under Development.

“Land Under Development” means parcels of land wholly-owned by any Borrowing Base Party that are zoned for the construction of Single-Family dwelling units and upon which development activities have commenced and are proceeding; provided, that for the avoidance of doubt, the determination as to whether development activities have commenced with respect to a parcel of land shall be made on a project-by-project basis in accordance with GAAP; provided, further, that if development activities on a project are halted and remain halted as of the last day of any fiscal quarter, all parcels of land that comprise such project and that are not Finished Lots shall, on the last day of the fiscal quarter in which development activities on such project are halted (or such earlier date as elected by the Borrower), or, in the instance of the land being subject to a pause period, as soon as and as long as the land is under the pause period, cease to constitute Land Under Development and shall thereafter be deemed Land Held for Future Development until development activities on such project are resumed; provided, further, that, with respect to any single project, the parcels of land that shall constitute “Land Under Development” at any time shall be limited to no more than 700 lots and all other parcels of land comprising such project (other than Finished Lots) shall be deemed to be Land Held for Future Development (such other parcels of land comprising such project (other than Finished Lots), “Excess Land Under Development”).

“Lender” means a Revolving Lender and/or a Term Lender, as applicable.

“Lender Party” means the Administrative Agent, any Issuing Bank or any Lender.

“Lender-Related Person” means any Lender Party or any Related Party of any Lender Party.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.15.

“Letter of Credit” means any standby letter of credit issued by an Issuing Bank for the account of the Borrower or a Subsidiary in accordance with Article IV.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the latest Termination Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Exposure” means, with respect to a Revolving Lender, the Revolving Ratable Share of such Revolving Lender of all outstanding Letter of Credit Obligations.

“Letter of Credit Fee” means, for any period, a fee, payable with respect to each Letter of Credit issued by an Issuing Bank outstanding in such period, in an amount per annum equal to the product of (i) the daily average Applicable Letter of Credit Rate during such period and (ii) the daily average undrawn face amount of such Letter of Credit, computed on the basis of the actual number of days such Letter of Credit is outstanding in such period.

“Letter of Credit Obligations” means at any time the sum of (i) the aggregate undrawn face amount of all outstanding Letters of Credit, and (ii) the aggregate amount paid by an Issuing Bank on any Letters of Credit to the extent (if any) not reimbursed by the Borrower or the Revolving Lenders under Section 4.6.

“Leverage Ratio” means at any time the ratio of (a) Total Net Indebtedness to (b) the sum of (i) Total Net Indebtedness and (ii) Tangible Net Worth.

“Leverage Ratio Increase Period” is defined in Section 7.27(a).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any lien (statutory or other), mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, a loan made by such Lender pursuant to Article II (or any conversion or continuation thereof). For the avoidance of doubt, the term “Loan” includes each Revolving Loan and Term Loan.

“Loan Documents” means this Agreement, the Fee Letter, the Specified Agreement Letter, the Guaranty Agreement, the Reaffirmation Agreement, any Notes issued pursuant to Section 2.11 and any other amendments of and joinders to this Agreement and the other Loan Documents.

“Loan Parties” means the Borrower and the Guarantors.

“Loan-to-Value Ratio” means, as of any date of determination with respect to any Mortgage Loan Made, the ratio of (i) the unpaid principal balance of such Mortgage Loan Made, divided by (ii) the aggregate value of the property securing such Mortgage Loan Made as set forth in the most recent Acceptable Appraisal with respect to such property.

“Marketable Securities” means (i) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed or insured by the United States or any agency or instrumentality thereof, (ii) dollar-denominated time and demand deposits and certificates of deposit with maturities of two years or less from the date of acquisition and overnight bank deposits of any commercial bank having total Tier 1 capital as most recently reported by Bloomberg L.P. of at least $500,000,000 or long-term debt or deposit ratings of A- by S&P or A3 by Moody’s, (iii) repurchase obligations of any bank satisfying the requirements of clause (ii) of this definition, (iv) commercial paper and variable or fixed rate notes of a domestic issuer rated at least A-2 or better by S&P or P-2 or better by Moody’s and in either case maturing within two years after the date of acquisition, (v) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, and such securities of such state, commonwealth, territory, political subdivision or taxing authority, as the case may be, are rated at least A- by S&P or A3 by Moody’s, (vi) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any member country of the OECD that are rated at least A- by S&P or A3 by Moody’s, (vii) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition, (viii) shares of “money market funds” that comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended, (ix) debt instruments of a U.S. issuer (other than the Borrower or any of its Affiliates) maturing no more than one year after the date of acquisition and, at the time of acquisition, having a rating of A or better from S&P or Moody’s, or (x) debt instruments of a U.S. issuer (other than the Borrower or any of its Affiliates) maturing no more than two years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two of S&P, Moody’s and Fitch Ratings Inc. (or, if only one of the foregoing rating service shall be rating such obligations, then from such rating service and one other nationally recognized rating service acceptable to Administrative Agent).

“Material Acquisition” means any acquisition of Property by a Borrowing Base Party the value of which equals or exceeds 10.0% of the total assets of the consolidated Borrowing Base Parties (as determined immediately prior to giving effect to such acquisition).

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole, (ii) the ability of the Loan Parties taken as a whole to perform their material obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders (taken as a whole) thereunder.

“Material Counterparty” means any Counterparty that is party to Program Agreements with respect to the Properties of the Borrowing Base Parties that as of the Closing Date represent more than 40% of the consolidated assets of the Borrowing Base Parties as of the Closing Date, as shown in the consolidated financial statements of the Borrower most recently delivered to the Administrative Agent prior to the Closing Date (with the filing of such consolidated financial statements with the SEC by the Borrower constituting delivery to the Administrative Agent).

“Material Debt Incurrence” means the incurrence or issuance of any indebtedness for money borrowed by a Borrowing Base Party for which the Borrowing Base Parties receive gross cash proceeds in excess of $100,000,000.

“Material Indebtedness” is defined in Section 8.4.

“Material Nonrecourse Indebtedness” is defined in Section 8.4

“Material Subsidiary” means, as of any date of determination, any Restricted Subsidiary of the Borrower (a) contributing (together with the gross revenues of its Restricted Subsidiaries), as of the end of the most recently ended four-fiscal quarter period then ended for which financial statements have been delivered, more than 2% of the total gross revenues of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period, (b) holding (together with the assets of its Restricted Subsidiaries), as of the end of the most recently ended four-fiscal quarter period then ended for which financial statements have been delivered, more than 2% of the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as of such date, or (c) designated in writing by the Borrower to the Administrative

Agent as a Material Subsidiary; provided that, if all Immaterial Subsidiaries (other than Immaterial Subsidiaries that constitute Guarantors) (i) contribute (together with the gross revenues of their respective Subsidiaries), in the aggregate, more than 5% of the total gross revenues of the Borrower and its Restricted Subsidiaries on a consolidated basis, or (ii) hold (together with the assets of their respective Restricted Subsidiaries), in the aggregate, more than 5% of the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, in each case for, or as of the end of, any four-fiscal quarter period for which financial statements have been delivered, then, in either case, within ten (10) Business Days of the date such financial statements were required to be delivered hereunder, the Borrower shall designate in writing to the Administrative Agent one or more of such Immaterial Subsidiaries as Material Subsidiaries such that, following such written designation, neither of the conditions set forth in clause (i) or (ii) above is thereafter met; provided, further, that any Restricted Subsidiary that previously constituted or was designated as a Material Subsidiary in accordance with the above provisions of this definition may be subsequently designated, in writing by the Borrower to the Administrative Agent, as an Immaterial Subsidiary so long as neither clause (a) or (b) above is applicable to such Restricted Subsidiary and the requirements of the first proviso above are satisfied.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage Loan Made” means a senior mortgage loan made by a Loan Party to a Person engaged in a Permitted Business that is secured by a mortgage in favor of such Loan Party on Land Held for Future Development or Land Under Development owned by such Person.

“MPH Parent” means MPH Parent, LLC, a Delaware limited liability company and wholly-owned direct or indirect Subsidiary of the Borrower.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which the Borrower or any member of the Controlled Group makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any member of the Controlled Group) at least two (2) of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“New Lender” means an Additional Lender that (x) immediately prior to its assumption of a Commitment of a Lender pursuant to Section 2.20 or its issuance of a Commitment pursuant to Section 2.18, was not a Lender hereunder and (y) is an Eligible Assignee.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) (i) requires the approval of all Revolving Lenders, Supermajority Revolving Lenders, or all affected Revolving Lenders in accordance with the terms of Section 9.2 and (ii) has been approved by the Required Revolving Lenders, (b) (i) requires the approval of all Term Lenders, Supermajority Term Lenders, or all affected Term Lenders in accordance with the terms of Section 9.2 and (ii) has been approved by the Required Term Lenders or (c) (i) requires the approval of all Lenders, Supermajority Lenders, or all affected Lenders in accordance with the terms of Section 9.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means at any time a Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means any Restricted Subsidiary of the Borrower, excluding the Guarantors.

“Nonextension Notice Date” is defined in Section 4.4(d).

“Nonrecourse Indebtedness” means, with respect to any Person, Indebtedness of such Person for which (i)(a) with respect to Indebtedness related to the acquisition of Property, the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific Property securing such Indebtedness (and/or any accessions thereto and proceeds thereof) or to the assets or equity interests of an SPE directly or indirectly holding such Property, (b) with respect to Indebtedness related to constructing improvements on Property, the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific Property and/or the improvements being financed or securing such Indebtedness (and/or any accessions thereto and proceeds thereof), or to the assets or equity interests of an SPE directly or indirectly holding such Property and/or improvements and (c) with respect to any amendment, modification, extension or refinancing of any Indebtedness referred to in clause (a) or (b) above, the sole recourse is to the Property referred to in such clause (or to the assets or equity interests of an SPE directly or indirectly holding such Property and/or improvements) and no other Property and (ii) except for the Property and interests described in the preceding clause (i), no other assets of the Borrower or any Restricted Subsidiary may be realized upon in collection of principal or interest on such Indebtedness; provided Indebtedness which is otherwise Nonrecourse Indebtedness will not lose its character as Nonrecourse Indebtedness because there is recourse to the Borrower, any Restricted Subsidiary or any other Person for or under (a) environmental or tax warranties and indemnities and such other representations, warranties, covenants and indemnities as are customarily required in such transactions, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower or its affiliates from secured assets to be paid to the lender under such Nonrecourse Indebtedness, waste and mechanics’ liens, (c) any customary “bad boy guarantees” (which bad boy guarantees may cover, among other matters, certain or all of the matters described in the preceding clause (b)), carry guarantees, performance guarantees and completion guarantees (the types of recourse described in clauses (a)-(c) of this proviso, “Permitted Recourse”), or (d) a guarantee of, or other liability with respect to, Nonrecourse Indebtedness that is not Permitted Recourse if such Nonrecourse Indebtedness is included within the calculation of Borrowing Base Debt to the extent of such guarantee or other liability under this clause (d) that is not Permitted Recourse. For the avoidance of doubt, any Property or asset that is pledged for the benefit of, or otherwise identified as collateral therefor in the instruments securing any Nonrecourse Indebtedness shall not be eligible for inclusion in the Borrowing Base as provided in clause (j) of the proviso at the end of the definition of the term “Borrowing Base.”

“Notes” means, collectively, the Term Notes and the Revolving Notes; and “Note” means any one of the Notes.

“Notice” is defined in Section 14.1(c).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, the Letter of Credit Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents (in each case, including interest, fees, expenses and other amounts accruing during any case or proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such case or proceeding).

“OECD” means the Organisation for Economic Co-Operation and Development.

“Official Body” means any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any of the foregoing, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)) as a result of any present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than a connection resulting from the assignor or assignee executing, delivering, becoming a party to or performing its obligations or receiving a payment under, receiving or perfecting a security interest under, engaging in any other transaction pursuant to or enforcing, any Loan Document, or selling or assigning an interest in any Loan or Loan Document).

“Participant” is defined in Section 13.1.1.

“Participant Register” is defined in Section 13.1.2.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“Payment” is defined in Section 11.7(c).

“Payment Notice” is defined in Section 11.7(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” means any Acquisition (other than by means of a hostile takeover, hostile tender offer or other similar hostile transaction) of a business or entity engaged in one or more Permitted Businesses, in respect of which the majority of shareholders (or other equity interest holders), the board of directors or other governing body thereof approves such Acquisition, provided that, immediately before and after giving effect to such Acquisition, no Default has occurred and is continuing.

“Permitted Business” means any line of business in which the Borrower or any of its Subsidiaries is engaged on the Closing Date or that is reasonably related, ancillary, incidental, synergistic, or complementary thereto or a reasonable extension, development, or expansion of any of the foregoing.

“Permitted Liens” means

(i) Liens for Taxes that are not yet due and payable or due but not yet delinquent and pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, pensions or other social security programs;

(ii) statutory Liens, other Liens imposed by law (even if pursuant to additional notices or filings authorized by statute) and Liens of mechanics, materialmen, repairmen, workmen, warehousemen, carriers, landlords and contractors, provided that the Liens permitted by this subsection (ii) have not been filed or, if such Liens have been filed, either (A) a stay of enforcement thereof has been obtained within 60 days, (B) such Liens have been satisfied of record within 60 days after the date of filing thereof or (C) such Liens are being contested in good faith by appropriate proceedings and adequate reserves have been established therefor in accordance with GAAP;

(iii) Liens incurred or deposits made (including deposits and purchase price payments paid under purchase agreements) to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, performance bonds (including construction bonds), development obligations, progress payments, purchase agreements, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature, in each case incurred in the ordinary course of business of the Loan Parties;

(iv) encumbrances consisting of zoning restrictions, easements, rights of way, matters of plat, minor defects or irregularities in title, assessment district or similar Liens in connection with municipal financing or community development bonds or other restrictions, charges or encumbrances on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(v) Liens, if any, in favor of the Administrative Agent for the benefit of the Lenders;

(vi) Liens on cash, Cash Equivalents or Marketable Securities in favor of any bank or financial institution (including as agent) as security for the obligations of any Restricted Subsidiary under letters of credit not issued under this Agreement in an aggregate face amount not exceeding $25,000,000 at any time outstanding; provided that (A) no such letter of credit was issued by a Lender and (B) each such letter of credit was issued in the ordinary course of business;

(vii) Liens over a credit balance on a bank or deposit account or other funds maintained with a creditor depository institution arising under the general business conditions of the bank or financial institution at which the account is held, including under any credit card, purchasing card or similar program, but not securing Indebtedness;

(viii) Liens arising by virtue of any statutory, contractual or common law provisions relating to banker’s liens, rights of setoff or similar rights as to deposit or other accounts;

(ix) any Lien existing on the date of this Agreement and described on Schedule 2 hereto and any Lien securing a refinancing of the Indebtedness secured by a Lien described on Schedule 2, provided that the principal amount secured thereby is not hereafter increased and no additional assets (except for improvements constructed on such assets in the normal course of the Borrower’s business) become subject to such Lien unless such change would be permitted under other provisions hereof;

(x) the following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as the property subject to any such Liens is not yet subject to foreclosure or sale or as to which levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged, stayed or bonded within thirty (30) days of entry:

(1) claims or Liens for Taxes otherwise due and payable; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(2) claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

(3) Liens arising pursuant to vexatious, frivolous or meritless claims, suits, actions or filings, or other similar bad faith actions, taken by a Person not an Affiliate of the Borrower;

(xi) purchase money security interests (including Capitalized Leases) in assets acquired or deemed to be acquired;

(xii) Liens securing (A) Permitted Purchase Money Loans and Nonrecourse Indebtedness described in the definitions of such terms and (B) other Indebtedness in an aggregate principal amount outstanding not to exceed the greater of $200,000,000 and 3% of Tangible Net Worth at the time of any incurrence of such Indebtedness under this subclause (B);

(xiii) Liens securing Senior Indebtedness; provided such Liens are either pari passu with, or subordinated to, Liens in favor of the Administrative Agent for the benefit of the Lenders and subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(xiv) Liens on assets of Non-Loan Parties;

(xv) Liens on Investments in Non-Loan Parties;

(xvi) Liens securing return obligations in respect of earnest money deposits relating to lot sales in the ordinary course of business;

(xvii) Liens of a Borrowing Base Party which existed prior to such entity becoming a Borrowing Base Party (and were not incurred in anticipation of becoming a Borrowing Base Party);

(xviii) Liens to which assets were subject prior to the acquisition of such assets by a Borrowing Base Party (and were not incurred in anticipation of becoming a Borrowing Base Party);

(xix) judgment Liens that would not constitute an Event of Default under Section 8.8;

(xx) Liens securing payments required to be made by Loan Parties with respect to community development district bonds or similar bonds issued by any Governmental Authority to accomplish similar purposes and Liens incurred in connection with pollution control, industrial revenue, water, sewage or other public improvement bonds or similar bonds in each case incurred in the ordinary course of business of the Loan Parties;

(xxi) [reserved];

(xxii) Liens securing the Borrower’s and/or its Subsidiaries’ obligations (not constituting Indebtedness) to third parties, in connection with (A) joint development agreements with such third parties, to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting the Borrower’s or its Subsidiaries’ property and property belonging to such third parties and (B) any option or right of first refusal to purchase real property or marketing deed of trust granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by such Borrowing Base Party or relates to the coordinated marketing and promotion by the master developer, in each case incurred in the ordinary course of business of the Borrowing Base Parties;

(xxiii) Liens in favor of any Borrowing Base Party;

(xxiv) [reserved];

(xxv) Liens on Inventory securing Indebtedness in favor of a seller of such Inventory; provided that such Liens attach to such Inventory substantially contemporaneously with the acquisition thereof;

(xxvi) leases or subleases granted to others not materially interfering with the ordinary business of the Borrower and its Subsidiaries taken as whole;

(xxvii) Liens constituting the pledge or deposit of cash or other Property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Borrower and its Subsidiaries;

(xxviii) Liens securing Indebtedness incurred to refinance any Indebtedness secured by a Lien referred to in clause (ix), (xi), (xii)(B), (xvii) or (xviii) of this definition; provided that (x) the amount of Indebtedness secured thereby is not increased (other than by the amount of accrued and unpaid interest on such Indebtedness and fees, costs and premiums paid in connection with such refinancing) and the Liens do not attach to any additional assets and (y) any such refinancing Indebtedness in respect of secured Indebtedness incurred under clause (xii)(B) shall be deemed to utilize the basket contained in clause (xii)(B), but such secured refinancing Indebtedness shall be permitted even if such Indebtedness is incurred at a time when such Indebtedness would not otherwise be permitted to be incurred under such clause (as a result of fluctuation in Tangible Net Worth since the time of incurrence of the secured Indebtedness being refinanced);

(xxix) Liens securing obligations (other than Indebtedness for borrowed money) in an aggregate amount outstanding not to exceed the greater of $60,000,000 and 1.0% of Tangible Net Worth at the time of any incurrence of Indebtedness or obligations under this subclause (xxix);

(xxx) Liens in favor of trustees, agents and representatives of holders of Indebtedness arising under instruments governing Indebtedness permitted to be outstanding under this Agreement, provided that such Liens are solely for the benefit of the trustees, agents and representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(xxxi) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing, defeasing, redeeming, repaying or satisfying Indebtedness;

(xxxii) Liens against the ownership interest of a Loan Party in a joint venture;

(xxxiii) Liens securing Hedging Obligations arising in the ordinary course of business of a Borrowing Base Party and not for speculative purposes;

(xxxiv) Liens on model homes;

(xxxv) Liens on cash and Cash Equivalents securing obligations arising under total return swaps, repurchase agreements and other similar transactions entered into by the Borrower or any other Borrowing Base Party with respect to debt securities owned by the Borrower or any other Borrowing Base Party; and

(xxxvi) Liens created pursuant to Program Agreements.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof.

“Permitted Purchase Money Loans” means, collectively, Seller Purchase Money Loans and Assumed Purchase Money Loans.

“Permitted Recourse” has the meaning specified in the definition of “Nonrecourse Indebtedness.”

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA (excluding any Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code: (i) which is maintained or to which contributions are required by the Borrower or any member of the Controlled Group, or (ii) which has at any time within the preceding five years been maintained or to which contributions have been required by the Borrower or any entity which was at such time a member of the Controlled Group.

“Platform” is defined in Section 14.1(b).

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the rate of interest most recently published in the Money Rates section of The Wall Street Journal from time to time as the Prime Rate in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Borrowing Base Certificate” means a certificate substantially in the form of Exhibit J and delivered in connection with a Material Debt Incurrence or Material Acquisition pursuant to Section 7.1(viii), the components of which shall be updated as of the end of the most recently-ended fiscal month for which financial statements are internally available (the “Reference Month”), with adjustments to (i)

reflect changes in the Borrowing Base assets as of the end of the Reference Month, the inclusion or exclusion, as appropriate, of any Properties acquired or disposed of after the end of the Reference Month, and the inclusion of any Properties being acquired substantially concurrently with the proceeds of any such Material Debt Incurrence that will constitute Borrowing Base Debt and any Properties being acquired in any such Material Acquisition and (ii) Unrestricted Cash, to reflect the net cash proceeds of any such Material Debt Incurrence and the use of proceeds thereof.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Program Agreements” means any (i) program agreement, (ii) option agreement, (iii) construction agreement, (iv) any material ancillary agreement related to those agreements referenced in subclauses (i) through (iii), in the case of each of subclauses (i) through (iv) as in effect on the Closing Date, and (v) any agreement similar to those agreements referenced in subclauses (i) through (iv) relating to the business activities of the Borrower or any other Borrowing Base Party in respect of a Permitted Business, in each case as such agreement may be amended, restated, replaced, or otherwise modified from time to time in a manner not prohibited by this Agreement.

“Prohibited Transaction” means a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

“Property” means any and all property, whether real, personal, tangible, intangible, or mixed, of a Loan Party or other Borrowing Base Party, or other assets owned, leased or operated by a Loan Party or other Borrowing Base Party.

“PropertyCo LLCs” means each of the direct or indirect subsidiaries of MPH Parent that is a direct or indirect Subsidiary of the Borrower. All PropertyCo LLCs as of the Closing Date are listed on Schedule 5 hereto.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified REIT Subsidiary” means a Person qualifying for treatment either as a “qualified REIT subsidiary” under Section 856(i) of the Code, or as an entity disregarded as an entity separate from its owner under Treasury Regulations under Section 7701 of the Code.

“Quarterly Payment Date” is defined in Section 4.7(a).

“Rate Option” means the Alternate Base Rate or the Adjusted Term SOFR Rate.

“Rate Option Notice” is defined in Section 2.2.4.

“Reaffirmation Agreement” means that certain Guarantor Reaffirmation Agreement, dated as of the Closing Date, made by the Loan Parties thereto.

“Reference Month” has the meaning specified in the definition of “Pro Forma Borrowing Base Certificate.”

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, 5:00 a.m. (Chicago time) on the day that is four Business Days preceding the date of such setting and (3) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” is defined in Section 13.2(c).

“Regulated Substances” means any pollutant or contaminant, waste, material, compound, chemical or substance regulated under Environmental Laws, including, petroleum or petroleum-derived products, per- and polyfluoroalkyl substances, asbestos containing material, toxic mold, radon gas or off-specification drywall or wallboard.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulatory Authority” is defined in Section 10.12.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injecting, leaching or migrating of Regulated Substances into or through the Environment, or into, from or through any structure.

“Relevant Governmental Body” means the Board, the CME Term SOFR Administrator and/or the NYFRB, or a committee officially endorsed or convened by the Board, the CME Term SOFR Administrator and/or the NYFRB, or any successor thereto.

“Relevant Guarantor Date” is defined in Section 7.16.

“Removal Effective Date” is defined in Section 11.6(b).

“Repaid in Full” or “Repayment in Full” means the payment in full of the Loans and all other Obligations (other than Excluded Obligations) that are accrued and payable and the termination or expiration of the Commitments and the termination of all outstanding Letters of Credit (or the Cash Collateralized or backstop thereof on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA or the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

“Required Lenders” means (a) on any date of determination prior to termination of the Aggregate Commitment, those Lenders (other than Defaulting Lenders) holding more than fifty percent (50%) of the sum of (x) the Aggregate Revolving Commitment (excluding the Revolving Commitments of any Defaulting Lenders) and (y) the Aggregate Term Loan Commitment (excluding the Term Loan Commitments of any Defaulting Lenders) plus the outstanding principal amount of all Term Loans (excluding the Term Loans of any Defaulting Lenders), and (b) on any date of determination occurring after the termination of the Aggregate Revolving Commitment, those Lenders (other than Defaulting Lenders) holding more than fifty percent (50%) of the sum of (x) the outstanding principal amount of all Revolving Loans and the Letter of Credit Exposure (excluding the Revolving Loans and Letter of Credit Exposure of any Defaulting Lenders) and (y) the Aggregate Term Loan Commitment (excluding the Term Loan Commitments of any Defaulting Lenders) plus the outstanding principal amount of all Term Loans (excluding the Term Loans of any Defaulting Lenders).

“Required Revolving Lenders” means (a) on any date of determination prior to termination of the Aggregate Revolving Commitment, those Revolving Lenders (other than Defaulting Lenders) holding more than fifty percent (50%) of the Aggregate Revolving Commitment (excluding the Revolving Commitments of any Defaulting Lenders), and (b) on any date of determination occurring after the termination of the Aggregate Revolving Commitment, those Revolving Lenders (other than Defaulting Lenders) holding more than fifty percent (50%) of the outstanding principal amount of all Revolving Loans and the Letter of Credit Exposure (excluding the Revolving Loans and Letter of Credit Exposure of any Defaulting Lenders).

“Required Term Lenders” means, those Term Lenders (other than Defaulting Lenders) holding more than fifty percent (50%) of the Aggregate Term Loan Commitment (excluding the Term Loan Commitments of any Defaulting Lenders) plus the outstanding principal amount of all Term Loans (excluding the Term Loans of any Defaulting Lenders).

“Resignation Effective Date” is defined in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means, with respect to any Person, any dividend on, or any payment on account of, including any sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Person or any of its Subsidiaries, or any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Person or any of its Subsidiaries.

“Restricted Subsidiaries” means, as of any date, the Subsidiaries of the Borrower which are not Unrestricted Subsidiaries.

“Revolving Advance” means a borrowing hereunder consisting of a group of Revolving Loans made at the same time, and (except as otherwise provided in Section 3.5) at the same Rate Option, and (in the case of Term SOFR Loans) for the same Interest Period.

“Revolving Commitment” means, for each Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and to participate in Letters of Credit, in an aggregate amount not exceeding the amount set forth in Schedule 1 under the caption “Revolving Credit Commitment” for such Revolving Lender or as set forth in any Assignment and Assumption that has become effective pursuant to Section 13.2(b)(iv) or in any Commitment and Acceptance that has become effective pursuant to Section 2.18, as such amount may be decreased from time to time pursuant to the terms hereof. The Revolving Commitment of each Revolving Lender as of the Closing Date is set forth on Schedule 1 under the caption “Revolving Credit Commitment.”

“Revolving Credit Facility” means the extensions of credit hereunder pursuant to the Revolving Commitments.

“Revolving Exposure” means, at any time with respect to any Revolving Lender, the sum of (a) its outstanding Revolving Loans and (b) its Letter of Credit Exposure.

“Revolving Facility Increase” is defined in Section 2.18(a).

“Revolving Facility Increase Date” is defined in Section 2.18(c).

“Revolving Lender” means the lending institutions identified on Schedule 1 hereto under the heading “Revolving Commitment” and, from and after the effective date of their respective Commitments and Acceptances, any New Lenders that issue Revolving Commitments, and the respective successors and assigns of any of the foregoing.

“Revolving Loan” means, with respect to a Lender, a loan made by such Lender pursuant to Section 2.1(1) (or any conversion or continuation thereof).

“Revolving Note” means a promissory note, in substantially the form of Exhibit A-1 hereto, duly executed by the Borrower and payable to the order of a Revolving Lender in the amount of its Revolving Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Revolving Outstanding Amount” means as of any date, the aggregate principal amount of Revolving Loans outstanding after giving effect to any Revolving Advances, repayments and prepayments on such date plus the amount of Letter of Credit Obligations outstanding on such date after giving effect to any issuance or reimbursements made on such date.

“Revolving Ratable Share” means, with respect to any Revolving Lender on any date, (i) the ratio of (a) the amount of such Revolving Lender’s Revolving Commitment to (b) the aggregate amount of all Revolving Commitments, or (ii) if the Revolving Commitments have been terminated, the ratio of (a) the amount of such Revolving Lender’s Revolving Exposure to (b) the aggregate Revolving Exposures of all Revolving Lenders.

“Revolving Termination Date” means March 25, 2030 or any earlier date on which the Aggregate Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“S&P” means Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Crimea, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any publicly-available Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Purchase Money Loans” means at any time (a) outstanding purchase money loans made to a Loan Party or Borrowing Base Party by the seller of improved or unimproved real estate in a single transaction or separate transactions for the exclusive purpose of acquiring such real estate for development and secured by a mortgage Lien on such real estate or (b) any amendment, modification, extension or refinancing of such loans; provided that with respect to the loans, as amended, modified, extended, or refinanced (i) the aggregate amount thereof shall not exceed the purchase price of the applicable asset plus accrued and unpaid interest and fees, costs and premiums associated with such amendment, modification, extension or refinancing, and (ii) such loans and refinancings shall not be secured by any assets of any Loan Party or Borrowing Base Party other than those initially purchased by the applicable Loan Party or Borrowing Base Party and improvements constructed thereon in the normal course of the Loan Parties’ or Borrowing Base Parties’, as applicable, business, as well as additions and accessions thereto and products and proceeds of the foregoing.

“Senior Executive” means the President, Chief Executive Officer, Executive Vice President, Chief Financial Officer, Chief Accounting Officer or General Counsel of any Loan Party.

“Senior Indebtedness” means at any time, on a consolidated basis for the Borrower and its Restricted Subsidiaries, Total Indebtedness, less Subordinated Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act as in effect on the Closing Date.

“Single Employer Plan” means a Plan (excluding a Multiple Employer Plan) maintained by the Borrower or any member of the Controlled Group.

“Single-Family” includes attached, as well as detached, single-family dwellings.

“Single-Family Lots Not Under Contract” means Finished Lots which are not Single-Family Lots Under Contract.

“Single-Family Lots Under Contract” means Finished Lots with respect to which the applicable Borrowing Base Party has entered into (i) a bona fide contract of sale with any other Person that is not an Affiliate of the Borrower, in a form customarily employed by the Borrowing Base Parties with a Person who is not a Subsidiary or Affiliate of the Borrower, or (ii) a bona fide option to purchase agreement with a Counterparty or any of its subsidiaries; provided, that, any such Finished Lots subject to an extension (or other similar provision) of the takedown schedule specified in the applicable agreement with a Counterparty or any of its subsidiaries shall be deemed to be excluded from this definition and considered Single-Family Lots Not Under Contract.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“SOFR Loan” means a Term SOFR Loan.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”

“SPE” means (i) an entity formed solely for the purpose of holding, acquiring, constructing, developing or improving assets whose acquisition, construction, development or improvement shall be financed by Nonrecourse Indebtedness and equity Investments in such entity or (ii) an entity acquired by the Borrower or any Restricted Subsidiary whose outstanding Indebtedness is all Nonrecourse Indebtedness.

“Specified Agreement Letter” means that certain letter agreement, dated as of February 7, 2025, by and among the Borrower, Millrose Properties Holdings, U.S. Home and the Administrative Agent, on behalf of the Lenders.

“Subject Subsidiary” is defined in Section 7.16.

“Subordinated Indebtedness” means any Indebtedness of a Loan Party that is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” with respect to a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the period of four consecutive fiscal quarters ending with the fiscal quarter in which such determination is made.

“Successor Borrower” is defined in Section 7.10(a)(i).

“Successor Borrowing Base Party” is defined in Section 7.10(c)(i).

“Successor Guarantor” is defined in Section 7.10(b)(i).

“Supermajority Lenders” means the Supermajority Revolving Lenders and the Supermajority Term Lenders.

“Supermajority Revolving Lenders” means (a) on any date of determination prior to termination of the Aggregate Revolving Commitment, those Revolving Lenders (other than Defaulting Lenders) holding more than 66 2/3% of the Aggregate Revolving Commitment (excluding the Revolving Commitments of any Defaulting Lenders), and (b) on any date of determination occurring after the termination of the Aggregate Revolving Commitment, those Revolving Lenders (other than Defaulting Lenders) holding more than 66 2/3% of the outstanding principal amount of all Revolving Loans and the Letter of Credit Exposure (excluding the Revolving Loans and Letter of Credit Exposure of any Defaulting Lenders).

“Supermajority Term Lenders” means those Term Lenders (other than Defaulting Lenders) holding more than 66 2/3% of the Aggregate Term Loan Commitment (excluding the Term Loan Commitments of any Defaulting Lenders) plus the outstanding principal amount of all Term Loans (excluding the Term Loans of any Defaulting Lenders).

“Supplemental Guaranty” means a “Supplemental Guaranty” in the form provided for and as defined in the Guaranty Agreement.

“Tangible Net Worth” means at any time (i) Consolidated Net Worth less (ii) intangible assets (as determined in accordance with GAAP) of the Borrower and its Restricted Subsidiaries, but excluding any non-cash gain or loss of the Borrower and its Restricted Subsidiaries after September 30, 2024 resulting from any mark-to-market adjustments made directly to the net worth of the Borrower and its Restricted Subsidiaries on a consolidated basis as a result of fluctuations in the value of financial instruments owned by the Borrower and its Restricted Subsidiaries as mandated under SFAS 133.

“Taxable REIT Subsidiary” means (a) MPH Parent and any “taxable REIT subsidiary,” as such term is used in the Code, that is a direct Subsidiary of either (i) the Borrower or (ii) a Subsidiary of the Borrower other than (A) a “taxable REIT subsidiary” or (B) a Subsidiary of a “taxable REIT subsidiary” (each such entity under this clause (a), a “TRS Entity”) and (b) any Subsidiary of a TRS Entity other than, in the case of this clause (b), a Subsidiary that is partially owned by either (i) the Borrower or (ii) any Subsidiary of the Borrower, in each case under this clause (b)(ii), other than (A) a TRS Entity or (B) a Subsidiary of a TRS Entity.

“Taxes” means all present or future taxes, duties, levies, imposts, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Term SOFR Loan or borrowing, refers to whether such Term SOFR Loan, or the Term SOFR Loans comprising such borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, or the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced the Adjusted Term SOFR Rate or such other prior benchmark rate.

“Term Lender” means a Lender having a Term Loan Commitment and/or holding any Term Loans.

“Term Loan” means an Initial Term Loan and (if and as applicable) any Additional Term Loan made pursuant to Section 2.18.

“Term Loan Advance” means a borrowing hereunder consisting of a group of Term Loans made at the same time, and (except as otherwise provided in Section 3.5) at the same Rate Option, and (in the case of Term SOFR Loans) for the same Interest Period.

“Term Loan Commitment” means an Initial Term Loan Commitment and (if and as applicable) any Additional Term Loan Commitment.

“Term Loan Facility” means the Initial Term Loan Facility, inclusive of any Additional Term Loans (if applicable).

“Term Loan Facility Increase” is defined in Section 2.18(a).

“Term Loan Facility Increase Date” is defined in Section 2.18(c).

“Term Loan Maturity Date” means March 25, 2030 or any earlier date on which all Term Loans become due or are declared due in accordance herewith or are Repaid in Full.

“Term Loan Ratable Share” means, with respect to any Term Lender on any date, the ratio of (a) the amount of such Lender’s outstanding Term Loans to (b) the aggregate amount of all outstanding Term Loans of all Term Lenders.

“Term Note” means a promissory note, in substantially the form of Exhibit A-2 hereto, duly executed by the Borrower and payable to the order of a Term Lender in the amount of its Term Loan, including any amendment, modification, renewal or replacement of such promissory note.

“Term SOFR” means, with respect to any Term SOFR Advance for any Interest Period as of the applicable Reference Time, the Term SOFR Reference Rate as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Advance” means an Advance consisting of Term SOFR Loans.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”

“Term SOFR Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Term SOFR Rate, other than pursuant to clause (iii) of the definition of “Alternate Base Rate.”

“Term SOFR Rate” means, with respect to any Term SOFR borrowing for any Interest Period, the Term SOFR Reference Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Advance and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the CME Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the CME Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” means (x) with respect to the Revolving Credit Facility, the Revolving Termination Date and (y) with respect to the Term Loan Facility, the Term Loan Maturity Date.

“Ticking Fee” is defined in Section 2.4(b).

“Total Indebtedness” means, at any time, all Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis at such time; provided that to the extent that (i) the net proceeds of any Indebtedness are to be applied to the redemption and/or repurchase of other Indebtedness (the “Refinanced Indebtedness”) and (ii) a notice for such redemption and/or prepayment of such Refinanced Indebtedness has been, or shall substantially concurrently be, delivered to the holders or lenders of such Refinanced Indebtedness or their representative or an offer to purchase such Refinanced Indebtedness has been, or shall substantially concurrently be, commenced, Total Indebtedness may be measured on a pro forma basis reflecting the consummation of such redemption or repurchase pending the consummation (or termination) of the same; provided, further, that, in the case of a tender offer, Total Indebtedness may be measured on a pro forma basis reflecting the redemption of any Refinanced Indebtedness that is not tendered in such tender offer, as long as the notice of redemption for such Refinanced Indebtedness is delivered prior to or promptly after the expiration of the tender offer; it being understood that such net proceeds shall not be included in the calculation of Unrestricted Cash. For the avoidance of doubt, (i) “Total Indebtedness” shall not include (A) Indebtedness of Unrestricted Subsidiaries and (B) Intercompany Notes and (ii) the amount of any Nonrecourse Indebtedness included in the calculation of Total Indebtedness shall be limited to the lesser of (x) the amount of such Indebtedness that is Nonrecourse Indebtedness and (y) the fair market value of any Property or asset that is pledged for the benefit of, or otherwise identified as collateral therefor, in the instruments securing such Nonrecourse Indebtedness.

“Total Net Indebtedness” means (i) Total Indebtedness (excluding outstanding letters of credit or similar arrangements not issued under this Agreement to the extent collateralized by cash, Marketable Securities and/or Cash Equivalents), less (ii) Unrestricted Cash in excess of $25,000,000.

“Total Ratable Share” means, with respect to any Lender on any date, (i) the ratio of (a) the sum of (x) the amount of such Lender’s Revolving Commitment and (y) the aggregate amount of such Lender’s Term Loans and Term Loan Commitments to (b) the sum of (x) the aggregate amount of all Revolving Commitments plus (y) the aggregate amount of all Term Loans and Term Loan Commitments, or (ii) if the Revolving Commitments have been terminated, the ratio of (a) the sum of (x) the amount of such Revolving Lender’s Revolving Exposure and (y) the aggregate amount of such Lender’s Term Loans and Term Loan Commitments to (b) the sum of (x) aggregate Revolving Exposures of all Revolving Lenders and (y) the aggregate amount of all Term Loans and Term Loan Commitments.

“Transferee” is defined in Section 13.3.

“TRS Entity” has the meaning specified in the definition of “Taxable REIT Subsidiary”.

“Type” means, with respect to any Advance, its nature as an ABR Advance or Term SOFR Advance.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the Financial Conduct Authority Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undrawn Fee” is defined in Section 2.4(a).

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using the Plan’s current actuarial assumptions for ongoing funding purposes.

“Unrestricted Cash” means cash, Cash Equivalents and Marketable Securities of the Borrower and its Restricted Subsidiaries that are free and clear of all Liens (other than Permitted Liens of the type described in clause (v), (vii) or (viii) of the definition of “Permitted Liens”) and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations.

“Unrestricted Subsidiary” means any Subsidiary hereafter designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 7.20, unless and until redesignated as a Restricted Subsidiary pursuant to the terms of Section 7.20.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 10.16.

“U.S. Tax Compliance Certificate” is defined in Section 3.7(g)(ii)(B)(iii).

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

“Wholly-Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2. Other Interpretative Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereunder,” “hereto” and “hereof” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise specified herein, “Article,” “Section,” “Exhibit” and “Schedule” references are to this Agreement.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements, and other writings, however evidenced.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Any references to the “date of this Agreement,” the “date hereof” or “even date herewith” shall refer to the Closing Date.

1.3. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (x) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (y) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.4. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements, and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements, and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Applicable Law.

1.5. Time References. Unless otherwise specified in the Loan Documents time references are to Eastern Standard Time or Eastern Daylight Time (as applicable).

1.6. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the dollar equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

1.7. Disclaimer and Exculpation With Respect to any Rate. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Alternate Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR or any Benchmark or with respect to any alternative, successor or replacement rate thereof (including any Benchmark Replacement), or any calculation, component definition thereof or rate referenced in the definition thereof, including (i) any such alternative, successor or replacement rate (including any Benchmark Replacement) implemented pursuant to Section 3.5, upon the occurrence of a Benchmark Transition Event, and (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes pursuant to Section 3.5, including whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, Alternate Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR or any Benchmark or have the same volume or liquidity as did Alternate Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR or any Benchmark prior to its discontinuance or unavailability. In addition, the discontinuation of Alternate Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR or any Benchmark and any alternative, successor or replacement reference rate may result in a mismatch between the reference rate referenced in this Agreement and your other financial instruments, including potentially those that are intended as hedges. The Administrative

Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR, any Benchmark or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, with all determinations of such Alternate Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR, any Benchmark or such alternative, successor or replacement rate by the Administrative Agent to be conclusive, absent manifest error. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Alternate Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR, any Benchmark or any such alternative, successor or replacement rate, in each case pursuant to the terms of this Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time), and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8. Rollover/Exchange. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

1.9. Amendment and Restatement.

(a) On the Closing Date, the Existing Credit Agreement (including the Exhibits and Schedules thereto) shall be amended and restated in its entirety in the form of this Agreement (including the Exhibits and Schedules hereto) and (i) all references to the Existing Credit Agreement in any Loan Document other than this Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Existing Credit Agreement as amended and restated hereby, (ii) all references to any section (or subsection) of the Existing Credit Agreement in any Loan Document other than this Agreement shall be amended to be, mutatis mutandis, references to the corresponding provisions of this Agreement, (iii) except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement as amended and restated hereby and (iv) each of the Loan Parties party hereto (on behalf of themselves and the other Loan Parties) hereby, subject to Section 1.9(b), (A) ratifies and reaffirms all of its obligations and guarantees granted under each of the Loan Documents as amended hereby (other than the Security Documents and each Intercreditor Agreement (each as defined in the Existing Credit Agreement)) to which it is a party and (B) acknowledges and agrees that subsequent to, and taking into account all of the terms and conditions of this Agreement, each Loan Document (other than the Security Documents and each Intercreditor Agreement (each as defined in the Existing Credit Agreement)) to which it is a party shall remain in full force and effect in accordance with the terms thereof and shall not be impaired or limited by the execution and delivery of this Agreement. Each of the Loan Parties party hereto (on behalf of themselves and the other Loan Parties), the Administrative Agent and the Lenders acknowledges and agrees that (x) subject to Section 1.9(b), all Obligations (other than accrued and unpaid interest, fees or other outstanding amounts under the Existing Credit Agreement being repaid by the Borrower, in cash, on the Closing Date) under and as defined in the Existing Credit Agreement that are outstanding as of the Closing Date shall, by operation of the amendment and restatement of the Existing Credit Agreement into this Agreement, become Obligations under and as defined in this Agreement and (y) the Existing Letters of Credit shall constitute Letters of Credit.

(b) Notwithstanding the foregoing or anything else herein or in any other Loan Document to the contrary, the Administrative Agent and the Lenders party hereto as of the Closing Date, constituting all Lenders under the Existing Credit Agreement, hereby (i) release all of the Collateral (as defined in the Existing Credit Agreement) and all of the Liens granted to the Administrative Agent pursuant to the Security Documents, (ii) agree that all of the Security Documents and each Intercreditor Agreement shall be and hereby are terminated and discharged and of no further force or effect and (iii) authorize and direct the Administrative Agent to take any and all steps in connection with the foregoing, including executing and delivering any termination or release agreements, filing or recording any UCC-3 termination statements or similar filings, delivering any notices, delivering any possessory Collateral (as defined in the Existing Credit Agreement), or taking any other action that any Loan Party may request in connection with this Section 1.9(b).

(c) Each Revolving Lender confirms that on the Closing Date, it shall have a Revolving Commitment in the principal amount set forth opposite its name on Schedule 1 hereto and that the Revolving Lenders shall sell and assign, or purchase and assume, such interests, rights and obligations with respect to the Revolving Exposure and the Revolving Commitments, as shall be necessary, in order that, after giving effect to all such sales and assignments, and purchases and assumptions, each Revolving Lender will hold their respective Revolving Ratable Share.

ARTICLE II

THE CREDITS

2.1. The Credit Facilities.

(1) Revolving Credit Facility.

(a) Each Revolving Lender severally agrees, upon the terms and subject to the conditions herein set forth, to make Revolving Loans to the Borrower from time to time in an aggregate principal amount at any one time outstanding which, when added to such Revolving Lender’s Revolving Ratable Share of the Letter of Credit Obligations then outstanding, and after giving effect to the proposed Revolving Loan and application of the proceeds thereof to the repayment of any outstanding Obligations, (A) does not exceed the amount of such Revolving Lender’s Revolving Commitment and (B) does not cause the Borrowing Base Availability to become less than zero. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms hereof, the Revolving Credit Facility is available from the Closing Date to the Revolving Termination Date. The Revolving Commitments under the Revolving Credit Facility (or the applicable portion of the Revolving Commitments thereunder) will expire on the Revolving Termination Date therefor.

(c) Notwithstanding Section 2.10(b) hereof, with respect to the Revolving Credit Facility or portion thereof, any outstanding Revolving Loans thereunder and all other unpaid Obligations thereunder shall be Repaid in Full by the Borrower on the Revolving Termination Date therefor (except to the extent that, pursuant to Article IV, Letters of Credit are permitted to have an expiration date later than such Revolving Termination Date).

(2) Payment Upon Termination of Revolving Commitment. Upon the termination of any Revolving Commitment, the Revolving Loans made pursuant to such Revolving Commitment shall be repaid, together with interest accrued thereon.

(3) Initial Term Loan Facility.

(a) Each Initial Term Lender severally agrees, upon the terms and subject to the conditions herein set forth, to make Initial Term Loans to the Borrower from time to time (subject to Section 2.1(3)(b)) in an aggregate principal amount which does not exceed the amount of such Initial Term Lender’s Initial Term Loan Commitment. Amounts borrowed under this Section 2.1(3)(a) and repaid or prepaid may not be reborrowed.

(b) Subject to the terms hereof, the Initial Term Loan Facility shall be available during the Initial Term Loan Commitment Period. The Initial Term Loan Commitment of each Initial Term Lender shall be automatically and permanently reduced (i) on a dollar-for-dollar basis by the amount of each Term Loan Advance made by such Initial Term Lender pursuant to Section 2.1(3)(a) and (ii) to $0 at 5:00 p.m. (New York City time) on the Initial Term Loan Commitment Scheduled Termination Date to the extent any such Initial Term Loan Commitments remain outstanding at such time. There shall be no more than three (3) Term Loan Advances made during the Initial Term Loan Commitment Period.

(c) Notwithstanding Section 2.10(b) hereof, with respect to the Term Loan Facility or any portion thereof, any outstanding Term Loans thereunder and all other unpaid Obligations thereunder shall be Repaid in Full by the Borrower on the Term Loan Maturity Date therefor.

2.2. Advances.

(1) Advances to be Ratable. Each Revolving Advance hereunder shall consist of borrowings made from the several Revolving Lenders in their respective Revolving Ratable Shares thereof. Each Term Loan Advance hereunder shall consist of borrowings made from the several Term Lenders in their respective Term Loan Ratable Shares thereof.

(2) Advance Rate Options. The Advances may be ABR Advances or Term SOFR Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.2.3.

(3) Method of Selecting Rate Options and Interest Periods for Advances. The Borrower shall select the Rate Option and, in the case of each Term SOFR Advance, the Interest Period, applicable to any Advance, from time to time. The Borrower shall give the Administrative Agent irrevocable notice of any Advance in substantially the form of Exhibit F hereto (a “Borrowing Notice”) not later than, (x) 1:00 p.m. (New York time) on the Borrowing Date of each ABR Advance and (y) 11:00 a.m. (New York time) at least three (3) U.S. Government Securities Business Days prior to the Borrowing Date of each Term SOFR Advance; provided that if such Borrowing Notice is submitted through an Approved Borrower Portal, the signature requirement may be waived at the sole discretion of the Administrative Agent; provided further that, notwithstanding the foregoing, a Borrowing Notice for an Advance on the Closing Date may be submitted no later than 11:00 a.m. (New York time) one (1) Business Day prior to the Closing Date. The Administrative Agent shall give prompt notice of each Borrowing Notice to each applicable Lender. A Borrowing Notice shall specify:

(i) the Borrowing Date, which shall be a Business Day, of such Advance;

(ii) the aggregate amount of such Advance;

(iii) the Rate Option selected for such Advance;

(iv) in the case of each Term SOFR Advance, the Interest Period applicable thereto (which shall be subject to the limitations set forth in Section 2.2.6); and

(v) whether such Advance is being requested under the Term Loan Facility or the Revolving Credit Facility.

(4) Conversion and Continuation of Outstanding Advances. Each ABR Advance shall continue as an ABR Advance unless and until such ABR Advance is converted into a Term SOFR Advance in accordance with this Section 2.2.4 or is prepaid in accordance with Section 2.6. Each Term SOFR Advance shall continue as a Term SOFR Advance of such Type until the end of the then applicable Interest Period therefor, at which time such Term SOFR Advance shall be automatically continued as a Term SOFR Advance with an Interest Period of one month unless such Term SOFR Advance shall have been either (a) prepaid in accordance with Section 2.6, (b) continued as a Term SOFR Advance for another Interest Period in accordance with this Section 2.2.4 or (c) converted into an ABR Advance in accordance with this Section 2.2.4. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert and/or continue the Rate Option applicable to all or any part of an Advance into another Rate Option; provided that any conversion or continuation of any Term SOFR Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Administrative Agent irrevocable notice substantially the form of Exhibit G hereto (a “Rate Option Notice”) of each conversion of an ABR Advance into a Term SOFR Advance, or continuation of a Term SOFR Advance or the conversion of a Term SOFR Advance into an ABR Advance, not later than (x) 1:00 p.m. (New York time) on the Business Day of the conversion of a Term SOFR Advance into an ABR Advance or (y) 11:00 a.m. (New York time) at least three U.S. Government Securities Business Days prior to the date of the requested conversion or continuation of an Advance into or as a Term SOFR Advance, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation;

(ii) the aggregate amount and Rate Option applicable to the Advance which is to be converted or continued; and

(iii) the amount and Rate Option(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Term SOFR Advance, the duration of the Interest Period applicable thereto (which shall be subject to the limitations set forth in Section 2.2.6);

provided that if such Rate Option Notice is submitted through an Approved Borrower Portal, the signature requirement may be waived at the sole discretion of the Administrative Agent

(5) Limitations. Advances shall be subject to the applicable limitations set forth in Section 2.5.

(6) Interest Period. The Interest Period of a Term SOFR Advance may not end later than the applicable Termination Date in effect at the time of the borrowing or continuation of or conversion into such Term SOFR Advance.

2.3. [Reserved].

2.4. Undrawn Fee; Commitment Fee; Ticking Fee; Reductions in Aggregate Revolving Commitment or Aggregate Term Commitment.

(a) The Borrower agrees to pay to the Administrative Agent for the ratable account of the Revolving Lenders (other than any Defaulting Lender) an undrawn commitment fee (“Undrawn Fee”) at a per annum rate equal to the Applicable Fee Rate on the average daily Available Revolving Commitment from the Closing Date to and including the latest Revolving Termination Date, payable quarterly in arrears, with such payment being due, with respect to any fiscal quarter, not later than the fifteenth day after the end of such fiscal quarter, commencing on the first such date to occur following the first full fiscal quarter after the Closing Date and, with respect to each Lender, upon termination or expiration of the Revolving Commitment of such Lender.

(b) The Borrower agrees to pay to the Administrative Agent for the ratable account of the Initial Term Lenders (other than any Defaulting Lender) an undrawn ticking fee (“Ticking Fee”) at a per annum rate equal to the Applicable Fee Rate on the actual daily Initial Term Loan Commitment (for the avoidance of doubt, after giving effect to any reductions pursuant to Section 2.1(3)(b) and Section 2.4(c)). The Ticking Fee will accrue from the Closing Date and is payable on the earlier of (i) with respect to the Initial Term Loan Commitments for which Initial Term Loans are borrowed, the date of such borrowing, (ii) with respect to the Initial Term Loan Commitments which are voluntarily terminated, the date of such termination and (iii) with respect to all remaining Initial Term Loan Commitments, the Initial Term Loan Commitment Termination Date.

(c) The Borrower may permanently reduce the Aggregate Revolving Commitment in whole, or in part in integral multiples of $10,000,000, upon at least three (3) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that (i) the amount of the Aggregate Revolving Commitment may not be reduced below the sum of (A) aggregate principal amount of the outstanding Revolving Loans and (B) the Letter of Credit Obligations and (ii) any such reduction of the Aggregate Revolving Commitment shall be allocated ratably among the Revolving Commitments of the Revolving Lenders (based on their respective Revolving Ratable Shares); provided that the Revolving Commitments may be terminated in their entirety if all of the Revolving Advances have been Repaid in Full and no Letter of Credit Obligations are outstanding. The Borrower may permanently reduce the Initial Term Loan Commitments in whole or in part in integral multiples of $10,000,000, upon at least three (3) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction.

2.5. Minimum Amount of Each Advance; Maximum Number of Advances. Each Term SOFR Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each ABR Advance shall be in the minimum amount of $1,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any ABR Advance may be in the amount of the Borrowing Base Availability; provided, further, that any Advance under the Initial Term Loan Facility shall be in the minimum amount of $50,000,000 (and in multiples of $1,000,000 if in excess thereof). There shall be no more than ten (10) Term SOFR Advances outstanding under the Revolving Credit Facility and no more than five (5) Term SOFR Advances outstanding under the Term Loan Facility, in each case, at any time.

2.6. Prepayments.

(a) The Borrower may from time to time prepay, without penalty or premium, all outstanding ABR Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding ABR Advances upon one Business Day’s prior notice to the Administrative Agent. The Borrower may from time to time prepay, upon three U.S. Government Securities Business Days’ prior notice to the Administrative Agent before the date of prepayment in the case of a Term SOFR Advance. Subject to the payment of any funding indemnification amounts required by Section 3.6 (with respect to a Term SOFR Advance) but without penalty or premium, (i) all of a Term SOFR Advance, or (ii) in a minimum aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (and provided such payment would not reduce the outstanding principal amount of such Term SOFR Advance to less than $5,000,000) any portion of a Term SOFR Advance.

(b) If, on any date, Borrowing Base Debt exceeds the Borrowing Base, the Borrower shall, no later than five (5) Business Days after such date (unless, for the avoidance of doubt, Borrower has otherwise reduced Borrowing Base Debt so that it no longer exceeds the Borrowing Base on such Business Day), prepay Loans and/or Cash Collateralize Letter of Credit Obligations in accordance with this Section 2.6(b) such that (i) Borrowing Base Debt is equal to or less than the Borrowing Base or (ii) all Letters of Credit are Cash Collateralized and there are no Loans outstanding. Amounts to be applied in connection with prepayments made pursuant to this Section 2.6 shall be applied, first, to the prepayment of Loans, and second, if the aggregate principal amount of Loans then outstanding is less than the amount of such prepayments because Letter of Credit Obligations constitute a portion thereof, the Administrative Agent shall deposit the balance of such prepayments in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions reasonably satisfactory to the Administrative Agent to Cash Collateralize Letter of Credit Obligations. The application of any prepayment of Loans pursuant to this Section 2.6(b) shall be made (x) to the Revolving Loans and Term Loans on a pro rata basis and (y), first, to ABR Loans and second, to Term SOFR Loans.

2.7. Funding. Not later than 2:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in New York to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will make the funds so received from the applicable Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.8. Interest Rates.(a) Each ABR Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such ABR Loan is made or is converted from a Term SOFR Loan into an ABR Loan pursuant to Section 2.2.4, to but excluding the date it is paid or is converted into a Term SOFR Loan pursuant to Section 2.2.4, at a rate per annum equal to the Alternate Base Rate for such day plus the Applicable Base Rate Margin for such day. Changes in the rate of interest on any ABR Loan will take effect simultaneously with each change in the Alternate Base Rate or the Applicable Base Rate Margin.

(b) Each Term SOFR Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Adjusted Term SOFR Rate for such Interest Period plus the Applicable SOFR Margin in effect two Business Days prior to the first day of such Interest Period.

(c) [Reserved].

(d) Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, with the Borrower’s prior written consent (such consent by the Borrower not to be unreasonably withheld or delayed), to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.9. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2, during the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders adversely affected thereby to a reduction in an interest rate), declare that no Loan may be made as, converted into or continued (after the then applicable Interest Period therefor) as a Term SOFR Loan. If any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided above plus the Default Rate or (B) in the case of any other amount, the Default Rate plus the rate applicable to ABR Loans as provided above.

2.10. Method and Allocation of Payments.

(a) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (New York time) on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

(b) Except as otherwise provided in Section 2.6(b) and 2.10(c) and (d):

(i) Payments of principal on Revolving Loans received by the Administrative Agent shall be allocated among the Revolving Lenders based on their Revolving Ratable Shares; except that payment of principal of Revolving Loans made under Revolving Commitments on the termination date thereof shall be made ratably to the Revolving Lenders of such Revolving Commitments; and

(ii) Payments of interest on Revolving Loans received by the Administrative Agent shall be allocated among the Revolving Lenders based on their Revolving Ratable Shares; except that payment of interest accrued on Revolving Loans made under Revolving Commitments on the termination date thereof shall be made ratably to the Revolving Lenders of such Revolving Commitments.

(iii) Payments of principal and interest on any Term Loans received by the Administrative Agent shall be allocated ratably among the Term Lenders based on their Term Loan Ratable Shares.

(c) Payments made by the Borrower shall be applied first, to interest and fees accrued on the Loans or Commitments and second, to the principal of the Loans.

(d) If the Administrative Agent receives payments on any Business Day of any amounts payable to any Lender hereunder and fails to pay such amount to such Lender (i) on or before the close of business on such day if such payment was received by 1:00 p.m. (New York time) on such day or (ii) on or before the next succeeding Business Day if such payment was received after 1:00 p.m. (New York time) on such day of receipt, the Administrative Agent shall pay to such Lender interest on such unpaid amount at the Federal Funds Rate until such amount is so paid to such Lender.

2.11. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Rate Option and Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to Sections 2.11(a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided however that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Revolving Loans be evidenced by a Revolving Note and that its Term Loans be evidenced by a Term Note. In such event, the Borrower shall prepare, execute and deliver to such Lender the Note or Notes payable to such Lender or its registered assigns in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.2) be represented by one or more Notes payable to the payee named therein or its registered assigns, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in Sections 2.11(a) and (b) above.

2.12. Repayment of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the relevant Term Lenders holding Initial Term Loans (i) on the last Business Day of each March, June, September and December, commencing on the last Business Day of the fiscal quarter in which the Initial Term Loan Commitment Termination Date occurs, an aggregate amount equal to the quarterly amortization percentage, as set forth in the following table and (ii) on the Term Loan Maturity Date, the aggregate principal amount of all Initial Term Loans outstanding on such date; provided that payments required by this Section 2.12 shall be reduced as a result of the application of prepayments of Term Loans in accordance with Section 2.6(a).

Amortization Percentage
Quarters 1-4	0.625%
Quarters 5-8	1.250%
Quarters 9-12	1.250%
Quarters 13-16	1.875%

2.13. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each ABR Advance shall be payable quarterly, with such payment being due, with respect to any calendar quarter, not later than the last Business Day of each calendar quarter and on the date on which the Commitments terminate, commencing the first such date to occur after the Closing Date. Interest accrued on each Term SOFR Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Term SOFR Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Term SOFR Advance having an Interest Period longer than three months shall also be payable on each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period. Interest and fees under this Agreement shall be calculated for actual days elapsed on the basis of a 360-day year except that interest on ABR Advances made at the Prime Rate shall be calculated for actual days elapsed on the basis of a 365-day (or, if applicable, 366-day) year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (New York time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.

2.14. Notification of Advances, Interest Rates, Prepayments and Aggregate Commitment Reductions. Promptly after receipt thereof, (a) the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Commitment reduction notice or Aggregate Term Loan Commitment reduction notice, and (b) the Administrative Agent shall notify each Lender of each Borrowing Notice, Rate Option Notice and repayment notice received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each Term SOFR Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate or Applicable Base Rate Margin.

2.15. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the applicable Loans and Notes issued hereunder shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.16. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date, or time of day in the case of same-day borrowings, on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of any of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available, together with interest thereon, in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Rate for such day or (y) in the case of payment by the Borrower, the interest rate applicable to ABR Loans.

2.17. [Reserved].

2.18. Facility Increase.

(a) The Borrower may, at any time and from time to time, by notice to the Administrative Agent, request (x) an increase in the Aggregate Revolving Commitment (a “Revolving Facility Increase”) or (y) an increase to the Term Loan Facility (a “Term Loan Facility Increase” and the Term Loans to be provided thereunder, the “Additional Term Loans”), which notice shall set forth the amount of such requested Facility Increase. Such Facility Increase may be effected (x) in the case of a Revolving Facility Increase, (i) by having one or more New Lenders become Lenders under the Revolving Credit Facility and/or (ii) by having any one or more of the then-existing Lenders under the Revolving Credit Facility (at their respective election in their sole discretion), in each case, that have been approved by the Borrower and are reasonably acceptable to the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld or delayed), increase the amount of their existing Revolving Commitments and (y) in the case of a Term Loan Facility Increase, (i) by having one or more New Lenders become Lenders under the Term Loan Facility and/or (ii) by having any one or more of the then-existing Lenders under the Term Loan Facility (at their respective election in their sole discretion), in each case, that have been approved by the Borrower and are reasonably acceptable to the Administrative Agent (such approval by the Administrative Agent not to be unreasonably withheld or delayed), provide Additional Term Loans, provided that (i) each Facility Increase shall be in an amount not less than $5,000,000, (ii) after giving effect to the Facility Increase, the Aggregate Facilities Amount shall not exceed the Aggregate Credit Facility Limit, (iii) no Default or Event of Default exists or would exist after giving effect to the Facility Increase, (iv) all financial covenants set forth in Section 7.27 would be satisfied on a pro forma basis for the most recent determination period, assuming that the Loans outstanding on the date of effectiveness of the Facility Increase had been outstanding on the last day of such determination period, (v) any Facility Increase shall be pursuant to this Agreement, (vi) the terms and conditions of any Revolving Facility Increase (for the avoidance of doubt, not including upfront fees, commitment fees payable to obtain such increased commitments or similar fees, which shall be determined by the Borrower and the applicable Additional Lenders) shall be the same as the terms and conditions applicable to the Revolving Credit Facility, (vii) the terms and conditions of any Term Loan Facility Increase (for the avoidance of doubt, not including upfront fees, commitment fees payable to obtain such increased commitments or similar fees, which shall be determined by the Borrower and the applicable Additional Lenders) shall be the same as the terms and conditions applicable to the Initial Term Loan Facility and (viii) the representations and warranties contained in Article VI are true and correct in all material respects as of the date of the Increase Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date (provided that any representation and warranty that is qualified as to materiality, material adverse effect or similar language shall be true and correct as of such date); provided that if there is more than one Termination Date at the time of effectiveness of a Facility Increase, the Termination Date for the Facility Increase shall be the latest Termination Date.

(b) As a condition to a Facility Increase, (i) the Borrower and each applicable Additional Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Exhibit C hereto and the Administrative Agent shall have accepted and executed the same; (ii) if requested by an Additional Lender, the Borrower shall have executed and delivered to the Administrative Agent the applicable Note payable to the order of such Additional Lender; (iii) the Guarantors shall have consented in writing to the Facility Increase and shall have agreed that their Guaranty Agreements continue in full force and effect; (iv) the Borrower and each Additional Lender shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such Facility Increase; and (v) if requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent opinions of counsel (substantially similar to the forms of opinions provided for in Section 5.1(vi), modified to apply to the Facility Increase and to each Note, Commitment and Acceptance, and other documents executed and delivered in connection with such Facility Increase). The form and substance of the documents required under clauses (i) through (v) above shall be reasonably acceptable to the Administrative Agent. The Administrative Agent shall promptly provide written notice to all of the Lenders hereunder of each Facility Increase and shall promptly provide copies of each Commitment and Acceptance to all of the Lenders.

(c) Upon the effective date of any Revolving Facility Increase pursuant to the provisions hereof (the “Revolving Facility Increase Date”), which Revolving Facility Increase Date shall be mutually agreed upon by the Borrower, each applicable Additional Lender and the Administrative Agent, (A) such Additional Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from the Lenders party to this Agreement immediately prior to the Increase Date, an undivided interest and participation in any Letter of Credit then outstanding, ratably, such that each Lender (including each Additional Lender) holds a participation interest in each such Letter of Credit in the amount of its then Revolving Ratable Share thereof; and (B) each Additional Lender shall make its Revolving Ratable Share of all Revolving Advances made on or after such Increase Date and shall otherwise have all of the rights and obligations of a Revolving Lender hereunder on and after such Revolving Facility Increase Date. Upon the effective date of any Term Loan Facility Increase pursuant to the provisions hereof (the “Term Loan Facility Increase Date”), which Term Loan Facility Increase Date shall be mutually agreed upon by the Borrower, each applicable Additional Lender and the Administrative Agent, (A) each Additional Lender under the Term Loan Facility shall provide its Additional Term Loan Commitment or advance its Additional Term Loan, which shall be combined with the other outstanding Term Loan Advances and converted into one or more Term Loan Advances under the Term Loan Facility; and (B) each Additional Lender shall have all of the rights and obligations of a Term Lender hereunder on and after such Term Loan Facility Increase Date.

(d) After the Increase Date, the Administrative Agent shall promptly provide to each Lender a new Schedule 1 to this Agreement. In the event that there are any Revolving Loans outstanding after giving effect to the Revolving Facility Increase, upon notice from Administrative Agent to each Revolving Lender, the amount of such Revolving Loans owing to each Revolving Lender shall be appropriately adjusted to reflect the new Revolving Commitments and the new Revolving Ratable Shares, it being intended that all Revolving Loans be held ratably in accordance with the Revolving Ratable Shares. If, as a result of any such adjustment to the amount of Revolving Loans owing to any Revolving Lender, any payment of all or a portion of any Term SOFR Loan owing to any such Revolving Lender occurs on a day which is not the last day of the applicable Interest Period, Borrower shall pay to Administrative Agent for the benefit of the affected Revolving Lenders any loss or cost incurred by such Revolving Lenders resulting therefrom in accordance with Section 3.6.

(e) Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of any Lender to increase its Commitment hereunder or provide any Additional Term Loans at any time or a commitment or agreement on the part of the Borrower or the Administrative Agent to give or grant any Lender the right to increase its Commitment or provide any Additional Term Loans hereunder at any time.

2.19. [Reserved].

2.20. Mitigation Obligations; Replacement of a Lender.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1 or 3.2, or requires the Borrower to pay any Indemnified Taxes or additional amounts in respect of any Indemnified Taxes to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1, 3.2 or 3.7, as the case may be, in the future, or would cause Section 3.5 to be inapplicable, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.1, Section 3.2, or if the Borrower is required to pay any Indemnified Taxes or additional amounts in respect of any Indemnified Taxes to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, or if a Lender gives notice of illegality pursuant to Section 3.8 and, in each case, such Lender has declined or is unable to designate a different Lending Installation in accordance with Section 2.20(a) or Section 3.5, as the case may be, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or Section 3.7) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.3;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.6) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.7, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.21. [Reserved].

2.22. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents:

(a) Defaulting Lender Adjustments. If any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Letter of Credit Exposure with respect to such Defaulting Lender in accordance with Section 4.10; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Letter of Credit Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.10; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or outstanding Letters of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and outstanding Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or outstanding Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Undrawn Fee or Letter of Credit Fee or Ticking Fee for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 4.10.

(C) With respect to any Undrawn Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Letter of Credit Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee. With respect to any Ticking Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall not be required to pay such fee to any other Person.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Letter of Credit Exposure in accordance with the procedures set forth in Section 4.10.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Revolving Commitments (without giving effect to clause (a)(i) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend or increase any Letter of Credit unless it is satisfied that it will have no Letter of Credit Exposure after giving effect thereto.

ARTICLE III

INCREASED COSTS; TAXES

3.1. Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate) or any Issuing Bank;

(ii) subject any Lender or Issuing Bank to any Taxes (other than (A) any Indemnified Taxes or Other Taxes or (B) Excluded Taxes); or

(iii) impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Term SOFR Loan, or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon receipt by the Borrower of a certificate delivered by such Lender or Issuing Bank pursuant to Section 3.3, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that such Lender or such Issuing Bank certifies that it generally has requested such payments from similarly situated borrowers.

3.2. Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, upon receipt by the Borrower of a certificate delivered by such Lender or Issuing Bank pursuant to Section 3.3, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided, in each case, that such Lender or such Issuing Bank has requested such payments from similarly situated borrowers.

3.3. Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 3.1 or 3.2 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

3.4. Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to Section 3.1 or 3.2 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to Section 3.1 or 3.2 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5. Alternate Rate of Interest.

(a) Subject to clauses (b), (d), (e), (f) and (g) of this Section 3.5, if prior to the commencement of any Interest Period for a Term SOFR Advance or a continuation of any such Advances:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate, as applicable, for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted Term SOFR Rate or the Term SOFR Rate, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Rate Option Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term SOFR Advance shall be ineffective and (B) if any borrowing request requests a Term SOFR Advance, such Advance shall be made as an ABR Advance; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then the other Type of Advances shall be permitted.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) [Reserved].

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) above and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.5, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.5.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Advance of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Term SOFR Advance of or conversion to an ABR Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

3.6. Funding Indemnification. If (a) (i) any payment of a Term SOFR Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise (including the occurrence during the Interest Period of the Termination Date applicable to the Commitment or Loan under which such Term SOFR Loan was made), (ii) a Term SOFR Advance is not made, or (iii) any Advance is not continued or converted into a Term SOFR Advance, on the date specified by the Borrower, in each case, for any reason other than default by one or more of the Lenders or (b) the assignment of any Term SOFR Loan occurs on a date which is not the last day of the applicable Interest Period as a result of a request by the Borrower pursuant to Section 2.20, then the Borrower will indemnify each Lender for any loss or cost (including any reasonable internal administrative costs) incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Term SOFR Advance. Determination of amounts payable under this Section 3.6 in connection with a Term SOFR Loan shall be calculated as though each Lender funded its Term SOFR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not.

3.7. Taxes.

(a) For purposes of this Section 3.7, the term “Lender” includes any Issuing Bank.

(b) All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax with respect to any such payment by any applicable withholding agent, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made by any applicable withholding agent (including such deductions and withholdings applicable to additional sums payable under this Section 3.7) each Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c) The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(d) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.7) payable or paid by the Administrative Agent or such Lender and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) [Reserved].

(f) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.7, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) (i) Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender shall deliver such other documentation reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as applicable, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.7(g)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(ii) Without limiting the generality of the foregoing:

(A) each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two properly completed and duly executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) two properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for the applicable benefits of an income tax treaty to which the United States is a party;

(ii) two properly completed and duly executed originals of IRS Form W-8ECI (or any successor form);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two properly completed and duly executed certificates substantially in the form of Exhibit E-1 (a “U.S. Tax Compliance Certificate”) and (y) two properly completed and duly executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two properly completed and duly executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-3 or Exhibit E-4, IRS Form W-9, and/or other certification documents (or any successor forms) from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 on behalf of such direct and indirect partner(s);

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 3.7(g), a Lender shall not be required to deliver any documentation pursuant to this Section 3.7(g) that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 3.7(g).

(h) Treatment of Certain Refunds. If the Administrative Agent or any Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 3.7 (including by the payment of additional amounts pursuant to this Section 3.7), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.7 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over pursuant to this Section 3.7(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.7(h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this Section 3.7(h) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.7(h) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.7 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.8. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Installation to make, maintain or fund Loans whose interest is determined by reference to SOFR or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain SOFR Loans or to convert ABR Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Alternate Base Rate), immediately and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.6.

ARTICLE IV

THE LETTER OF CREDIT FACILITY

4.1. Letters of Credit. At the request of the Borrower, each Issuing Bank shall, on the terms and conditions set forth in this Agreement, issue from time to time for the account of the Borrower or any of its Subsidiaries, through such offices or branches as it and the Borrower may jointly agree, one or more Letters of Credit in accordance with this Article IV, during the period commencing on the Closing Date and ending on the Business Day prior to the Letter of Credit Expiration Date; provided that (i) the aggregate face amount of all Letters of Credit outstanding at any time shall not exceed the Aggregate L/C Limit and (ii) no Issuing Bank shall be required to issue, extend or amend any Letter of Credit if after giving effect thereto the aggregate face amount of Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s L/C Limit. On the date hereof, the Existing Letters of Credit shall be continued under this Agreement and from and after the Closing Date, notwithstanding any language to the contrary contained in any of the Existing Letters of Credit, the Existing Letters of Credit shall be deemed Letters of Credit issued under this Agreement, and the Borrower shall execute such acknowledgments and agreements as Administrative Agent may reasonably request to evidence the foregoing.

4.2. Limitations.

(a) No Issuing Bank shall issue, amend or extend, at any time, any Letter of Credit:

(i) if, after giving effect to the Letter of Credit or amendment or extension thereof requested hereunder, the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank shall exceed any limit imposed by Applicable Law upon such Issuing Bank or any Revolving Lender;

(ii) if, after giving effect to the Letter of Credit or amendment or extension thereof requested hereunder, (w) the Borrowing Base Availability would be less than zero, (x) the Letter of Credit Obligations in respect of Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s L/C Limit, (y) the sum of (A) the aggregate principal amount of all outstanding Revolving Loans plus (B) the Letter of Credit Obligations exceeds the Aggregate Revolving Commitment or (z) such Issuing Bank’s Revolving Exposure would exceed its Revolving Commitment;

(iii) if such Issuing Bank receives written notice from the Administrative Agent no later than one (1) Business Day prior to the proposed Issuance Date of such Letter of Credit that the conditions precedent contained in Section 5.1 or 5.2, as applicable, would not on such Issuance Date be satisfied unless such conditions are thereafter satisfied and written notice of such satisfaction is given to such Issuing Bank by the Administrative Agent;

(iv) that is in a currency other than United States dollars;

(v) subject to Section 4.4(d), if the expiry date of such requested Letter of Credit would occur after the first anniversary of the date of issuance thereof, unless agreed by the applicable Issuing Bank;

(vi) if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Administrative Agent and the applicable Issuing Bank approve; provided that (x) on or prior to the Letter of Credit Expiration Date, the Borrower shall Cash Collateralize such Letter of Credit and (y) in no event shall any Letter of Credit issued under this Agreement have an expiry date that occurs after the first anniversary of the Letter of Credit Expiration Date;

(vii) (A) [reserved]; or

(viii) if any Revolving Lender is a Defaulting Lender and after giving effect to the issuance of such Letters of Credit or amendment or extension thereof, the sum of Revolving Exposures of the Non-Defaulting Lenders would exceed the Non-Defaulting Lenders’ ratable portion of the Aggregate Revolving Commitment, unless such excess amount is Cash Collateralized by the Borrower in accordance with Section 4.10.

(b) An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

4.3. Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, as applicable, the issuance of any Letter of Credit is subject to the satisfaction in full of the condition that the Borrower shall have delivered to such Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents (including, if requested, an Application) and materials as may be reasonably required pursuant to the terms thereof, and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank in form and content.

4.4. Procedure for Issuance of Letters of Credit.

(a) The Borrower shall give such Issuing Bank and the Administrative Agent not less than five (5) Business Days’ (or such shorter period as such Issuing Bank, the Borrower and the Administrative Agent shall agree) prior written notice of any requested issuance of a Letter of Credit under this Agreement by delivering (including via electronic delivery, such as an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank), to the Issuing Banks at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank. Such Application shall specify (i) the stated amount of the Letter of Credit requested, (ii) the requested Issuance Date, which shall be a Business Day, (iii) the date on which such requested Letter of Credit is to expire, which date shall be in compliance with the requirements of Sections 4.2(v) and (vi), (iv) the purpose for which such Letter of Credit is to be issued and (v) the Person for whose benefit the requested Letter of Credit is to be issued. At the time such request is made, the Borrower shall also provide such Issuing Bank with a copy of the form of the Letter of Credit it is requesting be issued and the proposed form shall be reasonably acceptable to the Issuing Bank.

(b) [Reserved].

(c) An Issuing Bank shall not extend (other than by operation of an automatic renewal provision) or amend any Letter of Credit unless the requirements of this Section 4.4 and Sections 4.1 and 4.2 are met as though a new Letter of Credit were being requested and issued.

(d) If Borrower so requests in any Application, then an Issuing Bank shall issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that (i) any such Evergreen Letter of Credit shall set forth such Issuing Bank’s notice periods to prevent any automatic extension (the “Nonextension Notice Date”) and (ii) the expiry date resulting from each automatic extension shall occur no later than the first anniversary of the start date of such automatic extension, unless agreed by the applicable Issuing Bank. The Issuing Bank shall use commercially reasonable efforts to advise the Borrower of any such notice of nonextension. Unless otherwise directed by the applicable Issuing Bank, Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Evergreen Letter of Credit has been issued, Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (except that Section 4.3 shall not apply), or (ii) it has received notice (which must be in writing) on or before the date that is 10 Business Days preceding the Nonextension Notice Date from Administrative Agent or Borrower that one (1) or more of the applicable conditions specified in Section 5.2 is not then satisfied. Notwithstanding anything to the contrary contained herein, no Issuing Bank shall have any obligation to permit the extension of any Evergreen Letter of Credit at any time.

(e) Any Revolving Lender may, but shall not be obligated to, issue to the Borrower or any Subsidiary letters of credit (that are not Letters of Credit) for its own account, and at its own risk. None of the provisions of this Agreement shall apply to any letter of credit that is not a Letter of Credit.

(f) Notwithstanding the foregoing, to the extent any Application or Letter of Credit conflicts with the provisions of this Agreement, the provisions of this Agreement shall govern.

4.5. Duties of Issuing Bank. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of bad faith, willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable judgment, shall not put such Issuing Bank under any resulting liability to any Revolving Lender or, relieve any Revolving Lender of its obligations hereunder to such Issuing Bank. In determining whether to pay under any Letter of Credit, an Issuing Bank shall have no obligation to the Revolving Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance with the requirements of such Letter of Credit.

4.6. Participation; Reimbursement.

(a) Immediately upon issuance by an Issuing Bank of any Letter of Credit in accordance with Section 4.4, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, in the amount of its Revolving Ratable Share of, such Letter of Credit (including all obligations of the Borrower with respect thereto other than amounts owing to such Issuing Bank under Section 3.2). Upon the occurrence of a Revolving Termination Date (other than the latest Revolving Termination Date then applicable), the aggregate amount of participations in Letters of Credit held by Revolving Lenders in respect of Revolving Commitments terminating on such Revolving Termination Date shall be deemed to be reallocated to the Revolving Lenders holding Revolving Commitments which are not terminating on such date, such that, upon such reallocation, the participation of the remaining Revolving Lenders in outstanding Letters of Credit shall be in proportion to their respective Revolving Ratable Shares; provided that in no event shall such reallocation result in the Revolving Exposure of any Revolving Lender exceeding its Revolving Commitment.

(b) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Borrower and the Administrative Agent thereof and the date required for payment of such drawing under such Letter of Credit; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such disbursement. In the event that an Issuing Bank makes any payment under any Letter of Credit, the Borrower shall unconditionally reimburse such Issuing Bank not later than 2:00 p.m. (New York time) on the next Business Day immediately following the day on which the Borrower receives notice of such payment from the Issuing Bank, whether payment is made through a Revolving Advance hereunder or otherwise. If the Borrower shall not have repaid such amount to such Issuing Bank on or before the date of such payment by such Issuing Bank, such Issuing Bank shall promptly so notify the Administrative Agent, which shall promptly so notify each Revolving Lender. Upon receipt of such notice, each Revolving Lender severally agrees that it shall promptly and unconditionally pay to the Administrative Agent (in same day funds) for the account of such Issuing Bank the amount of such Revolving Lender’s Revolving Ratable Share of the payments so made by such Issuing Bank, and the Administrative Agent shall promptly pay such amount, and any other amounts received by the Administrative Agent for such Issuing Bank’s account pursuant to this Section 4.6(b), to such Issuing Bank. If the Administrative Agent so notifies such Revolving Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuing Bank such Revolving Lender’s Revolving Ratable Share of the amount of such payment on such Business Day in same day funds. If and to the extent such Lender shall not have so made its Revolving Ratable Share of the amount of such payment available to the Administrative Agent for the account of such Issuing Bank, such Revolving Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand such amount, together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank, at the Federal Funds Rate. The failure of any Revolving Lender to make available to the Administrative Agent for the account of such Issuing Bank such Revolving Lender’s Revolving Ratable Share of any such payment shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Ratable Share of any payment on the date such payment is to be made.

(c) The Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2.3 that such payment be financed with an ABR Advance of Revolving Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Advance of Revolving Loans. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any payment (other than the funding of ABR Advances as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such payment.

(d) [Reserved].

(e) The obligations of the Revolving Lenders to make payments to the Administrative Agent for the account of an Issuing Bank with respect to a Letter of Credit and the Borrower’s reimbursement obligations in respect of Letters of Credit hereunder shall be absolute, unconditional and irrevocable, and not subject to any qualification or exception whatsoever, including the following:

(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), such Issuing Bank, the Administrative Agent, any Revolving Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other Loan Party and the beneficiary named in any Letter of Credit);

(iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v) any failure by the Administrative Agent or an Issuing Bank to make any reports required pursuant to Section 4.8;

(vi) the occurrence of any Default or Event of Default;

(vii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(f) The Borrower’s reimbursement obligations in respect of Letters of Credit hereunder to make payments to the Administrative Agent for the account of an Issuing Bank under this Section 4.6 shall, in each case, continue until all Letters of Credit of such Issuing Bank have expired, regardless of whether (i) such Letters of Credit have been Cash Collateralized, (ii) any Revolving Commitment has terminated or (iii) the Issuing Bank of such Letter of Credit has been replaced pursuant to Section 2.20.

(g) The Revolving Lenders’ obligation in respect of Letters of Credit hereunder to make payments to the Administrative Agent for the account of an Issuing Bank under this Section 4.6 shall, in each case, continue until all Letters of Credit of such Issuing Bank have expired, regardless of whether (i) such Letters of Credit have been Cash Collateralized, (ii) subject to the last two sentences of Section 4.6(a), any Revolving Commitment has terminated or (iii) the Issuing Bank of such Letter of Credit has been replaced pursuant to Section 2.20; provided that if an Issuing Bank agrees to issue, amend or extend a Letter of Credit in accordance with Section 4.2(vi), a Revolving Lender’s obligation in respect of such Letter of Credit hereunder to make payments to the Administrative Agent for the account of such Issuing Bank under this Section 4.6 shall expire upon termination of such Revolving Lender’s Revolving Commitment unless at the time of such termination an Event of Default or Default shall have occurred and be continuing.

4.7. Compensation for Letters of Credit.

(a) The Borrower agrees to pay to the Administrative Agent (except to the extent that the Borrower shall be required to pay directly to the Revolving Lenders as provided in Section 4.7(d)), in the case of each outstanding Letter of Credit, the Letter of Credit Fee therefor, payable quarterly in arrears as hereinafter provided on the daily average face amount (net of permanent reductions) of each Letter of Credit outstanding at any time during the preceding calendar quarter. The Letter of Credit Fees shall be due and payable quarterly in arrears (i) with respect to any calendar quarter, not later than fifteen days following after the end of such calendar quarter, (ii) on each Revolving Termination Date and (iii) if any Letter of Credit remains outstanding after the latest Revolving Termination Date, with respect to any calendar quarter thereafter through the last calendar quarter during which the last Letter of Credit ceases to be outstanding, not later than the fifteenth day after the end of such calendar quarter (each such date specified in clause (i), (ii) or (iii), a “Quarterly Payment Date”). The Administrative Agent shall promptly remit such Letter of Credit Fees, when received by it, to the Revolving Lenders based on their Revolving Ratable Shares of the Revolving Credit Facility.

(b) The Borrower agrees to pay to the Administrative Agent for the account of the applicable Issuing Bank (except to the extent that the Borrower shall be required to pay directly to the Issuing Bank as provided in Section 4.7(d)) a fronting fee for each Letter of Credit in an amount equal to 0.125% per annum times the daily undrawn amount of such Letter of Credit payable quarterly in arrears on the fifteenth day after the end of each fiscal quarter (including, if any Letter of Credit remains outstanding after the latest Revolving Termination Date, each the fifteenth day after the end of each fiscal quarter thereafter until the first fiscal quarter after the date on which the last outstanding Letter of Credit ceases to be outstanding). The Administrative Agent shall promptly remit such fronting fee, when received by it, to such Issuing Bank.

(c) The Borrower shall pay to the applicable Issuing Bank, promptly upon demand, the amount of any fees (in addition to the fees described in Sections 4.7(a) and 4.7(b)) which such Issuing Bank customarily charges to a Person similarly situated in the ordinary course of its business for issuing, amending or extending Letters of Credit, for honoring drafts, and taking similar action in connection with Letters of Credit, together with all reasonable out-of-pocket expenses of such Issuing Bank incurred in connection therewith.

(d) After the latest Revolving Termination Date and the Repayment in Full, the Borrower shall make on each Quarterly Payment Date (i) payments of Letter of Credit Fees under Section 4.7(a) directly to the Lenders in the amounts of their respective Revolving Ratable Shares thereof and (ii) payments of fronting fees under Section 4.7(b) directly to each Issuing Bank that issued a Letter of Credit that was outstanding at any time during the prior calendar quarter.

(e) Letter of Credit Fees and fees payable to the Issuing Bank pursuant to Section 4.7(b) shall be calculated, on a pro rata basis for the period to which such payment applies, for actual days elapsed during such period, on the basis of a 360-day year.

4.8. Issuing Bank Reporting Requirements.

(a) Each Issuing Bank shall, no later than the fifth (5th) Business Day following the last day of each month, provide to the Administrative Agent and the Borrower a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the Issuance Date, account party, original face amount, expiration date, the reference number of each Letter of Credit outstanding at any time during such month and the aggregate amount (if any) payable by the Borrower to such Issuing Bank during the month pursuant to Section 3.2 and such other information as may be reasonably requested by the Administrative Agent.

(b) Upon the request of the Administrative Agent or any Revolving Lender, an Issuing Bank shall furnish to the requesting Administrative Agent or Revolving Lender copies of any Letter of Credit or Application to which such Issuing Bank is party.

4.9. Indemnification; Nature of Issuing Bank’s Duties.

(a) In addition to amounts payable as elsewhere provided in this Article IV, the Borrower hereby agrees to protect, indemnify, pay and save and hold the Administrative Agent and each Revolving Lender and Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Administrative Agent, any Issuing Bank or any Revolving Lender as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of an Issuing Bank, as a result of its bad faith, willful misconduct or gross negligence as proven in a final and non-appealable judgment of a court of competent jurisdiction, or (ii) the failure of an Issuing Bank to honor a drawing under a Letter of Credit issued by it as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

(b) As among the Borrower, the Revolving Lenders, the Administrative Agent and any Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Administrative Agent nor any Revolving Lender nor (subject to the provisions of Section 4.9(d)) an Issuing Bank shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, such Issuing Bank and the Revolving Lenders including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority. None of the above shall affect, impair, or prevent the vesting of any rights or powers of an Issuing Bank under this Section 4.9.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Bank under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuing Bank, the Administrative Agent or any Revolving Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

(d) Notwithstanding anything to the contrary contained in this Section 4.9, the Borrower shall have no obligation to indemnify an Issuing Bank under this Section 4.9 in respect of any liability incurred by such Issuing Bank arising primarily out of the bad faith, willful misconduct or gross negligence of such Issuing Bank, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

4.10. Cash Collateralization.

(a) [Reserved].

(b) At any time that there shall exist a Defaulting Lender, within two Business Days following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Defaulting Lender’s share of the Issuing Banks’ Letter of Credit Exposure (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(i) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, an exclusive perfected security interest, subject only to any inchoate tax liens referred to in clause (i) of the definition of “Permitted Liens,” in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim (other than inchoate tax liens referred to in clause (i) of the definition of “Permitted Liens”) of any Person other than the Administrative Agent and the Issuing Banks as herein provided, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Notwithstanding anything to the contrary contained in this Agreement, but subject to clause (iii) below, Cash Collateral provided under this Section 4.10(b)(ii) or Section 2.22 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Letter of Credit Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 4.10(b) or Section 2.22 and to the extent provided by the Borrower, shall be returned to the Borrower following (i) the elimination or reduction of the applicable Letter of Credit Exposure (including by the termination of Defaulting Lender status of the applicable Lender or the replacement of the Defaulting Lender as a Lender pursuant to Section 2.20(b) or the expiration or return to the applicable Issuing Bank of the applicable Letter of Credit), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.22, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Letter of Credit Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral held by the Administrative Agent shall remain subject to the security interest granted pursuant to the Loan Documents.

In addition, the Borrower shall Cash Collateralize Letters of Credit when required by and in accordance with Sections 2.6(b) and 2.22.

4.11. No Obligation. No Lender shall have any obligation hereunder to accept or approve any request for, or to issue, amend or extend, any Letter of Credit hereunder except for the obligations of the Lenders under this Article IV.

4.12. [Reserved].

4.13. Additional Provisions Regarding Issuance and Amendment of Letters of Credit. Notwithstanding the foregoing or anything else to the contrary contained herein, no Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank (x) shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (y) shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise entitled to be compensated hereunder) not in effect on the date of this Agreement (or, with respect to an Existing Letter of Credit, at the time such Existing Letter of Credit was issued), or (z) shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date hereof and which such Issuing Bank in good faith deems material to it; provided that, in the cases of clauses (y) and (z), such Issuing Bank shall have (1) provided written notice to the Borrower of its refusal to issue any Letter of Credit and the specific reasons therefor and the Borrower shall not have fully compensated such Issuing Bank for the imposition of such restriction, reserve or capital requirement or reimbursed such Issuing Bank for such loss, cost or expense, as applicable, and (2) sought compensation from similarly situated borrowers. An Issuing Bank shall not be obligated to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

4.14. Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of International Standby Practices 1998 published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

4.15. Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE V

CONDITIONS PRECEDENT

5.1. Closing Conditions. This Agreement shall not be effective unless the Borrower has furnished to the Administrative Agent:

(i) Copies of the charter of the Borrower and the other Loan Parties, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii) Copies, certified by a Senior Executive of the Borrower and the other Loan Parties, of the bylaws (or equivalent governing document) and Board of Directors’ resolutions and resolutions or actions of any other body authorizing the execution, delivery and performance of the Loan Documents.

(iii) An incumbency certificate, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower and the other Loan Parties authorized to sign the Loan Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv) A certificate, signed by the chief financial officer, controller, chief accounting officer, or other officer that has similar responsibilities of the Borrower, (x) stating that on the Closing Date no Default or Event of Default has occurred and is continuing, and that all of the representations and warranties in Article VI are true and correct in all material respects (except to the extent already qualified by materiality, in which case said representations and warranties are true and correct in all respects), and (y) certifying the Leverage Ratio as of December 31, 2025 giving pro forma effect to any Advances to be made on the Closing Date, together with a reasonably detailed calculation thereof.

(v) A solvency certificate signed by the chief financial officer of the Borrower, confirming the solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to any Advance or issuance of a Letter of Credit on the Closing Date.

(vi) Written opinions of (i) Akin Gump Strauss Hauer & Feld LLP, counsel for the Borrower and the other Loan Parties, and (ii) Venable LLP, special Maryland counsel to the Borrower, in each case addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

(vii) Any Notes requested by a Lender pursuant to Section 2.11 payable to the order of each such requesting Lender.

(viii) Payment of all fees and expenses due to the Arrangers and the Lenders (including expenses of counsel to the Administrative Agent and the Arrangers) required to be paid on the Closing Date, in the case of expenses, to the extent invoiced at least two (2) Business Days prior to the Closing Date.

(ix) All documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested in writing by the Arranger at least ten Business Days prior to the Closing Date.

(x) To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (to the extent required by law).

(xi) A Borrowing Base Certificate, substantially in the form of Exhibit J, as of December 31, 2025.

(xii) The Reaffirmation Agreement.

5.2. Each Advance. The Lenders shall not be required to make any Advance and no Issuing Bank shall be required to issue, amend or extend a Letter of Credit unless on the applicable Borrowing Date or Issuance Date:

(i) There exists no Default or Event of Default, at the time of or after giving effect to the use of the proceeds of such Advance or the issuance, amendment or extension of such Letter of Credit.

(ii) The representations and warranties contained in Article VI are true and correct in all material respects as of such Borrowing Date or Issuance Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date (provided that any representation and warranty that is qualified as to materiality, material adverse effect or similar language shall be true and correct as of such date).

(iii) After giving effect to such Advance or the issuance, amendment or extension of such Letter of Credit, the Borrowing Base Debt shall not be greater than the Borrowing Base; provided that the condition precedent in this Section 5.2(iii) shall be deemed to be satisfied if the Borrower shall, substantially concurrently with such extension of credit, take actions as required by Section 2.6(b) so that Borrowing Base Debt, after giving effect to such Advance or the issuance, amendment or extension of such Letter of Credit, is equal to or less than the Borrowing Base.

(iv) The Borrower delivers to the Administrative Agent a Borrowing Notice or Application, as applicable.

Each Borrowing Notice with respect to each such Advance, and each Application with respect to the issuance, amendment or extension of each such Letter of Credit, shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(i), (ii) and (iii) are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

6.1. Existence and Standing. The Borrower is (i) a corporation, duly and properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except with respect to this subclause (ii) as would not reasonably be expected to have a Material Adverse Effect. Each of the other Borrowing Base Parties is (i) a corporation, partnership, limited liability company or trust duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and (ii) has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except with respect to this subclause (ii) as would not reasonably be expected to have a Material Adverse Effect.

6.2. Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate (or, in the case of Loan Parties that are not corporations, other) proceedings, and the Loan Documents constitute legal, valid and binding obligations of the applicable Loan Parties enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or law).

6.3. No Conflict; Consents. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any Applicable Law binding on any of the Borrowing Base Parties or their respective Property or (ii) the charter, the articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, of the Borrowing Base Parties, or (iii) the provisions of any indenture, instrument or agreement governing Indebtedness to which any Borrowing Base Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien (other than Permitted Liens) in, of or on the Property of any Borrowing Base Party pursuant to the terms of any such indenture, instrument or agreement governing Indebtedness other than any such violation, conflict, default or Lien which, in the case of each of clauses (i) and (iii) above, would not reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Official Body or any other Person that has not been obtained by any Borrowing Base Party, is required to be obtained by any Borrowing Base Party in connection with the execution and delivery of the Loan Documents, the borrowings and the issuance of Letters of Credit under this Agreement, the payment and performance by the Loan Parties of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except for those orders, consents, adjudications, approvals, licenses, authorizations, validations, filing, recordings, registrations, exemption, or other actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

6.4. Financial Statements. The consolidated financial statements of the Borrower and its Subsidiaries as of December 31, 2025 and December 31, 2024 and the fiscal years then ended heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations and cash flows for the periods then ended, subject, in all cases, to adjustments related to or necessitated by the Spin-Off (as defined in the Existing Credit Agreement).

6.5. Material Adverse Change. Since the date of the latest balance sheet included in the financial statements most recently delivered prior to the Closing Date or pursuant to Section 7.1(i), no condition, change, event or circumstance has occurred or shall exist that has had or could reasonably be expected to have a Material Adverse Effect.

6.6. Taxes. Except for violations or failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and their respective Restricted Subsidiaries has timely filed all United States federal Tax returns and all other Tax returns that are required to have been filed and has paid all Taxes (including any Taxes payable in the capacity of a withholding agent) that have been levied on it or its income, profits or Properties or are otherwise due and payable, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

6.7. Litigation. Except as set forth on Schedule 3 there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the actual knowledge of any of their officers, threatened against any of the Borrower or its Restricted Subsidiaries that (a) would reasonably be expected to have a Material Adverse Effect or (b) seeks to prevent, enjoin or delay the making of any Loans except (but only in the case of any litigation, arbitration, governmental investigation, proceeding or inquiry described in this clause (b) arising after the Closing Date) to the extent that the pendency of such litigation, arbitration, governmental investigation, proceeding would reasonably be expected to have a Material Adverse Effect.

6.8. Subsidiaries. Schedule 4 contains an accurate list of all of the Subsidiaries as of the Closing Date, setting forth their respective jurisdictions of organization, the percentage of their respective Capital Stock owned directly or indirectly by the Borrower, indicating whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, and, if applicable, indicating whether such Subsidiary is a Guarantor, an Immaterial Subsidiary or a Taxable REIT Subsidiary. All of the issued and outstanding Capital Stock of the Restricted Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) validly issued and are fully paid and non-assessable, except as otherwise provided by state wage claim laws of general applicability.

6.9. Accuracy of Information.

(a) No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party on or prior to the Closing Date (including all such information contained in the Loan Documents) (other than projected financial information, pro forma financial information and information of a general economic or industry specific nature) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (taken as a whole) (as modified or supplemented by other information so furnished), when all such reports, financial statements, certificates and other written information is taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, is by its nature inherently uncertain and that actual results during the period or periods covered by such financial information may differ significantly from the projected results set forth therein by a material amount.

(b) As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

6.10. Regulation U. None of the Loan Parties holds or intends to hold margin stock (as defined in Regulation U) in amounts such that more than 25% of the value of the assets of any Loan Party are represented by margin stock.

6.11. Material Agreements. None of the Borrower or any Restricted Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any charter document or any agreement to which it is a party (other than any agreement relating to Indebtedness), which default could reasonably be expected to have a Material Adverse Effect.

6.12. Compliance with Laws. The Borrower and its Restricted Subsidiaries have complied with all Applicable Laws applicable to the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply that would not reasonably be expected to have a Material Adverse Effect.

6.13. Ownership of Inventory. On the Closing Date, the Borrower and each of its Restricted Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of its Inventory, except for Inventory which is no longer used or useful in the conduct of its business and Inventory the absence of which would not reasonably be expected to have a Material Adverse Effect.

6.14. ERISA.

(a) None of the Borrower or any Subsidiary is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

(b) Except to the extent a violation of the following would not reasonably be expected to have a Material Adverse Effect:

(i) No Unfunded Liabilities exist with respect to Single Employer Plans. Neither the Borrower nor any member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans or Multiple Employer Plans.

(ii) With respect to all Benefit Arrangements, Plans and Multiemployer Plans, the Borrower and each member of the Controlled Group, as applicable, is in compliance with all applicable provisions of ERISA and any other Applicable Laws. There has not been any non-exempt Prohibited Transaction or Reportable Event with respect to any Benefit Arrangement or any Plan or, to the actual knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan. The Borrower and all members of the Controlled Group have made any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Applicable Law pertaining thereto. With respect to each Plan, the Borrower and each member of the Controlled Group (i) have fulfilled their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(iii) With respect to any Plan, no determination has been made that such Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(iv) To the actual knowledge of the Borrower, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(v) Neither the Borrower nor any member of the Controlled Group has instituted, or is reasonably expected to institute, proceedings to terminate any Plan in other than a “standard termination” (as defined in ERISA Section 4041(b)). Neither the Borrower nor any member of the Controlled Group has incurred, or is reasonably expected to incur, any liability under Title IV of ERISA with respect to the termination of any Plan.

(vi) No event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan.

(vii) Neither the Borrower nor any member of the Controlled Group has been notified by any Multiemployer Plan that such Multiemployer Plan is insolvent or has been terminated within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, and, to the actual knowledge of the Borrower, no Multiemployer Plan is or shall be reasonably expected to be insolvent or terminated, within the meaning of Title IV of ERISA.

(viii) To the extent that any Benefit Arrangement is insured, the Borrower and its Subsidiaries have paid when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and its Subsidiaries have made all contributions required to be paid for all prior periods.

(ix) Neither the Borrower nor any member of the Controlled Group has withdrawn, or is reasonably expected to withdraw, from a Multiple Employer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, nor has a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA occurred (nor is reasonably expected to occur).

(x) Neither the Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.15. Investment Company Act. None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.16. Insurance. The Borrower and each of its Restricted Subsidiaries maintains, with financially sound, responsible, and reputable insurance companies or associations, insurance concerning its properties and businesses against such casualties and contingencies and of such types and in such amounts as is customary in the case of companies engaging in the same or similar businesses and owning similar properties in the localities where such parties operate (for the avoidance of doubt, after giving effect to such self-insurance as is reasonable and customary for similarly-situated Persons engaging in the same or similar businesses).

6.17. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

6.18. Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or except as set forth on Schedule 6:

(i) The Borrower and its Restricted Subsidiaries, and their respective operations and properties, are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals as required under any Environmental Law;

(ii) The Borrower and its Restricted Subsidiaries have not received any written notices or claims alleging, any Environmental Liability; and

(iii) To Borrower’s actual knowledge, there are no circumstances, conditions or occurrences relating to any current or formerly owned or operated Property or operations, including the Release or threatened Release of Regulated Substances, that would reasonably be expected to cause the Borrower or any of its Restricted Subsidiaries to incur or be subject to any Environmental Liability.

6.19. Senior Debt Status. The Obligations rank (a) at least pari passu in right of payment with all other Senior Indebtedness of the Loan Parties and (b) prior in right of payment to all Subordinated Indebtedness, if any.

6.20. Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries and, to the actual knowledge of the Senior Executives of the Borrower, their respective directors, officers, agents and employees (in each case, to the extent associated with or acting on behalf of the Borrower or its Subsidiaries) are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any of its Subsidiaries or (b) to the actual knowledge of the Senior Executives of the Borrower, any of their respective directors, officers, or employees or any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. Neither the making of any Loan or issuance of any Letter of Credit to or for the account of the Borrower or any other Loan Party nor the use of the proceeds of any Loan or any Letter of Credit by the Borrower or any Loan Party will violate Anti-Corruption Laws or applicable Sanctions.

6.21. PATRIOT Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.22. [Reserved].

6.23. REIT Status. As of the Closing Date, the Borrower is qualified as a REIT (subject to the timely filing of a REIT election) and each of its Subsidiaries is treated as a Taxable REIT Subsidiary (subject to the timely filing of a Taxable REIT Subsidiary election) or a Qualified REIT Subsidiary.

ARTICLE VII

COVENANTS

Until the termination of all Commitments under this Agreement, the expiration of all Letters of Credit (or, with respect to the Letters of Credit, such Letters of Credit are Cash Collateralized) and all unpaid Obligations have been Repaid in Full, unless the Required Lenders shall otherwise consent in writing, the Borrower will perform and observe, and (as and where applicable) will cause the other Loan Parties and Borrowing Base Parties, as applicable, to perform and observe, the following covenants:

7.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders (or the Administrative Agent, on behalf of the Lenders), which may be by electronic transmission:

(i) Audited Financial Statements. Within 90 days after the close of each of its fiscal years, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such period, and the related consolidated statements of earnings, stockholders’ equity and cash flows for such fiscal year, prepared in accordance with GAAP consistently applied and audited and reported upon by Deloitte & Touche LLP or other independent certified public accountants reasonably acceptable to the Administrative Agent (such report shall not be subject to any “going concern” qualification or qualification as to the scope of the audit; provided that filing of such financial statements with the SEC by the Borrower shall constitute delivery to the Administrative Agent.

(ii) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly periods of each fiscal year of the Borrower, for the Borrower and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and a related consolidated statement of earnings and cash flows for the period from the beginning of such fiscal year to the end of such quarter, certified by the Borrower’s chief financial officer, chief accounting officer, controller, or other officer that has similar responsibilities as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to changes resulting from audit, normal year-end adjustments and the absence of footnotes; provided that filing of such quarterly financial statements with the SEC by the Borrower (including officer certifications required as exhibits to Form 10-Q) shall constitute delivery to the Administrative Agent.

(iii) Intercompany Note Events of Default. Promptly following an Authorized Officer obtaining knowledge of an event of default (or any analogous term defined in any Intercompany Note) under an Intercompany Note, notice in writing thereof.

(iv) Compliance Certificate. Within five (5) days after each of the dates on which financial statements are required to be delivered under Sections 7.1(i) and (ii), a compliance certificate in substantially the form of Exhibit I, signed by the chief financial officer, chief accounting officer, controller, or other officer that has similar responsibilities of the Borrower, showing the calculations necessary to determine compliance with the financial covenants in Section 7.27 of this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(v) Annual ERISA Statement. If applicable and requested by the Administrative Agent, on behalf of the Lenders, within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(vi) Reportable Event. As soon as practicable and in any event within 10 days after any Loan Party knows that any Reportable Event has occurred with respect to any Plan that would reasonably be expected to have a Material Adverse Effect, a statement, signed by the chief financial officer, chief accounting officer, controller, or other officer that has similar responsibilities of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto (provided, however, that the Borrower shall give the Administrative Agent notice of any failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(c) of the Code).

(vii) Environmental Notices. As soon as possible and in any event within 10 days after a Senior Executive of a Loan Party receives written notice of any condition, event or claim where the Borrower or any Restricted Subsidiary could reasonably be expected to incur or be subject to any Environmental Liability that would reasonably be expected to have a Material Adverse Effect.

(viii) Borrowing Base Certificate. No later than contemporaneously with the delivery of the Compliance Certificate required to be delivered with respect to such fiscal quarter pursuant to Section 7.1(iv), a Borrowing Base Certificate as of the last day of such fiscal quarter, provided that the Borrower, at its option, may also deliver hereunder (x) a Borrowing Base Certificate as of the last day of any fiscal month that is not also the last day of a fiscal quarter and (y) no more than once per fiscal quarter, a Pro Forma Borrowing Base Certificate substantially concurrently with the consummation of a Material Debt Incurrence or Material Acquisition; provided, if the Borrower delivers a Pro Forma Borrowing Base Certificate, then the Borrower shall be required to deliver an updated Pro Forma Borrowing Base Certificate as of the end of the first fiscal month following the Reference Month, as promptly as practicable after financial statements for such fiscal month become internally available but in any event no later than twenty (20) Business Days after the end of such fiscal month, the components of which shall be updated as of the end of such most recently ended fiscal month, other than cash, which shall be adjusted to reflect the net cash proceeds of such Material Debt Incurrence and the use of proceeds thereof.

(ix) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party which would be required to be reported by the Borrower on Forms 10-Q, 10-K or 8-K filed with the SEC; provided that disclosure of such actions, suits, proceedings and investigations in a Form 10-Q, 10-K or 8-K filed with the SEC by the Borrower shall constitute delivery to the Administrative Agent.

(x) Unrestricted Subsidiaries. Together with the delivery of financial statements pursuant to Section 7.1(i) and (ii), financial information relating to Unrestricted Subsidiaries to reconcile the calculations showing compliance with Section 7.27 with the financial statements delivered pursuant to Section 7.1(i) and (ii), in a form reasonably satisfactory to the Administrative Agent.

(xi) Budgets. Together with the delivery of the annual financial statements pursuant to Section 7.1(i), the Budget for each of the twelve (12) months of the forthcoming fiscal year prepared in detail, setting forth, with appropriate discussion, the principal assumptions upon which such budget is based; it being acknowledged and agreed by the Administrative Agent and the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (b) the financial and business projections furnished to the Administrative Agent or the Lenders are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower and its Subsidiaries, (c) no assurances are given by the Borrower or any of its Subsidiaries that the results forecasted in the projections will be realized, and (d) the actual results may differ from the forecasted results in such projections and such differences may be material.

(xii) Acceptable Appraisal. Prior to the inclusion of credit for any Mortgage Loan Made in the Borrowing Base, the Borrower shall deliver to the Administrative Agent (which may be shared with any Lender) an Acceptable Appraisal with respect to the property securing such Mortgage Loan Made that is no older than twelve (12) months prior to the date of delivery. Thereafter, the Administrative Agent may request an updated Acceptable Appraisal with respect to such property no earlier than twelve (12) months after the date such Mortgage Loan Made was included in the Borrowing Base.

(xiii) Other Information. (i) Such other information (including non-financial information) as the Administrative Agent may from time to time reasonably request, including pursuant to any reasonable request by any Lender, (ii) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification and (iii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Each notice delivered under clause (iii), (vi), (vii) or (ix) of this Section 7.1 shall contain a heading or a reference line that reads “Notice under clause [(iii)] [(vi)] [(vii)] [(ix)] of Section 7.1 of Credit Agreement for Millrose Properties, Inc. dated [ ].”

7.2. Use of Proceeds. The Borrower and each other Loan Party will use the proceeds of the Advances for general business purposes, including working capital, Restricted Payments, acquisitions and investments. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit to fund or facilitate any activities or business of or with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions, or in any manner that would result in any violation of Anti-Corruption Laws or applicable Sanctions. No Loan Party is engaged or will engage, principally, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Advance will be used for any purpose that violates the provisions of Regulation U.

7.3. Notice of Default. The Borrower will give prompt notice in writing to the Administrative Agent of the occurrence of any Event of Default that the Borrower has actual knowledge of and of any other development that the Borrower has actual knowledge of, financial or otherwise, that would reasonably be expected to have a Material Adverse Effect. The Borrower will give notice in writing to the Administrative Agent of the occurrence of any Default within three (3) Business Days after the Borrower has actual knowledge thereof. Each notice delivered under this Section 7.3 shall contain a heading or a reference line that reads “Notice under Section 7.3 of Credit Agreement for Millrose Properties, Inc. dated [ ].”

7.4. Conduct of Business; REIT Status. The Borrower will do (and any other Loan Party or any Restricted Subsidiary, to the extent that its failure to do so would reasonably be expected to have a Material Adverse Effect, will do) all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership, trust or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and take all reasonable action to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing herein shall be deemed to prohibit any mergers, consolidations or dissolutions permitted under Section 7.10. The Borrower shall elect to be treated as, and shall maintain its status as, a REIT in accordance with the Code.

7.5. Taxes. The Borrower and its Subsidiaries will pay, discharge or otherwise satisfy as the same shall become due and payable all of their Tax liabilities (including in its capacity as a withholding agent) unless the same are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, and except to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.6. Insurance. Each Loan Party and each other Borrowing Base Party will maintain with financially sound and reputable insurance companies insurance on all Inventory in such amounts and covering such risks as is customary for companies engaging in the same or similar businesses and owning similar properties in the localities where the Loan Parties and the Borrowing Base Parties operate, except that to the customary extent such Loan Parties and other Borrowing Base Parties may be self-insured.

7.7. Compliance with Laws. Each Loan Party and each other Borrowing Base Party will comply with all Applicable Laws (excluding Environmental Laws, compliance with which is governed by Section 7.24 and Anti-Corruption Laws and Sanctions, compliance with which is governed by the following sentence of this Section 7.7) to which it may be subject, to the extent that noncompliance would reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries will comply in all material respects with Anti-Corruption Laws and applicable Sanctions.

7.8. Maintenance of Properties. Each Loan Party and each other Borrowing Base Party will maintain, preserve, protect and keep its Property in good repair, working order and condition (ordinary wear and tear and casualty excepted) in accordance with the general practice of other businesses of similar character and size, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.9. Lines of Business. Other than any lines of business conducted by Unrestricted Subsidiaries, the Borrower will not, and will not permit any Guarantor to, engage in any material lines of business, either directly or through any Subsidiary, other than Permitted Businesses.

7.10. Mergers; Consolidations; Dissolutions.

(a) The Borrower shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including by way of liquidation or dissolution), to any Person (in each case other than in a transaction in which the Borrower is the survivor of a consolidation or merger) unless:

(i) the Person formed by or surviving such consolidation or merger (if other than the Borrower), or to which such sale, lease, conveyance or other disposition will be made (collectively, the “Successor Borrower”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Borrower assumes all of the obligations of the Borrower under this Agreement, and

(ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

Upon any such consolidation, merger or sale, lease, conveyance or other disposition, the Successor Borrower will be substituted for the Borrower under this Agreement. The Successor Borrower may then exercise every power and right of the Borrower under this Agreement, and except in the case of a lease, the Borrower will be released from all of its Obligations. If the Borrower leases all or substantially all of its assets, the Borrower will not be released from its Obligations. If the Borrower is not the Successor Borrower, such Successor Borrower shall promptly execute and deliver to the Administrative Agent (A) an assumption of the Borrower’s obligations under the Loan Documents, (B) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, that has been requested in writing by the Administrative Agent and (C) such certified resolutions, opinions of counsel and other supporting documentation as the Administrative Agent may reasonably request, all of which shall be reasonably satisfactory to the Administrative Agent.

(b) No Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of (including by division) all or substantially all of its assets (including by way of liquidation or dissolution), to any Person (in each case other than in a transaction in which the Borrower or a Guarantor is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(i) the Person formed by or surviving such consolidation or merger (if other than the Borrower or a Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition will be made (collectively, the “Successor Guarantor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Guarantor assumes all of the obligations of the Guarantor under this Agreement and the Guaranty Agreement, and

(ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing;

provided, that the above requirements of this clause (b) shall not apply to the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, in each case pursuant to a transaction with or to a Person that is in compliance with Section 7.12, other than a transaction with or to a Person that is a Restricted Subsidiary and is not a Loan Party.

Upon any such consolidation, merger, sale, lease, conveyance or other disposition, the Successor Guarantor will be substituted for the relevant Guarantor under this Agreement and the Guaranty Agreement. The Successor Guarantor may then exercise every power and right of the relevant Guarantor under this Agreement, and except in the case of a lease, the relevant Guarantor will be released from all of its Obligations. If a Guarantor leases all or substantially all of its assets, such Guarantor will not be released from its Obligations. If a Successor Guarantor was not a Guarantor immediately prior to such transaction, such Successor Guarantor shall promptly execute and deliver to the Administrative Agent (A) an assumption of the Guarantor’s obligations under the Loan Documents to which it is party and (B) such certified resolutions, opinions of counsel and other supporting documentation as the Administrative Agent may reasonably request, all of which shall be reasonably satisfactory to the Administrative Agent.

(c) No Borrowing Base Party (other than any Loan Party) will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of (including by division) all or substantially all of its assets (including by way of liquidation or dissolution), to any Person (in each case other than in a transaction in which a Borrowing Base Party is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(i) the Person formed by or surviving such consolidation or merger (if other than a Borrowing Base Party), or to which such sale, lease, conveyance or other disposition will be made (collectively, the “Successor Borrowing Base Party”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Borrowing Base Party is a Restricted Subsidiary of the Borrower.

(ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing;

provided, that the above requirements of this clause (c) shall not apply to the consolidation or merger of a Borrowing Base Party, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Borrowing Base Party, in each case pursuant to a transaction with or to a Person that is in compliance with Section 7.12, other than a transaction with or to a Person that is a Restricted Subsidiary and is not a Borrowing Base Party.

7.11. Restricted Payments.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, except:

(i) any Subsidiary may pay dividends or distributions to holders of its outstanding Capital Stock on a pro rata basis;

(ii) with respect to any taxable period for which the Borrower qualifies as a REIT, the Borrower may make distributions in the minimum amount required for it to (x) continue to maintain its status as a REIT and (y) avoid any REIT-level income or excise taxes;

(iii) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or such Subsidiary;

(iv) the purchase, redemption, defeasance, retirement or other acquisition of Capital Stock of the Borrower held by officers, directors, employees or consultants, or former officers, directors, employees or consultants (or their transferees, estates or beneficiaries under their estates) of the Borrower or any Restricted Subsidiary, in each case, upon their bankruptcy or petition for bankruptcy, death, disability, retirement, severance or termination of employment or service or any other event set forth pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $10,000,000 during any calendar year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to the immediately succeeding calendar year);

(v) purchases, redemptions, retirements or other acquisitions of Capital Stock occurring or deemed to occur upon or after the exercise, conversion, exchange or vesting of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or a portion of the exercise price thereof or tax withholding or similar tax obligations with respect thereto or with respect to the vesting of restricted stock, restricted stock units or similar equity incentives;

(vi) with respect to any taxable period for which the Borrower qualifies as a REIT, the Borrower may make purchases, redemptions, retirements or other acquisitions of Capital Stock of the Borrower to remedy any violation of Article VII of the Borrower’s charter;

(vii) (i) the payment of the KL Management Fee and (ii) the payment of indemnities and reimbursement of reasonable expenses of Kennedy Lewis or its Affiliates related to the Borrower and its Subsidiaries or the KL Management Agreement;

(viii) (A) any Restricted Subsidiary that is not a Borrowing Base Party may make Restricted Payments to the Borrower or any Restricted Subsidiary, (B) any Borrowing Base Party that is not a Loan Party may make Restricted Payments to any other Borrowing Base Party, and (C) any Guarantor may make Restricted Payments to any other Loan Party;

(ix) the declaration of any Restricted Payment if such Restricted Payment can be made pursuant to this Section 7.11;

(x) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 65 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or distribution or redemption payment would have been permitted under this Section 7.11; and

(xi) dividends payable solely in common stock of the Person making such dividend.

(b) Notwithstanding the foregoing, to the extent that (x) no Default has occurred and is continuing or would result therefrom and (y) the Borrower shall be in compliance with the covenants under Section 7.27 on a pro forma basis after giving effect thereto (as if such Restricted Payment were made on the date of declaration thereof), the Borrower and its Restricted Subsidiaries shall be permitted to declare and make any Restricted Payment.

7.12. Disposition of Assets. None of the Loan Parties or any other Borrowing Base Parties will make any Disposition of any assets or Property, except:

(i) Dispositions for fair value, so long as, on a pro forma basis after giving effect thereto: (x) no Default shall have occurred and be continuing or shall result therefrom and (y) the Borrower shall be in compliance with the covenants under Section 7.27;

(ii) any sale, transfer or lease of assets or Property pursuant to Program Agreements;

(iii) any sale, transfer or lease of assets that are no longer necessary or required in the conduct of the business of the Loan Parties and Borrowing Base Parties (taken as a whole);

(iv) leases of Property (other than Property that constitutes Borrowing Base assets) and personal property assets related thereto;

(v) any sale, transfer or lease of assets or Property to any other Loan Party or Borrowing Base Party;

(vi) any sale, transfer or lease of assets or Property that are being replaced by substitute assets or Property acquired or leased; and

(vii) Restricted Payments permitted under Section 7.11.

7.13. Transactions with Affiliates. Borrower shall not, nor shall it permit any Guarantor or other Borrowing Base Party to, enter into any transaction (including, the purchase or sale of any Property or the rendering of any service) with, or make any payment or transfer to, any Affiliate (other than the Borrower or any Restricted Subsidiary or a Person that becomes a Restricted Subsidiary as a result of such transaction), in each case with a fair market value in excess of $10,000,000 per transaction or series of related transactions, except:

(i) upon fair and reasonable terms no less favorable to the Borrower, such Guarantor or such Borrowing Base Party than the Borrower, such Guarantor or such Borrowing Base Party could reasonably obtain in a comparable arms’-length transaction;

(ii) payments permitted under Section 7.11;

(iii) Investments pursuant to Section 7.14(xii)(x), Section 7.14(xvi) and Section 7.14 (xvii);

(iv) compensation arrangements and indemnities in the ordinary course of business with officers, directors and employees of the Borrower or any Subsidiary;

(v) transactions that have an aggregate fair market value not to exceed $2,000,000 in any fiscal year with officers, directors and employees of the Borrower or any Subsidiary so long as the same are duly authorized pursuant to the charter, articles of incorporation or bylaws (or procedures conducted in accordance therewith) of such Guarantor, such Borrowing Base Party or the Borrower;

(vi) payments to and from, and other transactions with, any Person (other than a Subsidiary) that is an Affiliate solely by reason of the Investment in such Person by the Borrower, a Guarantor or any other Borrowing Base Party;

(vii) transactions among Borrowing Base Parties; and

(viii) entry into, and transactions pursuant to, Program Agreements.

7.14. Investments. The Borrower shall not, nor shall it permit any Guarantor or other Borrowing Base Party to, make or hold any Investment, except:

(i) Investments in any Borrowing Base Party;

(ii) Investments in Cash Equivalents and Marketable Securities;

(iii) receivables owing to any Borrowing Base Party if created or acquired in the ordinary course of business;

(iv) lease, utility and other similar deposits in the ordinary course of business and other deposits permitted pursuant to clause (iii) of the definition of “Permitted Liens”;

(v) Investments made for consideration consisting only of Capital Stock of the Borrower (other than any Disqualified Equity Interests of the Borrower);

(vi) guarantees of performance obligations, and guarantees of other obligations not constituting Indebtedness for borrowed money, in each case in the ordinary course of business;

(vii) (x) Investments outstanding on the Closing Date and described on Schedule 7 and (y) Investments outstanding on the Closing Date in an aggregate amount under this clause (vii)(y) not to exceed $20,000,000;

(viii) Permitted Acquisitions;

(ix) Investments in SPEs as valued at the fair market value of such Investment at the time each such Investment is made; provided, that (a) no Default or Event of Default shall have occurred and be continuing on a pro forma basis after giving effect thereto or would result therefrom, (b) the Borrower would be in compliance with Section 7.27 after giving effect to such Investment on a pro forma basis after giving effect thereto as of the last day of the most recent fiscal quarter for which financial statements have been or were required to be delivered under either Section 7.1(i) or Section 7.1(ii), as applicable, and (c) the Borrower would in compliance with Section 2.6(b) on a pro forma basis after giving effect thereto;

(x) Investments in trade creditors or customers received pursuant to any plan of re-organization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(xi) Investments received in settlement of debts owing to a Borrowing Base Party;

(xii) loans and advances to (x) employees, officers, directors and (y) agents, customers or suppliers, not to exceed $2,000,000 in an aggregate at any time outstanding under this clause (xii);

(xiii) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(xiv) advances made in connection with purchases of goods or services in the ordinary course of business;

(xv) Investments resulting from Financial Contracts permitted by Section 7.28;

(xvi) Investments in Persons that are engaged in one or more Permitted Businesses, in an aggregate amount outstanding at any time not in excess of the greater of $600,000,000 and 10% of Tangible Net Worth (determined at the time any such Investment is made);

(xvii) Investments in an aggregate amount outstanding at any time not in excess of the greater of $90,000,000 and 1.5% of Tangible Net Worth (determined at the time any such Investment is made); and

(xviii) Investments made or deemed made pursuant to the entry into, and the performance of, Program Agreements.

For purposes of compliance with this Section 7.14, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all dividends, distributions, return of capital and other amounts received or realized in respect of such Investment, up to the original amount of such Investment (all such amounts, “Returns”). In addition, for the avoidance of doubt, if any existing Subsidiary that was not previously a Guarantor subsequently becomes a Guarantor pursuant to Section 7.16, such joinder as a Guarantor shall be deemed to constitute a Return on any Investment in such Subsidiary previously made pursuant to clause (xvii) above.

7.15. Liens. None of the Loan Parties or any of their Restricted Subsidiaries will create, incur, or suffer to exist any Lien in or on any Property, except Permitted Liens.

7.16. Additional Guarantors. The Borrower shall cause each Restricted Subsidiary that is both a Wholly-Owned Subsidiary and a Material Subsidiary, but is not a Taxable REIT Subsidiary or an SPE, and is not already a Guarantor (each, a “Subject Subsidiary”), to become a Guarantor in accordance with the provisions of this Section 7.16, no later than the required date of delivery of a Compliance Certificate in accordance with Section 7.1(iv) for the fiscal quarter during which the Relevant Guarantor Date for such Subject Subsidiary occurs, or by such later date as the Administrative Agent may agree in its reasonable discretion. The “Relevant Guarantor Date” for any Subject Subsidiary means the date that is thirty (30) days after the latest of (x) the date it is formed or acquired, (y) the date it becomes a Wholly-Owned Subsidiary and (z) the date it becomes or is designated as a Material Subsidiary. In addition, the Borrower may designate any other Restricted Subsidiary that is not a Guarantor as a Guarantor at any time in the manner provided below. Any such designation of a Restricted Subsidiary of the Borrower as a Guarantor shall be effected by the delivery by the Borrower to the Administrative Agent of (and, in the case of any Restricted Subsidiary required to become a Guarantor, the Borrower shall deliver to the Administrative Agent) each of the following:

(i) Notice by the Borrower identifying such Guarantor, the state of its organization, and the ownership of the Capital Stock in such Guarantor;

(ii) A Supplemental Guaranty duly executed and delivered by such Guarantor;

(iii) Copies of the articles or certificate of incorporation, partnership agreement or limited liability company operating agreement of such Guarantor, as applicable, together with all amendments, and a certificate of good standing, certified by the appropriate governmental officer in such Guarantor’s jurisdiction of incorporation;

(iv) Copies, certified by a Senior Executive of such Guarantor, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution, delivery and performance of the Loan Documents to which such Guarantor is a party;

(v) An incumbency certificate, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Guarantor authorized to sign the Loan Documents to which such Guarantor is a party; and

(vi) Documents with respect to such Guarantor addressing the requirements set forth in clause (ix) of Section 5.1.

Upon the Administrative Agent’s receipt of the foregoing, all of which shall be reasonably satisfactory to the Administrative Agent in form and substance, such Subsidiary of the Borrower shall be a Guarantor and a Loan Party hereunder.

7.17. Release of a Guarantor.

(a) Notwithstanding anything in this Agreement to the contrary, if a Change in Status occurs with respect to any Guarantor, then, effective immediately upon the occurrence of such Change in Status, such Guarantor shall be automatically and unconditionally released and discharged from the Guaranty Agreement and all other obligations under any of the Loan Documents without any further action required on the part of the Administrative Agent, the Lenders, the Borrower or any Guarantor.

(b) In addition, the Borrower may designate as a Non-Loan Party any Guarantor that is an Immaterial Subsidiary or that is not, or is concurrently ceasing to be, a Wholly-Owned Subsidiary, in which case such Guarantor shall be released and discharged from the Guaranty Agreement and all other obligations under any of the Loan Documents, without any further action required on the part of the Administrative Agent, the Lenders, the Borrower or any Guarantor; provided that (i) the Borrower shall be in compliance with the covenants under Section 7.14 (with such designation being deemed to constitute an Investment by the Borrower in such Subsidiary at the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein as determined in good faith by the Borrower) and Section 7.27 after giving effect to such designation; (ii) such Subsidiary is not an obligor in respect of any Material Indebtedness of any other Loan Party (unless such Subsidiary is being released as an obligor thereunder substantially simultaneously with its release as a Guarantor hereunder); (iii) no Default under Section 8.2, 8.5 or 8.6 and no Event of Default shall exist after giving effect to such designation; and (iv) the Borrower shall deliver to the Administrative Agent a certificate, signed by the chief financial officer, controller, chief accounting officer, or other officer that has similar responsibilities of the Borrower, stating its election to make such designation and certifying that the requirements of the foregoing clauses (i), (ii) and (iii) are satisfied.

(c) The Administrative Agent is hereby authorized and instructed by the Lenders to execute, file, or deliver such documents reasonably satisfactory to it to evidence or effect the release of any Guarantor pursuant to the above provisions of this Section 7.17 as the Borrower shall reasonably request, and the Administrative Agent agrees to execute, file or deliver any such documentation as may be reasonably requested by the Borrower upon receipt of such certificates and/or other documentation as the Administrative Agent shall reasonably request to evidence compliance with the applicable provisions of the Loan Documents.

7.18. Inspection and Appraisal. At all reasonable times, upon the reasonable request of the Administrative Agent and subject to Section 10.12, the Borrower shall, and shall cause each other Borrowing Base Party to, upon reasonable notice, allow Administrative Agent and Lenders and their authorized agents to inspect any of their properties, to review and make excerpts of reports, files, and other records maintained in the ordinary course of business, and to discuss the affairs, finances and accounts of the Borrowing Base Parties with their respective officers from time to time, during reasonable business hours. Without limiting the foregoing, the Borrower shall permit the Administrative Agent and the Lenders and their authorized agents to enter upon the Inventory during normal working hours and as often as they desire, for the purpose of inspecting or appraising the Inventory.

Notwithstanding anything to the contrary in any Loan Document (including in Section 10.7 below), (i) as long as no Event of Default exists, the Borrower shall not be required to reimburse the Administrative Agent for the expenses of any such inspections and appraisal, (ii) the Borrower shall not be required to reimburse any Lender that is not the Administrative Agent for the expenses of any such inspections or appraisals and (iii) the Administrative Agent and the Lenders may perform such inspection only once during any calendar year when no Event of Default exists.

7.19. Negative Pledges. The Borrower (1) shall not, and shall not permit any other Loan Party to, enter into any contractual obligation that limits the ability of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure its obligations under the Loan Documents to which it is a party and (2) shall not, and shall not permit any Borrowing Base Party to, pledge, assign or otherwise encumber any Intercompany Note, any Borrower Security Documents or the Borrower’s respective rights thereunder, unless the Liens (other than Liens described in clause (i), (ii), (v), (x) or (xxiii) of the definition of “Permitted Liens”) securing any such pledge, assignment or encumbrance are, in each case (x) either pari passu with, or subordinated to, Liens in favor of the Administrative Agent for the benefit of the Lenders and (y) subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent; provided, further, that the foregoing clause (1) shall not apply to (i) customary restrictions contained in the definitive documents for secured Indebtedness permitted pursuant to this Agreement (including Capitalized Leases, Nonrecourse Indebtedness and Permitted Purchase Money Loans) so long as such restrictions apply only to the assets that are collateral for such Indebtedness; (ii) restrictions contained in the agreements governing Indebtedness permitted pursuant to this Agreement so long as such restrictions are, in the good faith judgment of the Borrower, not materially more restrictive taken as a whole than customary market terms for Indebtedness of such type; (iii) restrictions imposed by law or any Loan Document, (iv) customary restrictions and conditions contained in agreements relating to a sale of a Subsidiary or of any assets of a Borrowing Base Party, in each case pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are sold and such sale is permitted hereunder, (v) customary provisions in leases, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer or encumbrance of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person, (vi) customary provisions in leases and other contracts restricting the assignment thereof, (vii) customary restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business or applicable to other deposits constituting Permitted Liens, and (viii) restrictions contained in Program Agreements.

7.20. Designation of Subsidiaries.

(a) The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) in the case of any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the Borrower shall be in compliance with Section 7.14 after giving effect to such designation, (ii) the Borrower shall be in compliance with Section 7.27 after giving effect to such designation; (iii) in the case of any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Subsidiary is not an obligor under any Material Indebtedness of any other Loan Party (unless such Subsidiary is being released as an obligor thereunder substantially simultaneously with its designation as an Unrestricted Subsidiary hereunder); (iv) no Default under Section 8.2, 8.5 or 8.6 and no Event of Default shall exist after giving effect to such designation; and (v) the Borrower shall deliver to the Administrative Agent a certificate, signed by the chief financial officer, controller, chief accounting officer or other officer that has similar responsibilities of the Borrower, stating its election to make such designation and certifying that the applicable requirements of the foregoing clauses are satisfied.

(b) The designation by the Borrower of any Subsidiary as an Unrestricted Subsidiary as provided above shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein as determined in good faith by the Borrower and the Investment resulting from such designation must otherwise be in compliance with Section 7.14 (as determined at the time of such designation). The designation of any Unrestricted

Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time, and the Borrower shall deliver the materials specified in clauses (i), (ii) and (iii) of Section 7.16 concurrently with the effectiveness of such designation. Upon designation of any Subsidiary as an Unrestricted Subsidiary, any assets held by such Subsidiary at the time of designation will cease to be included in the Borrowing Base.

(c) Notwithstanding the foregoing, (x) (i) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary owns or holds exclusive licenses to any intellectual property that is material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole (“Material Intellectual Property”), (ii) neither the Borrower nor any of its Restricted Subsidiaries shall dispose of Material Intellectual Property (other than non-exclusive licenses, sublicenses or cross-licenses or other intercompany disclosures of such intellectual property) to any Unrestricted Subsidiary (including by Investment in an Unrestricted Subsidiary, by dividend or distribution to an Unrestricted Subsidiary, or by transferring any Capital Stock of a Subsidiary to an Unrestricted Subsidiary) and (iii) no Unrestricted Subsidiary shall own or hold exclusive licenses or rights to any Material Intellectual Property and (y) no Unrestricted Subsidiary shall own or hold any debt or equity of any Loan Party.

7.21. Subsidiary Indebtedness. The Borrower shall not permit any (i) Taxable REIT Subsidiary or (ii) Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness of the type described in any of clauses (a), (b) (other than liabilities, obligations and indebtedness that constitute Capitalized Leases), or (d) of the definition thereof, or grant a guarantee in respect of any such Indebtedness, except:

(a) Indebtedness (including, for the avoidance of doubt, Intercompany Notes) (i) owing to any Borrowing Base Party or (ii) owing to any Restricted Subsidiary that is not a Borrowing Base Party; provided that, in the case of this clause (a)(ii), such Indebtedness is unsecured and incurred in the ordinary course of business;

(b) Nonrecourse Indebtedness; and

(c) Indebtedness in the form of Permitted Purchase Money Loans.

7.22. Plans and Benefit Arrangements. Except to the extent a violation of the following would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate with all other violations of the following:

(i) With respect to all Benefit Arrangements, Plans and Multiemployer Plans, the Borrower and each member of the Controlled Group shall comply with all applicable provisions of ERISA and any other Applicable Laws. The Borrower shall not permit to occur any non-exempt Prohibited Transaction or Reportable Event with respect to any Benefit Arrangement or any Plan. The Borrower and all members of the Controlled Group shall make all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Applicable Law pertaining thereto. With respect to each Plan, the Borrower and each member of the Controlled Group (i) shall fulfill their obligations under the minimum funding standards of ERISA, (ii) shall not incur any liability to the PBGC (other than for PBGC premiums in the ordinary course and without default), and (iii) shall not have asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii) No determination shall be made that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(iii) Neither the Borrower nor any member of the Controlled Group shall institute proceedings to terminate any Plan in other than a standard termination.

(iv) The Borrower shall not permit to occur any event requiring notice to the PBGC under Section 303(k)(4)(A) of ERISA with respect to any Plan.

(v) The Unfunded Liabilities for all Single Employer Plans shall not exceed $25,000,000.

(vi) Neither the Borrower nor any member of the Controlled Group shall incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any member of the Controlled Group shall be notified by any Multiemployer Plan that such Multiemployer Plan has been terminated within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, and no Multiemployer Plan shall be insolvent or terminated, within the meaning of Title IV of ERISA.

(vii) To the extent that any Benefit Arrangement is insured, the Borrower and its Subsidiaries shall pay when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and its Subsidiaries shall make all contributions required to be paid for all prior periods.

(viii) Neither the Borrower nor any member of the Controlled Group shall withdraw from a Multiple Employer Plan during a plan year in which such entity is a “substantial employer” as defined in Section 4001(a)(2) of ERISA or incur a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

7.23. Material Counterparties Matters. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any amendment or otherwise modify any Intercompany Note, any Borrower Security Documents or any Program Agreement as in effect on the Closing Date, in each case, entered into with a Material Counterparty, in a manner materially adverse to the interests of the Lenders; provided that, for the avoidance of doubt, nothing contained herein shall restrict Borrower or any of its Subsidiaries from increasing or decreasing the amount of any Intercompany Note or adding or releasing collateral under any Borrower Security Document in accordance with the terms thereof or entering into an additional Borrower Security Document.

7.24. Compliance with Environmental Matters. The Borrower will, and will cause each other Loan Party to, (i) comply with all Environmental Laws applicable to its operations and Properties, (ii) comply with and obtain and renew all permits, licenses and other approvals required pursuant to Environmental Law for its operations and Properties, and (iii) comply with all applicable requirements of Environmental Law regarding investigation and clean-up of Releases of Regulated Substances, except, in each case with respect to this Section 7.24, to the extent the failure to do so would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

7.25. [Reserved].

7.26. Senior Debt Status. The Obligations will at all times rank (a) at least pari passu in right of payment with all other Senior Indebtedness of the Loan Parties and (b) prior in right of payment to all Subordinated Indebtedness.

7.27. Financial Covenants.

(a) Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the end of any fiscal quarter to be greater than 0.45 to 1.00; provided that, upon election by the Borrower to the Administrative Agent in writing, notwithstanding the foregoing, so long as no Default has occurred and is continuing, as of the last day of the fiscal quarter in which any Material Acquisition occurs and the last day of the four consecutive fiscal quarters thereafter, such ratio may exceed 0.45:1.00 but not exceed 0.50:1.00 (such period being a “Leverage Ratio Increase Period”); provided further that (i) the Borrower may not elect more than two Leverage Ratio Increase Periods during the term of this Agreement and (ii) any such Leverage Ratio Increase Periods shall be non-consecutive.

(b) Minimum Interest Coverage Ratio. Starting with the fiscal quarter ending March 31, 2026, the Borrower will not permit the Interest Coverage Ratio as of the end of any fiscal quarter (calculated for the applicable four full fiscal quarter period ending on such quarter-end) to be less than 1.50 to 1.00.

(c) Minimum Tangible Net Worth. The Borrower will not permit Tangible Net Worth as of the end of any fiscal quarter to be less than the sum of (a) $4,392,196,500, (b) 50% of the cumulative Consolidated Net Income, if positive, of the Borrower and its Restricted Subsidiaries for each completed fiscal quarter commencing with the fiscal quarter immediately after the Borrower is determined not to be a REIT, and (c) 50% of the aggregate increase in Tangible Net Worth after December 31, 2025 by reason of the issuance of Capital Stock of the Borrower, but excluding Capital Stock issued in connection with an employee stock ownership plan, an employee stock option plan or an employee stock purchase plan.

7.28. Financial Contracts. No Loan Party will enter into or remain liable upon any Financial Contract, except for Financial Contracts entered into for the purpose of managing interest rate risks associated with Indebtedness of the Borrower and its Subsidiaries and other risks associated with the business of the Borrower and its Subsidiaries and not for speculative purposes.

7.29. Ownership of Subsidiaries. The Borrower will not permit any PropertyCo LLC to be owned, directly or indirectly, by any Person other than MPH Parent or any other direct, wholly-owned subsidiary of the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default:

8.1. Any representation or warranty made or deemed made by or on behalf of any Loan Party to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made and, if such material falsity is capable of cure, such material falsity is not cured with thirty (30) days after notice thereof given by the Administrative Agent to the Borrower in accordance with Section 14.1 or after the date on which any Senior Executive obtains knowledge thereof, whichever first occurs.

8.2. (i) Nonpayment of principal of any Loan when due, or (ii) failure to Cash Collateralize Letters of Credit when required under this Agreement or nonpayment of interest upon any Loan or of any fee or other Obligations under any of the Loan Documents within five (5) Business Days that the same is due.

8.3. The breach by any Loan Party of (i) any covenant contained in Section 7.2, 7.3 (with respect to the requirement to give notice of a Default or Event of Default), 7.4(ii) (as it relates to the existence of the Borrower), 7.9 through 7.15, 7.19, 7.21, 7.27, or 7.28 or (ii) any of the other terms or provisions of this Agreement or any of the other Loan Documents (other than a breach which constitutes an Event of Default under another Section of this Article VIII) and, in the case of breaches described in this clause (ii) only, if such breach is capable of cure, such breach is not cured within thirty (30) days after notice thereof given by the Administrative Agent to the Borrower in accordance with Section 14.1 or after the date on which any Senior Executive obtains knowledge of the occurrence thereof, whichever first occurs.

8.4. (i) (A) Failure of any Loan Party or any other Borrowing Base Party or any Material Subsidiary (beyond the applicable grace period with respect thereto, if any) to pay when due any Indebtedness (other than Nonrecourse Indebtedness; provided, that, to the extent that any Loan Party or any other Restricted Subsidiary provides a guarantee in respect of, or is otherwise liable for, any Indebtedness that is structured as Nonrecourse Indebtedness (and such guarantee or liability would not constitute Permitted Recourse), the amount of such Nonrecourse Indebtedness shall be included in this Section 8.4 to the extent (and only to the extent) to which such Indebtedness is recourse to such Person in excess of Permitted Recourse) aggregating in excess of $90,000,000 principal outstanding (“Material Indebtedness”); (B) the default by any Loan Party or any other Borrowing Base Party or any Material Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement or agreements under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder of holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or (C) any Material Indebtedness of any Loan Party or any other Borrowing Base Party or any Material Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment and any prepayment or repurchase upon an asset sale, casualty or condemnation, receipt of equity or debt proceeds or borrowing base recalculation) prior to the stated maturity thereof; (ii) (A) failure of the Borrower or any of its Subsidiaries (beyond the applicable grace period with respect thereto, if any) to pay when due any Nonrecourse Indebtedness aggregating in excess of $120,000,000 principal outstanding (“Material Nonrecourse Indebtedness”); (B) the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement or agreements under which any such Material Nonrecourse Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder of holders of such Material Nonrecourse Indebtedness to cause, such Material Nonrecourse Indebtedness to become due prior to its stated maturity; or (C) any Material Nonrecourse Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment and any prepayment or repurchase upon an asset sale, casualty or condemnation, receipt of equity or debt proceeds or Borrowing Base recalculation) prior to the stated maturity thereof, or (iii) any Loan Party or any other Borrowing Base Party or any Material Subsidiary shall admit in writing its inability to pay its debts generally as they become due. Notwithstanding anything to the contrary herein or in any other Loan Document, each Intercompany Note shall be deemed to not be “Material Indebtedness” or “Material Nonrecourse Indebtedness”.

8.5. Any Loan Party or any other Borrowing Base Party shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, partnership or limited liability company action to authorize or effect any of the foregoing actions set forth in this Section 8.5 or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.6.

8.6. Without the application, approval or consent of a Loan Party or other Borrowing Base Party, as applicable, a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Loan Party or any Substantial Portion of the Property of the Loan Parties and the other Borrowing Base Parties, or a proceeding described in Section 8.5(iv) shall be instituted against any Loan Party or any other Borrowing Base Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

8.7. [Reserved].

8.8. The Loan Parties, other Borrowing Base Parties or any Material Subsidiary shall fail within 30 days after the issuance thereof to bond, pay or otherwise discharge any one or more final judgments or orders for the payment of money (other than in respect of Nonrecourse Indebtedness; provided, that, to the extent that any Loan Party or any other Restricted Subsidiary provides a guarantee in respect of, or is otherwise liable for, any Indebtedness that is structured as Nonrecourse Indebtedness (and such guarantee or liability would not constitute Permitted Recourse), the amount of such Nonrecourse Indebtedness shall be included in this Section 8.8 to the extent (and only to the extent) to which such Indebtedness is recourse to such Person in excess of Permitted Recourse) in excess of $90,000,000 in the aggregate (to the extent not covered by insurance provided by an independent solvent third-party insurer who has been notified of such judgment, order or decree and has not denied coverage), which are not stayed on appeal or otherwise being appropriately contested in good faith.

8.9. Except to the extent a violation of the following would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate with all other violations of the following: (i) the existence of Unfunded Liabilities or any Reportable Event shall occur in connection with any Plan; (ii) a trustee shall be appointed by a United States District Court to administer any Plan; (iii) any Plan or trust created under any Plan of the Borrower or any member of the Controlled Group shall engage in a non-exempt Prohibited Transaction which would subject the Borrower or any member of the Controlled Group to a tax or penalty on Prohibited Transactions imposed by Section 502 of ERISA or Section 4975 of the Code; (iv) the Borrower or any member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan or Multiple Employer Plan that it has incurred withdrawal liability to such Multiemployer Plan or Multiple Employer Plan; (v) any of the Borrower or any member of the Controlled Group shall incur liability to the PBGC in connection with the termination of any Single Employer Plan; or (vi) the Borrower or any member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, if as a result of such insolvency or termination the aggregate annual contributions of the Borrower and the members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then insolvent or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the insolvency or termination occurs.

8.10. Any Loan Party or any Restricted Subsidiary shall (i) be the subject of any proceeding or investigation pertaining to the Release of any Regulated Substance, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii) or all such events in the aggregate, would reasonably be expected to have a Material Adverse Effect.

8.11. Any Change of Control shall occur.

8.12. Kennedy Lewis shall cease to be the Investment Manager and the Loan Parties shall fail to appoint within ninety (90) days a replacement Investment Manager reasonably acceptable to the Required Lenders.

8.13. Any action shall be taken by a Loan Party in writing to discontinue or to assert the invalidity or unenforceability of any Guaranty Agreement, or any Guarantor shall deny in writing that it has any further liability under any Guaranty Agreement to which it is a party, or shall give written notice to such effect (except if such Guarantor is being released from liability thereunder in accordance with the terms of this Agreement or the Guaranty Agreement).

8.14. [Reserved].

8.15. Any Loan Document shall fail to remain in full force and effect unless released in accordance with the terms hereof other than (i) as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.10 or Section 7.12) or (ii) Repayment in Full.

ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1. Remedies.

(1) Acceleration and other Remedies. If any Event of Default described in Section 8.5 or 8.6 occurs and is continuing with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligations of the Issuing Banks to issue, amend or extend any Letter of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any Issuing Bank or any Lender. If any other Event of Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the written consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of any Issuing Bank to issue, amend or extend any Letter of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. Without limiting the foregoing, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents.

(2) Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.22 and Section 4.10, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.7 and amounts pursuant to Section 11.12 payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of drawings under Letters of Credit, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 10.7) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed drawings under Letters of Credit, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed drawings under Letters of Credit and (B) to Cash Collateralize that portion of Letter of Credit Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.22 or Section 4.10, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to clause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to Cash Collateralize Obligations in respect of Letters of Credit and (y) subject to Section 2.22 or Section 4.10, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

9.2. Amendments.

(a) Subject to Section 3.5, the definition of “Interest Period” and the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements for the purpose of adding, waiving or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Event of Default hereunder; provided, however, that no such agreement or any waiver shall, without the consent of all of the Lenders adversely affected thereby (or all of the Lenders, in the case of clauses (iii), (iv), (v), (vi) and (vii)):

(i) extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate (whether by modification of the Pricing Schedule or otherwise) or extend the time for payment of or forgive interest or fees (provided that the following shall not be considered as forgiveness of principal, or a reduction or forgiveness of rates, interest or fees or extensions of the dates for payment thereof: waivers of or changes to (x) the obligations to pay interest at the Default Rate, (y) any Default or Event of Default, and (z) the definition of the term “Borrowing Base” and its component defined terms); or

(ii) extend the Termination Date applicable to any Commitments or increase the amount of the Commitment of any Lender (except as agreed to by such Lender pursuant to the provisions of Section 2.18) or extend the Initial Term Loan Commitment Period (or any individual component thereof that would have the effect of extending the Initial Term Loan Commitment Period); or

(iii) permit the Borrower to assign its rights under this Agreement; or

(iv) reduce, directly or indirectly, the percentage specified in the definition of “Required Lenders”, “Required Term Lenders”, “Required Revolving Lenders”, “Supermajority Lenders”, “Supermajority Term Lenders” or “Supermajority Revolving Lenders” or change any provision that calls for consent, approval or other action by the Required Lenders, Required Term Lenders, Required Revolving Lenders, Supermajority Lenders, Supermajority Term Lenders, Supermajority Revolving Lenders, all Lenders or any particular affected Lender in a manner that reduces the applicable threshold; or

(v) amend Section 2.4(c) (as it relates to the ratable allocation among the Lenders of any reduction of the Aggregate Revolving Commitment), Section 2.10(b), Section 2.22(a)(ii), Section 9.1.2, this Section 9.2, Section 12.2 or any other provision of any Loan Document pertaining to the ratable sharing or application of payments or other amounts among Lenders; or

(vi) release any Guarantor that is a Significant Subsidiary at the time of such proposed release from its obligations under the Guaranty Agreement except as expressly permitted by this Agreement or the Guaranty Agreement; or

(vii) subordinate, or have the effect of subordinating, the Obligations, or

(viii) change the definition of Borrowing Base (or any defined terms used therein) in a manner that makes more credit available, or increase the advance rates set forth in the definition of Borrowing Base, without the written consent of the Supermajority Lenders.

(b) No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without its written consent, and no amendment of any provision of this Agreement relating to any outstanding Letter of Credit issued by any Issuing Bank shall be effective without its written consent. The Administrative Agent may waive payment of the fee required under Section 13.2(b)(vii) without obtaining the consent of any other party to this Agreement. Notwithstanding the foregoing, with respect to amendments under Section 9.2(a)(i) or (ii) requiring the approval of all of the Lenders, if all Lenders other than one or more Defaulting Lenders approve such amendment, the failure of such Defaulting Lenders to approve such amendment shall not prevent such amendment from becoming effective with respect to such Lenders approving such amendment (it being understood that such amendment will not be effective with respect to such Defaulting Lenders that do not approve such amendment).

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional term or revolving credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and Commitments and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) Notwithstanding the foregoing, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but does not affect the rights or duties of or adversely affect the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.2 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(e) Notwithstanding the foregoing, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend and/or supplement such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency (and the Administrative Agent shall promptly provide a copy of any such amendment and/or supplement to the Lenders). Any such amendment or supplement shall become effective without any further action or consent of any other party to this Agreement.

(f) Notwithstanding anything to the contrary, the Fee Letter may be amended or waived pursuant to a written instrument signed by JPMorgan and the Borrower, and the consent of no other Person shall be required.

9.3. Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan or the issuance, amendment or extension of a Letter of Credit notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or the issuance, amendment or extension of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until Repayment in Full.

ARTICLE X

GENERAL PROVISIONS

10.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans and the issuance of the Letters of Credit herein contemplated.

10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the parties hereto and supersede all prior agreements and understandings among the parties hereto relating to the subject matter thereof.

10.5. Subordination of Intercompany Debt. Each Loan Party agrees that all intercompany Indebtedness among Loan Parties and Borrowing Base Parties (other than any Intercompany Note, the “Intercompany Debt”) shall be subordinated in right of payment, to the prior Repayment in Full. Notwithstanding any provision of this Agreement to the contrary, Loan Parties and Borrowing Base Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided, that in the event of and during the continuation of any Event of Default, after written request by the Administrative Agent (or at the direction of the Required Lenders), no payment shall be made on behalf of any Loan Party or any Borrowing Base Party on account of any Intercompany Debt. In the event that any Loan Party or any Borrowing Base Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 10.5, such payment shall be held by such Loan Party or such Borrowing Base Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

10.6. Several Obligations Benefits of This Agreement. The respective obligations of the Lenders hereunder are several and not joint or joint and several and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arranger (and, in the case of the provisions of Section 10.7(b), any other Person indemnified by the Borrower thereunder) shall enjoy the benefits of the provisions of Sections 10.7 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its, his or her own behalf and in its, his or her own name to the same extent as if it, he or she were a party to this Agreement.

10.7. Expenses; Indemnification; Limitation of Liability.

(a) Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates (limited, in the case of legal counsel, to the reasonable fees, charges and disbursements of one firm of counsel for the Administrative Agent, the Arranger and their Affiliates, taken as a whole), in connection with the preparation, negotiation, syndication, execution, delivery and, subject to Section 7.18, administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (limited, in the case of fees, charges and disbursements of counsel, to one firm of counsel for the Administrative Agent and the Lenders, taken as a whole, and, as reasonably required, one local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders taken as a whole, and, in the event of any actual or potential conflict of interest, one additional counsel (and local counsel) for each party subject to such conflict as needed to address any such actual or potential conflict of interest) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Arranger and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal counsel, to the fees, charges and disbursements of one firm of counsel for all Indemnitees taken as a whole and, as reasonably required, one local counsel in each applicable jurisdiction for the Indemnitees taken as a whole, and, in the event of any actual or potential conflict of interest, one additional counsel (and local counsel) for each party subject to such conflict as needed to address any such actual or potential conflict of interest), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence, Release or threatened Release of Regulated Substances at, on, under or from any Property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any other Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) any dispute solely among Indemnitees and not involving the Loan Parties. This Section 10.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Total Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified Liabilities or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.5.

(d) Limitation of Liability, Etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any party hereto or any of its Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of any Lender or Lender-Related Person.

(e) Payment. All amounts due under this Section shall be payable not later than thirty (30) days after demand in writing therefor.

(f) Survival. Each party’s obligations under this Section 10.7 shall survive the termination of the Loan Documents and payment of the Obligations hereunder.

10.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall (if the Administrative Agent so requests) be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9. [Reserved].

10.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11. Nonliability of Lenders.

(a) The relationship between the Borrower on the one hand and the Lenders, the Issuing Banks and the Administrative Agent on the other hand shall be solely that of borrower and creditor. None of the Administrative Agent, the Arranger nor any Lender-Related Person shall have any fiduciary responsibilities to the Borrower or any other Loan Party. Neither the Administrative Agent, any Arranger nor any Lender-Related Person undertakes any responsibility to the Borrower or any other Loan Party to review or inform the Borrower or any other Loan Party of any matter in connection with any phase of the Borrower’s or any other Loan Party’s business or operations. The Borrower agrees that none of the Administrative Agent, the Arranger nor any Lender-Related Person shall have liability to the Borrower or any other Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower, the Borrower or any other Loan Party in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final and non-appealable judgment by a court of competent jurisdiction that such losses resulted from the bad faith, gross negligence or willful misconduct of the party from which recovery is sought. None of the Administrative Agent, the Arranger nor any Lender-Related Person shall have any liability with respect to, and the Borrower and each other Loan Party hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower or any other Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

(b) Construction and/or Development. None of Lenders, Administrative Agent, or Issuing Banks shall be liable to any party for (i) the development of or construction upon any of the Inventory, (ii) the failure to develop or construct or protect improvements on the Inventory, (iii) the payment of any expense incurred in connection with the development of or construction upon the Inventory, (iv) the performance or nonperformance of any other obligation of any Loan Party, or (v) Lenders’ or Administrative Agent’s exercise of any remedy available to them. In addition, Lenders shall not be liable to Borrower or any third party for the failure of Lenders or their authorized agents to discover or to reject materials or workmanship during the course of Lenders’ inspections of the Inventory.

(c) The Borrower acknowledges and agrees that no Lender Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Lender Parties shall have no responsibility or liability to the Borrower with respect thereto.

(d) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(e) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. The Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

(f) Other Lenders. The obligations of each Lender under this Agreement are separate and independent such that no action, inaction, or responsibility of one Lender shall be imputed to the remaining Lenders. Borrower hereby waives any claim or demand against each Lender as to the action, inaction, or responsibility of another.

10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (in which case such Person shall promptly notify the Borrower, in advance, to the extent lawfully permitted to do so); (c) to the extent required by Applicable Law or by any subpoena or similar legal process (in which case such

Person shall promptly notify the Borrower, in advance, to the extent lawfully permitted to do so); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.12 (or as may otherwise be reasonably acceptable to the Borrower), to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.12; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent lawfully permitted to do so); (i) to any rating agency or the CUSIP Bureau when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) to insurance brokers or insurance providers (it being understood that, prior to any such disclosure, such insurance broker or provider shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (k) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Advances. For the purposes of this Section 10.12, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or its or their business, other than any such information that is publicly available to Administrative Agent or any Lender prior to disclosure by the Borrower or any of its Subsidiaries other than as a result of a breach of this Section 10.12, unless, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as not confidential.

For the avoidance of doubt, nothing in this Section 10.12 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Loans provided for herein.

10.14. USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.

10.15. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.16. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 10.16, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

i. a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii. a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii. a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

THE ADMINISTRATIVE AGENT

11.1. Appointment and Authority.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article XI with respect to any acts taken or omissions suffered by each Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article XI and in the definition of “Related Parties” included each Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to each Issuing Bank.

11.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

11.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its obligations hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Laws, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 9.2) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or an Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or an Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

11.6. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) (provided no consent of the Borrower shall be required if an Event of Default or Default under Section 8.2, 8.5 or 8.6 exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor (provided no consent of the Borrower shall be required if an Event of Default or Default under Section 8.2, 8.5 or 8.6 exists). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.7 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

11.7. Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Commitments and Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date or an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) Certain Payments.

(i) Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by Applicable Law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including, any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 11.7(c) shall be conclusive, absent manifest error.

(ii) Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that the immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment (or portion thereof) is, and solely with respect to the amount of such erroneous Payment (or portion thereof) that is, comprised of funds received by the Administrative Agent from or on behalf of the Borrower or any Loan Party for the purpose of making such erroneous Payment.

(iv) Each party’s obligations under this Section 11.7(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d) The Lenders and the Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, Issuing Bank, lead bank, arranger or potential securities investor, independent of such entity’s role as Administrative Agent hereunder. The Lenders and Issuing Banks acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders and/or Issuing Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender or Issuing Bank with any credit or other information concerning the Loans, the Lenders, the Issuing Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders or Issuing Banks, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

11.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

11.9. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.4, 4.7 and 10.7) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.4 and 10.7.

11.10. Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.7, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from any amount paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective), whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this Section 11.10. The agreements in this Section 11.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 11.10, include any Issuing Bank.

11.11. Notice of Default. The Administrative Agent shall not be deemed to have actual knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than an Event of Default under Section 8.2) unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default” or that such notice is delivered pursuant to Section 7.3 hereof. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

11.12. Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees agreed to by the Borrower and the Administrative Agent pursuant to the Fee Letter or as otherwise agreed by them from time to time.

11.13. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles X and XI.

11.14. Arranger’s Responsibilities and Duties. The Arranger shall not have any responsibilities hereunder in any capacity or be deemed to have any agency or fiduciary relationship with the Borrower or any Lender.

11.15. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.16. Borrower Communications.

(a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by Applicable Law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

12.1. Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party (but in each case excluding tax, payroll, escrow and other accounts held by a Loan Party in a fiduciary capacity) against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a Lending Installation or Affiliate of such Lender or such Issuing Bank different from the Lending Installation or Affiliate holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.2. Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in such Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in outstanding Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Participations.

(1) Permitted Participants; Effect. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Sanctioned Person or if such participation would cause a violation of Sanctions or Applicable Laws by any Person (including the Borrower or any of the Borrower’s Affiliates or Subsidiaries)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.7(b) with respect to any payments made by such Lender to its Participant(s).

(2) Voting Rights; Participant Register. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.2 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.7 (subject to the requirements and limitations therein, including the requirements under Section 3.7(g) (it being understood that the documentation required under Section 3.7(g) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.2(b); provided that such Participant (A) shall be subject to the provisions of Section 2.20 as if it were an assignee under Section 13.2(b); and (B) shall not be entitled to receive any greater payment under Sections 3.1, 3.2 or 3.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such greater payment is attributable to a Change in Law after the date the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender; provided that (A) such participation was sold with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (B) such Participant shall be subject to Section 12.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.2. Assignments.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of Section 13.1, or (iii) by way of pledge or assignment of a security interest, including any pledge or assignment to secure obligations to a Federal Reserve Bank or its foreign equivalent; provided that no such pledge or assignment under this clause (iii) shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.1 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees (or, if an Event of Default has occurred and is continuing, subject to clauses (v) and (vi) below, any Person) all or a portion of its rights and obligations with respect to this Agreement (including all or a portion of any Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the assigning Lender’s Term Loans, Term Loan Commitment or Revolving Commitment (which for this purpose includes, without duplication, the Revolving Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, a controlled Affiliate of a Lender or an Approved Fund of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent and, in the case of an assignment of a Revolving Commitment, each Issuing Bank (each such consent not to be unreasonably withheld or delayed) shall be required.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Sanctioned Person or if such assignment would cause a violation of Sanctions or Applicable Laws by any Person (including the Borrower or any of the Borrower’s Affiliates or Subsidiaries).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Section 10.7 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.1. For the avoidance of doubt, the Administrative Agent shall have no obligation or liability with respect to any assignment to a Person that is not permitted to be an assignee hereunder.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (solely to the extent related to such Lender) at any reasonable time and from time to time upon reasonable prior notice.

(d) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank assigns all of its Revolving Commitments and Revolving Loans pursuant to Section 13.2, such Person shall be deemed to also resign as Issuing Bank upon the effectiveness of such assignment. Upon such resignation, the resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Revolving Lenders to make ABR Loans or fund participations in unreimbursed amounts pursuant to Section 4.6(b)). To the extent requested by the Borrower and agreed by such Additional Lender, a Person becoming a Revolving Lender pursuant to an assignment or a Facility Increase shall become an Issuing Bank (or shall cause one of its Affiliates to become an Issuing Bank) in accordance with the definition of “Issuing Bank” by virtue of becoming a Revolving Lender.

13.3. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower, the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees in writing to be bound by Section 10.12 of this Agreement.

ARTICLE XIV

NOTICES

14.1. Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) (i) in the case of the Borrower, at c/o Kennedy Lewis Investment Management, 225 Liberty Street, Suite 4210, New York, New York 10281 Attention: Robert Nitkin with a copy (which shall not constitute notice) to Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, NY 10036, Attention: Dan Fisher, and to Akin Gump Strauss Hauer & Feld LLP, 2300 N. Field Street, Suite 1800, Dallas, Texas 75201, Attention: Alan Laves, and (ii) in the case of the Administrative Agent, at the address separately provided to the Borrower, (y) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire delivered to the Administrative Agent or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section during the applicable recipient’s normal business hours and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if sent to an email address, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function pursuant to which the recipient has expressly acknowledged receipt, return e-mail or other written acknowledgement), (iv) if posted to an Internet or intranet website, upon the deemed receipt by the intended recipient during the recipient’s normal business hours, at its e-mail address as described in the foregoing clause (iii), of notification that such notice or communication is available and identifying the website address therefor or (v) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or an Issuing Bank or the Administrative Agent under Article IV shall not be effective until received during its normal business hours.

(b) Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (other than any Borrowing Notice, Application, Rate Option Notice, request for conversion or continuation of any Advances or notices constituting service of process or relating to legal process) (collectively, the “Communications”) available to the Lenders by posting such notices on Debtdomain, IntraLinks, SyndTrak or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) no Agent Party (as defined below) warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other person or entity for damages of any kind, including, direct or indirect, special, indirect or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final and non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s bad faith, gross negligence or willful misconduct.

(c) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that, if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by e-mail or facsimile. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address(es) to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address(es) as such Lender shall instruct. The Administrative Agent agrees that it will, upon any Lender’s reasonable request, furnish materials posted on the Platform to such Lender in hard copy to such Lender’s address set forth on the signature pages hereof.

(d) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

14.2. Change of Address. The Borrower may change the address for service of notice upon it by a notice in writing to the Administrative Agent. The Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

15.1. Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 5.1 hereof, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any Assignment and Assumption and any notice delivered pursuant to Section 14.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (i) agrees that, for all purposes, including, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

16.2. CONSENT TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLE AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLE AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

16.3. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.4. WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 16.2. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF ANY INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

16.5. SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR IN SECTION 14.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MILLROSE PROPERTIES, INC., as Borrower

By:	/s/ Robert Nitkin
Name: Robert Nitkin
Title: Chief Operating Officer

[Millrose Properties, Inc. Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Revolving Lender, Term Lender and Issuing Bank

By:	/s/ Nadeige Dang
Name: Nadeige Dang
Title: Executive Director

[Millrose Properties, Inc. Credit Agreement]

BANK OF AMERICA, N.A.,
as Revolving Lender, Term Lender
and Issuing Bank

By:	/s/ William Campano
Name: William Campano
Title: Senior Vice President

[Millrose Properties, Inc. Credit Agreement]

GOLDMAN SACHS BANK USA,
as Revolving Lender, Term Lender and Issuing Bank

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Millrose Properties, Inc. Credit Agreement]

MIZUHO BANK, LTD.,
as Revolving Lender and Term Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director

[Millrose Properties, Inc. Credit Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION
as Revolving Lender and Term Lender

By:	/s/ Bret Sumner
Name: Bret Sumner
Title: Executive Director

[Millrose Properties, Inc. Credit Agreement]

CITIBANK, N.A.
as Revolving Lender and Issuing Bank

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

[Millrose Properties, Inc. Credit Agreement]

Citizens Bank, N.A.
as Revolving Lender and Term Lender

By:	/s/ Robert Maddox
Name: Robert Maddox
Title: Senior Vice President

[Millrose Properties, Inc. Credit Agreement]

THIRD COAST BANK, a Texas state bank
as Revolving Lender, Term Lender

By:	/s/ Tiffany Barfield
Name: Tiffany Barfield
Title: Bank Officer

[Millrose Properties, Inc. Credit Agreement]

PRICING SCHEDULE

	Level I	Level II	Level III
Leverage Ratio	≤ 0.30x	> 0.30x and ≤ 0.40x	> 0.40x
Applicable SOFR Margin	2.00%	2.25%	2.50%
Applicable Base Rate Margin	1.00%	1.25%	1.50%
Applicable Fee Rate	0.275%	0.325%	0.375%

For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the final paragraph of this Pricing Schedule:

“Level” means the level (whether I, II or III) in the foregoing table that corresponds to an applicable item in any other column in the foregoing table. For purposes of comparing Levels, Level I is referred to as the lowest Level and Level III as the highest Level.

“Pricing Level” means, with respect to the Applicable Rate, at any date, the Level in the foregoing table that corresponds to the current Level of the Leverage Ratio.

The Applicable Rate shall be determined in accordance with the foregoing table based on the then current Pricing Level; provided that prior to the delivery of the first Compliance Certificate after the Closing Date under Section 7.1(iv) of the Credit Agreement, the Pricing Level will be set at Level I. Adjustments, if any, in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective three Business Days after the Administrative Agent has received a Compliance Certificate. If the Borrower fails to deliver a Compliance Certificate to the Administrative Agent at the time required pursuant to Section 7.1(iv), then, from and after the date on which it was required to be delivered until one (1) Business Day after such Compliance Certificate is so delivered, the Applicable Rate shall be at the highest Pricing Level set forth in the foregoing table.